U.S. OFFER TO PURCHASE FOR CASH
                   ALL OUTSTANDING AMERICAN DEPOSITARY SHARES
                          REPRESENTING ORDINARY SHARES,
                                       OF
                               FILA HOLDING S.P.A.
                                       AT
           $1.12 NET PER AMERICAN DEPOSITARY SHARE (WITHOUT INTEREST)
                                       BY
                              RCS MEDIAGROUP S.P.A.
  (Previously Known as "Holding di Partecipazioni Industriali S.p.A." or "HdP")

                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                     AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
                          ON FRIDAY, SEPTEMBER 5, 2003,
                          UNLESS THE OFFER IS EXTENDED.

            A summary of the principal terms of the Offer (as defined herein) appears on pages (ii) through (vi). You should read this entire document carefully before deciding whether to tender your American Depositary Shares ("Fila ADSs"), each representing one (1) ordinary share, par value (euro)1.00 per share (the "Fila Shares"), of Fila Holding S.p.A. ("Fila"), pursuant to the Offer.

            The Offer is subject to the terms and conditions set forth in this Offer to Purchase. The Offer is not conditioned on any specified number of Fila ADSs being tendered or the availability of financing. RCS MediaGroup S.p.A. ("RCS" or "we" or "us") currently owns 87,912,536 Fila Shares representing approximately 91.09% of the outstanding Fila Shares (including Fila Shares represented by Fila ADSs) as of July 24, 2003.

            If you have questions about the Offer, you may call Georgeson Shareholder Communications Inc., the information agent (the "Information Agent") for the Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. You may also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent or from the broker, dealer, commercial bank, trust company or other nominee that holds Fila ADSs on your behalf.

                            ------------------------

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED
   IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

THE DISTRIBUTION OF TENDER OFFER MATERIALS AND THE TRANSACTIONS CONTEMPLATED BY
  THE TENDER OFFER MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS OUTSIDE OF THE UNITED STATES. THE TENDER OFFER MATERIALS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER OR SOLICITATION IN ANY JURISDICTION WHERE SUCH
                OFFERS OR SOLICITATIONS ARE NOT PERMITTED BY LAW.

  THE TENDER OFFER MATERIALS MAY NOT BE DISTRIBUTED TO PERSONS RESIDING IN ANY
                   JURISDICTION OUTSIDE OF THE UNITED STATES.

                            ------------------------

JULY 28, 2003

                                Table of Contents

                                                                            Page
                                                                            ----

SUMMARY OF THE OFFER..........................................................ii

IMPORTANT.....................................................................vi

INTRODUCTION...................................................................1

SPECIAL FACTORS................................................................2

1.     RECOMMENDATION OF THE FILA BOARD........................................2

2.     POSITION OF THE FILA BOARD REGARDING FAIRNESS OF THE OFFER..............3

3.     OPINION OF FINANCIAL ADVISOR TO THE FILA BOARD..........................4

4.     POSITION OF RCS REGARDING FAIRNESS OF THE OFFER.........................7

5.     OPINION OF FINANCIAL ADVISOR TO THE RCS BOARD...........................7

6.     PURPOSE OF THE OFFER; PLANS FOR FILA...................................10

7.     CERTAIN EFFECTS OF THE OFFER...........................................11

8.     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..................11

9.     CERTAIN ITALIAN TAX CONSEQUENCES.......................................13

THE TENDER OFFER..............................................................14

1.         TERMS OF THE OFFER.................................................14

2.         ACCEPTANCE FOR PAYMENT AND PAYMENT FOR FILA ADSs...................16

3.         PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING FILA ADSs.........17

4.         WITHDRAWAL RIGHTS..................................................19

5.         PRICE RANGE OF FILA ADSs; DIVIDENDS................................20

6.         CERTAIN INFORMATION CONCERNING FILA................................21

7.         CERTAIN INFORMATION CONCERNING RCS.................................21

8.         SOURCE AND AMOUNT OF FUNDS.........................................22

9.         BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH FILA...22

10.        CERTAIN ARRANGEMENTS...............................................26

11.        CERTAIN CONDITIONS OF THE OFFER....................................26

12.        CERTAIN LEGAL MATTERS; REGULATORY APPROVALS........................27

13.        DISSENTERS RIGHTS; APPRAISAL RIGHTS................................28

14.        FEES AND EXPENSES..................................................28

15.        MISCELLANEOUS......................................................29

SCHEDULE I - Directors and Executive Officers of RCS MediaGroup S.p.A.       S-1

ANNEX A - Draft Pro Forma Balance Sheet of Fila Holding S.p.A., dated as
          of June 10, 2003                                                   A-1

ANNEX B - Fairness Opinion of UBS Corporate Finance Italia S.p.A.            B-1
ANNEX C - Fairness Opinion of Merrill Lynch International                    C-1
ANNEX D - Fila Consolidated Financial Statements                             D-1

ANNEX E - Note 18 to the Fila Consolidated Financial Statements in Fila's
          2002 Annual Report on 20-F                                         E-1

ANNEX F - Certain Consolidated Financial Statements for Fila for the
          quarter ended March 31, 2003                                       F-1

                              SUMMARY OF THE OFFER

            RCS is offering to purchase all of the outstanding Fila Shares in two separate, but concurrent and related, offers. We are making a private offer in Italy (the "Italian Offer") to six (6) individuals who reside in Italy and an Italian company (the "Italian Shareholders") owning a total of 45 Fila Shares to purchase their Fila Shares for $1.12 net per Fila Share in cash, without interest, or, at the option of each Italian Shareholder, the equivalent amount in Euros. The offer being made hereby (the "Offer" and, together with the Italian Offer, the "Offers") is being made to purchase all of the outstanding Fila American Depositary Shares ("Fila ADSs") representing Fila Shares, for $1.12 net per Fila ADS in cash, without interest (the "Offer Price"). This summary answers some of the questions that you may have as a holder of Fila ADSs.

            The information in this summary is not complete. Therefore, we urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal, as well as Fila's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), all of which are being mailed to holders of Fila ADSs resident in the United States, because they contain important additional information.

            When we refer to "U.S. dollars," "dollars," "$" and "US$," we are referring to United States dollars, the legal currency of the United States. When we refer to "Euro" or "(euro)," we are referring to the legal currency of the European Union.

WHO IS OFFERING TO BUY YOUR SECURITIES?

            Our name is RCS MediaGroup S.p.A. We were previously known as "Holding di Partecipazioni Industriali S.p.A." or "HdP." We are an Italian stock corporation and currently own approximately 91.09% of the outstanding Fila Shares (including Fila Shares represented by ADSs). We publicly announced our intention to launch this Offer in press releases issued on March 7, 2003 and June 10, 2003.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

            In the Offer, we seek to purchase all of the outstanding Fila ADSs representing Fila Shares, not owned by us, for $1.12 net per Fila ADS in cash, without interest. See the "Introduction" to this Offer to Purchase and "The Tender Offer - Section 1--Terms of the Offer." The remainder of the outstanding Fila Shares not owned by us are the subject of the Italian Offer.

WHY IS THERE A SEPARATE ITALIAN OFFER?

            Fila is an Italian company whose ordinary shares are held by the Italian Shareholders and whose ADSs are traded in the United States. RCS has determined that a dual offer structure is the most efficient way to conduct the Offers. Fila has only seven Italian Shareholders holding 45 Fila Shares not represented by Fila ADSs with a market value of approximately U.S. $49.00 (based on the Fila ADS closing price on the NYSE on July 24, 2003). RCS intends to offer to purchase the Shares owned by the Italian Shareholders in a "private" offer which is exempt from the Italian "public" tender offer rules.

WHO CAN PARTICIPATE IN THE OFFER?

            The Offer will be open to all holders and beneficial owners of Fila ADSs. However, the tender offer materials will only be distributed to holders of Fila ADSs resident in the United States. The Italian Shareholders may not participate in the Offer.

WHO CAN PARTICIPATE IN THE ITALIAN OFFER?

            The Italian Offer will be made only to the Italian Shareholders. The Italian Offer will not be available to holders or beneficial owners of Fila ADSs or to persons who are residents of the United States.

WHAT ARE THE DIFFERENCES BETWEEN THE OFFER AND THE ITALIAN OFFER?

            The Offer and the Italian Offer will have substantially identical economic terms. The primary difference is that Italian Shareholders tendering in the Italian Offer may, at their option, be paid in Euros based upon the United States dollar-to-Euro exchange rate published by the European Central Bank on the business day after the Italian Offer expires (the "Exchange Rate").

HOW MUCH ARE WE OFFERING TO PAY?

            We are offering to pay you $1.12 net per Fila ADS in cash, without interest. This constitutes a premium of 5.660% over the closing market price for Fila ADSs on The New York Stock Exchange on the day we announced the Offer, March 7, 2003, which was $1.06 per Fila ADS. On June 10, 2003, Fila announced that it had concluded the sale of its direct subsidiaries (constituting all of Fila's operating businesses) to Sport Brands International LLC, an affiliate of Cerberus Partners L.P., a U.S.-based private investment fund manager, for U.S. $351 million. We believe the Offer Price represents a premium of approximately 90% over the adjusted net asset value per share of the Fila ADSs after the sale of the Fila operating businesses based on the draft pro forma balance sheet, dated as of June 10, 2003, provided to us by Fila and attached hereto as Annex A.

WHAT IS THE FORM OF PAYMENT?

            If you hold your Fila ADSs in book-entry form, upon acceptance by RCS of the tender of your Fila ADSs your account with your Agent Bank (as defined below) will be credited with an amount equal to the Offer Price multiplied by the number of Fila ADSs properly tendered and accepted. If you hold American depositary receipt(s) representing Fila ADSs (the "Fila ADRs"), upon acceptance by RCS of the tender of your Fila ADSs, you will be mailed a check in the amount of the Offer Price multiplied by the number of Fila ADSs properly tendered and accepted.

WILL YOU HAVE TO PAY ANY FEES OR COMMISSIONS?

            If you are the record owner of your Fila ADSs and you tender your Fila ADSs in the Offer, you will not have to pay brokerage fees or similar expenses. If you hold your Fila ADSs through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Fila ADSs in the Offer, your broker, dealer, commercial bank, trust company or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or nominee to determine whether any charges will apply.

DO WE HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

            Yes. We have sufficient internally generated and available funds to pay for all outstanding Fila ADSs that are the subject of the Offer. See "The Tender Offer - Section 8--Source and Amount of Funds."

IS RCS' FINANCIAL CONDITION RELEVANT TO YOUR DECISION TO TENDER YOUR FILA ADSs?

            We do not think our financial condition is relevant to your decision to tender your Fila ADSs pursuant to the Offer because the form of payment consists solely of cash, we have sufficient funds available to purchase all Fila ADSs that are the subject of the Offer, and the Offer is not subject to any financing condition.

HOW LONG DO YOU HAVE TO DECIDE WHETHER TO TENDER YOUR FILA ADSs IN THE OFFER?

            You will have until 12:00 midnight, New York City time, on Friday, September 5, 2003, to tender your Fila ADSs, unless we extend the Offer. The Italian Offer is currently scheduled to expire on the same date as the Offer. If you cannot deliver the documents or Fila ADSs on time to The Bank of New York, the U.S. Tender Agent for the Offer (the "Tender Agent"), you may be able to make a valid tender by using the guaranteed delivery procedure, which we describe later in this Offer to Purchase. See "The Tender Offer - Section 1--Terms of the Offer" and "The Tender Offer - Section 3--Procedures for Accepting the Offer and Tendering Fila ADSs."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

            Yes. We may extend the Offer beyond the scheduled Expiration Date (as defined herein) without Fila's consent in the following events:

            - if at the Expiration Date any of the conditions to the Offer are not satisfied or waived,

            - if the Italian Offer is extended for any period of time,

            - for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law, or

            - pursuant to an amendment providing for an offering period subsequent to the Expiration Date (the "Subsequent Offering Period") not to exceed twenty (20) business days to the extent permitted under and in compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            If all conditions to the Offer have been satisfied or waived by the Expiration Date and the Offer has not been extended, we will promptly accept for payment and pay for all Fila ADSs validly tendered and not properly withdrawn at such time, which Fila ADSs you may not thereafter withdraw. See "The Tender Offer - Section 1--Terms of the Offer" for more details on our ability to extend the Offer. If the Offer is extended, we will extend the Italian Offer so that the Offer and the Italian Offer will expire on the same date.

HOW WILL WE NOTIFY YOU IF WE EXTEND THE OFFER?

            If we extend the Offer, we will inform both the Information Agent and the Tender Agent for the Offer of that fact. We will also make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire. See "The Tender Offer - Section 1--Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

            We may not accept for payment or pay for any tendered Fila ADSs, and we may delay the acceptance for payment of any such tendered Fila ADSs if the Offer, or any part thereof, is prohibited or restricted in any way for any period due to any rule, regulation, interpretation or position of the SEC or the staff thereof or any law, rule, regulation, otherwise applicable to the Offer. See "The Tender Offer - Section 11--Certain Conditions of the Offer."

HOW DO YOU TENDER YOUR FILA ADSs IN THE OFFER?

            If you wish to accept our Offer, this is what you must do:

            - if you are a record holder of Fila ADSs and hold Fila ADR(s), you must deliver a completed and executed Letter of Transmittal and all other documents required by the Letter of Transmittal with the corresponding Fila ADR(s), evidencing your Fila ADSs, to The Bank of New York, the U.S. Tender Agent for the Offer, not later than the Expiration Date of the Offer,

            - if your Fila ADSs are held in the name of a nominee (i.e. in an account established with a broker, dealer, commercial bank, trust company or other nominee), the Fila ADSs can be tendered to the Tender Agent by your nominee through the tender procedures of The Depository Trust Company (DTC), and

            - if you are unable to deliver your Fila ADSs or any required document or instrument to the Tender Agent by the scheduled Expiration Date of the Offer, you may gain some additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be delivered to the Tender Agent within three (3) New York Stock Exchange trading days after the date on which such guarantee is executed, provided that no such guarantee shall be accepted following the Expiration Date. For the tender to be valid, the Tender Agent must receive the Notice of Guaranteed Delivery by the Expiration Date of the Offer and must receive the missing items within the three (3) New York Stock Exchange trading day period following delivery of the Notice of Guaranteed Delivery.

            See "The Tender Offer - Section 3--Procedures for Accepting the Offer and Tendering Fila ADSs."

UNTIL WHAT TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED FILA ADSs?

            You may withdraw your previously tendered Fila ADSs at any time until the Offer has expired and, unless such tendered Fila ADSs have been accepted for payment by us pursuant to the Offer, previously tendered Fila ADSs may also be withdrawn at any time after September 26, 2003. This right to withdraw previously tendered Fila ADSs will not apply to a Subsequent Offering Period, if any, as described in this Offer to Purchase in "The Tender Offer -
Section 1--Terms of the Offer". See also "The Tender Offer - Section 4--Withdrawal Rights."

HOW DO YOU WITHDRAW PREVIOUSLY TENDERED FILA ADSs?

            To withdraw previously tendered Fila ADSs, you must deliver a written notice of withdrawal with the required information to the Tender Agent while you still have the right to withdraw your tendered Fila ADSs under the terms of the Offer. See "The Tender Offer - Section 4--Withdrawal Rights."

HAVE ANY HOLDERS OF FILA ADSs ALREADY AGREED TO TENDER THEIR FILA ADSs?

            No. Currently, none of the holders of Fila ADSs have agreed to tender their Fila ADSs in connection with the Offer.

WILL FILA CONTINUE AS A PUBLIC COMPANY FOLLOWING THE COMPLETION OF THE OFFER?

            Based upon the number of holders of Fila ADSs following the Offer, Fila may no longer be required to comply with the reporting obligations of public companies under the Exchange Act and may file a Form 15 with the SEC terminating the registration of Fila Shares under the Exchange Act. See "Special Factors - Section 7--Certain Effects of the Offer."

IF YOU DECIDE NOT TO TENDER YOUR FILA ADSs, HOW WILL THE OFFER AFFECT YOUR FILA ADSs?

            After completion of the Offer, we intend to cause the delisting of the Fila ADSs from The New York Stock Exchange and the termination of the depositary receipts facility for the Fila ADSs. See the "Introduction" to this Offer to Purchase and " Special Factors - Section 7--Certain Effects of the Offer." There is no public market for Fila Shares in Italy and, if the Fila ADSs are delisted from The New York Stock Exchange, the only trading venue for the Fila ADSs in the United States would be the over-the-counter market.

            In addition, after completion of the Offer, the number of holders of Fila Shares (including Fila Shares in the form of Fila ADSs) that are in the hands of the public may be so small that Fila may no longer be required to comply with the reporting obligations of public companies under the Exchange Act and Fila may file a Form 15 with the SEC terminating the registration of Fila Shares under the Exchange Act. See "Special Factors - Section 7--Certain Effects of the Offer." If the Fila Shares are deregistered, Fila will no longer be required to make information available to the public.

WHAT IS THE MARKET VALUE OF YOUR FILA ADSs AS OF A RECENT DATE?

            On July 24, 2003, the second to last trading day before we commenced the Offer, the closing price of Fila ADSs reported on The New York Stock Exchange was $1.08 per Fila ADS. We encourage you to obtain a recent quotation for Fila ADSs in deciding whether to tender your Fila ADSs. See "The Tender Offer - Section 5--Price Range of Fila ADSs; Dividends."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR FILA ADSs?

            The receipt of cash in exchange for your Fila ADSs pursuant to the Offer is a taxable event for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, assuming you hold your Fila ADSs as a capital asset, you will recognize under United States federal income tax law capital gain or loss equal to the difference between the amount of cash you receive for the Fila ADSs you tender and your adjusted tax basis in those Fila ADSs. However, it is possible that Fila will be classified as a passive foreign investment company, in which case some or all of any gain will be treated as ordinary income. You should consult your tax advisor about the particular tax consequences of tendering your Fila ADSs. See "Special Factors - Section 8 -- Certain United States Federal Income Tax Consequences."

WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

            You may call Georgeson Shareholder Communications Inc., the Information Agent for our Offer, toll free at (877) 668-1640.

                                    IMPORTANT

            Any holder of Fila ADSs wishing to tender Fila ADSs in the Offer must either:

            (1) complete and sign the Letter of Transmittal in accordance with the Letter of Transmittal instructions and mail or deliver the completed and signed Letter of Transmittal, the applicable Fila ADR(s), evidencing the Fila ADSs tendered, and all other required documents to the Tender Agent; or

            (2) request his, her or its broker, dealer, commercial bank, trust company or other nominee to effect the tender through the tender procedures of The Depository Trust Company.

            A holder of Fila ADSs, whose Fila ADSs are held in an account with a broker, dealer, commercial bank, trust company or other nominee, must contact such person to tender his, her or its Fila ADSs.

            Any holder of Fila ADSs who wishes to tender Fila ADSs and cannot timely deliver Fila ADR(s), evidencing such Fila ADSs, and all other required documents to the Tender Agent or cannot comply with the procedures for book-entry transfer on a timely basis may nevertheless tender those Fila ADSs by following the procedure for guaranteed delivery set forth in this Offer to Purchase in "The Tender Offer - Section 3--Procedures for Accepting the Offer and Tendering Fila ADSs."

            Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained at no cost from the Information Agent.

            Holders of Fila ADSs may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. The tender offer materials, however, may not be distributed to persons residing outside of the United States.

TO: THE HOLDERS OF FILA ADSs

                                  INTRODUCTION

            RCS MediaGroup S.p.A. ("RCS" or "we" or "us") hereby offers to purchase all outstanding Fila American Depositary Shares ("Fila ADSs") representing ordinary shares, par value (euro)1.00 per share (the "Fila Shares"), of Fila Holding S.p.A. ("Fila"), at a price of $1.12 net per Fila ADS in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

            Holders of Fila ADSs who hold the Fila ADSs registered in their names and who tender directly to the tender agent (the "Tender Agent") will not be charged brokerage fees or commissions on the purchase of Fila ADSs by RCS pursuant to the Offer. Holders of Fila ADSs who hold their Fila ADSs through a broker, dealer, commercial bank, trust company or nominee ("Agent Bank") should consult such Agent Bank to determine whether it charges any service fees to tender the Fila ADSs on their behalf. RCS will pay all charges and expenses of the Tender Agent, the information agent (the "Information Agent") and the depositary bank for the Fila ADSs (the "Fila ADR Depositary") incurred in connection with the Offer. See "The Tender Offer - Section 14--Fees and Expenses." Tendering holders of Fila ADSs will not have to pay any fees charged by the Fila ADR Depositary which may arise in connection with such tender.

            Fila is an Italian company with Fila Shares held by residents of Italy and Fila ADSs traded in the United States. As a result, we are offering to purchase all Fila Shares and Fila ADSs in two separate and concurrent offers in Italy and the United States. The offer in Italy (the "Italian Offer" and, together with the Offer, the "Offers") is being made on substantially the same economic terms as the Offer. The primary difference is that Italian Shareholders tendering in the Italian Offer may, at their option, be paid in Euros based upon the United States dollar-to-Euro exchange rate published by the European Central Bank on the business day after the Italian Offer expires (the "Exchange Rate").

            In the Offer, we are seeking to acquire all outstanding Fila ADSs. As of March 1, 2003, Fila had 96,511,312 issued and outstanding Fila Shares, consisting of 8,598,731 Fila Shares represented by Fila ADSs, 45 Fila Shares held by the Italian Shareholders and 87,912,536 Fila Shares owned by RCS. In the Italian Offer, we are seeking to acquire a total of 45 Fila Shares from six (6) individuals resident in Italy and an Italian company (the "Italian Shareholders"). Holders of Fila ADSs may only tender their Fila ADSs in the Offer and not in the Italian Offer. The Italian Shareholders may only tender their Fila Shares in the Italian Offer. After the completion of the Offer, RCS intends to cause Fila to delist the Fila ADSs from The New York Stock Exchange and to terminate the depositary facility for the Fila ADSs. See "Special Factors
- Section 7--Certain Effects of the Offer."

            The Offer will expire at midnight, New York City time, on Friday, September 5, 2003, unless extended.

            We have requested from the Securities and Exchange Commission (the "SEC") and been granted certain exemptions from the otherwise applicable statutes and rules to allow the Offer to proceed in the manner described in this Offer to Purchase. In particular, we have requested exemptive relief from the provisions of Rules 14d-10(a)(1) and 14e-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to permit the Offer to be conducted concurrently with the Italian Offer.

FILA'S BOARD OF DIRECTORS (THE "FILA BOARD") HAS:

            - determined that the Offer is fair from a financial point of view to, and advisable for, holders of Fila ADSs (other than RCS and its affiliates), and

            - recommended that holders of Fila ADSs (other than RCS and its affiliates) accept the Offer;

            PROVIDED, HOWEVER, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Fila Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties to holders of Fila ADSs under applicable law.

            UBS Corporate Finance Italia S.p.A. ("UBS") rendered an opinion to the Fila Board that, as of June 23, 2003 and based upon and subject to the factors and assumptions stated therein, the $1.12 consideration in cash, without interest, per Fila ADS to be received by the holders of Fila ADSs, other than RCS and its affiliates, in the Offer was fair, from a financial point of view, to such holders. The full text of the opinion of UBS, dated June 23, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Offer to Purchase, and is also available for inspection and copying at the principal executive offices of Fila during regular business hours by any interested equity security holder of Fila or a representative who has been so designated in writing by an interested equity security holder of Fila. Holders of Fila ADSs should read the opinion in its entirety. UBS provided its opinion for the information and assistance of the Fila Board in connection with its consideration of the Offer. The UBS opinion is not a recommendation to any holder of Fila ADSs as to whether or not they should tender or withdraw their Fila ADSs in the Offer.

            The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase. See "The Tender Offer - Section 1--Terms of the Offer," "The Tender Offer - Section 11--Certain Conditions of the Offer" and "The Tender Offer - Section 12 --Certain Legal Matters; Regulatory Approvals."

            THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU DECIDE WHETHER OR NOT TO ACCEPT THE OFFER.

            THE OFFER IS BEING MADE ONLY TO HOLDERS OF FILA ADSS. THE ITALIAN OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND IT MAY NOT BE ACCEPTED IN OR FROM, THE UNITED STATES. COPIES OF THE DOCUMENTATION BEING USED IN THE ITALIAN OFFER AND ANY RELATED MATERIALS ARE NOT BEING AND SHOULD NOT BE MAILED OR OTHERWISE DISTRIBUTED OR SENT IN OR INTO THE UNITED STATES. THE TENDER OFFER MATERIALS BEING USED IN THE OFFER MAY ONLY BE DISTRIBUTED IN THE UNITED STATES AND SHOULD NOT BE MAILED, OR OTHERWISE DISTRIBUTED OR SENT, OUTSIDE OF THE UNITED STATES.

                                 SPECIAL FACTORS

1. RECOMMENDATION OF THE FILA BOARD

            THE FILA BOARD HAS (I) DETERMINED THAT THE OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO, AND ADVISABLE FOR, HOLDERS OF FILA ADSs (OTHER THAN RCS AND ITS AFFILIATES) AND (II) RECOMMENDED ACCEPTANCE OF THE OFFER BY THE HOLDERS OF FILA ADSs (other than RCS AND its Affiliates).

            At a meeting held on June 23, 2003, the Fila Board determined (i) that the terms of the Offer are fair from a financial point of view to, and advisable for, holders of Fila ADSs (other than RCS and its affiliates) and (ii) to recommend that holders of Fila ADSs (other than RCS and its affiliates) accept the Offer and tender their Fila ADSs pursuant to the Offer. The position of the Fila Board was determined by the affirmative vote of all of the directors except those directors who chose to abstain from the discussions and the vote due to their positions as directors or employees of RCS. Five members of the Fila Board abstained from the discussions and the vote regarding the Offer. Fila's directors did not retain an unaffiliated representative to act on behalf of unaffiliated security holders in negotiating the terms of the Offer.

2. POSITION OF THE FILA BOARD REGARDING FAIRNESS OF THE OFFER

            The Fila Board believes that the Offer is fair from a financial point of view to holders of Fila ADSs. However, the Fila Board expresses no opinion as to fairness of the Offer to RCS and its affiliates. The Fila Board's belief as to the substantive fairness of the Offer to holders of Fila ADSs (other than RCS and its affiliates) is based on various factors, including:

            Fairness Opinion. The Fila Board engaged UBS to serve as financial advisor to the Fila Board, and the Fila Board received from UBS a presentation, which involved various financial analyses of Fila, and an opinion that, as of June 23, 2003, the consideration to be received by the holders of Fila ADSs (other than RCS and its affiliates) in the Offer was fair from a financial point of view to such holders. The opinion is based upon and subject to the factors and assumptions stated therein.

            The Offer Price Represents a Premium Over the Trading Price of the Fila ADSs Prior to Announcement of the Offer. The Fila Board considered the current and historical trading prices of the Fila ADSs prior to the initial announcement of the Offer. The Offer Price represents a premium of 5.660% over the $1.06 closing price on March 7, 2003, the last trading day prior to the time RCS's offer of $1.12 was initially publicly announced.

            The Offer Price Represents a Substantial Premium Over the Adjusted Net Asset Value. Based on the draft pro forma balance sheet prepared by Fila and attached hereto as Annex A, the Offer Price represents an approximately 90% premium over the adjusted net asset value per share of the Fila ADSs after the sale by Fila of its direct subsidiaries (constituting all of Fila's operating businesses) to Sport Brands International LLC, a Delaware limited liability company ("SBI") and an affiliate of Cerberus, a U.S.-based private investment fund manager, for U.S. $351 million as further described in "The Tender Offer -
Section 9 - Background of the Offer; Past Contacts or Negotiations with Fila" (the "Sale").

            Limited Liquidity of the Fila ADSs. The trading market for the Fila ADSs has been relatively illiquid and the Offer provides holders of Fila ADSs with the opportunity to receive cash for their Fila ADSs at a premium over the average trading prices for the month preceding the public announcement of the Offer.

            Structure of the Offer. The structure of the going-private transaction is designed, among other things, to result in the receipt by the holders of Fila ADSs of cash consideration at the earliest practicable time.

            Regulatory Costs. There are considerable costs associated with remaining a public company, including the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other reports as well as the significant amount of time expended by Fila's management in connection with such matters.

            Uncertainty of the Stock Market. There is a possibility that a further decline in the market price of the Fila ADSs, or the stock market in general, could occur and the price ultimately received by the holders of Fila ADSs in the open market or in a future transaction might be less than the Offer Price provided for in the Offer.

            The Fila Board's recommendation was also based upon various factors in determining the procedural fairness of the Offer to the holders of Fila ADSs (other than RCS and its affiliates). The Fila Board believes that appropriate procedural safeguards were taken in connection with the deliberation and approval of the Offer including:

            Engagement of UBS. The Fila Board engaged UBS to serve as financial advisor to the Fila Board.

            Deliberations of the Fila Board. The Fila Board had a board meeting on June 18, 2003 to discuss the Offer. The members of the Fila Board independently considered the Offer during the period from June 18, 2003 to June 23, 2003. At a meeting on June 23, 2003, the Fila Board (i) determined that the terms of the Offer were fair from a financial point of view to, and advisable for, holders of Fila ADSs (other than RCS and its affiliates) and (ii) recommended that holders of Fila ADSs (other than RCS and its affiliates) accept the Offer and tender their Fila ADSs pursuant to the Offer. The position of the Fila Board was determined by the affirmative vote of all of the directors except those directors who chose to abstain from the discussions and the vote due to their positions as directors or employees of RCS. Five members of the Fila Board abstained from the discussions and the vote regarding the Offer.

            Representation of Holders of Fila ADSs Not Affiliated with RCS. In evaluating the Offer, the Fila Board considered the interests of holders of Fila ADSs who are not affiliated with RCS in connection with the Offer.

            Option of the Holders of Fila ADSs to Tender. Each holder of Fila ADSs can determine individually whether to tender Fila ADSs in the Offer. Accordingly, those holders of Fila ADSs who do not believe in the fairness of the Offer are not required to tender their Fila ADSs.

            Given the above listed procedural safeguards, the Fila Board believes that the Offer is fair to the holders of Fila ADSs (other than RCS and its affiliates) despite the fact that the Offer is not being submitted to a vote of the holders of Fila ADSs and is not subject to acceptance of the Offer by a majority of the public holders of Fila ADSs. In determining that the Offer is fair from a financial point of view to holders of Fila ADSs (other than RCS and its affiliates), the Fila Board based its determination as to the fairness of the Offer on the above factors as a whole and did not assign specific or relative weights to them.

            The Offer does not require approval of a majority of the unaffiliated stockholders of Fila. During the period immediately preceding the announcement of the Offer, other than the Sale, there were no firm offers to merge with Fila, purchase its assets or purchase a controlling interest in its securities.

3. OPINION OF FINANCIAL ADVISOR TO THE FILA BOARD

            On May 12, 2003, the Fila Board retained UBS as its financial advisor in connection with the proposed Offer by RCS. Fila chose to retain UBS because UBS is an internationally recognized investment banking and advisory firm that has substantial experience in the evaluation of offers of a similar nature to the Offer. UBS presented its preliminary financial analysis of the proposed Offer on June 18, 2003 and delivered a presentation of its definitive financial analysis on June 23, 2003. UBS rendered its opinion to the Fila Board that, as of June 23, 2003 and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Fila ADSs (other than RCS and its affiliates) in the Offer was fair from a financial point of view to such holders. UBS did not recommend the amount of such consideration.

            THE FULL TEXT OF THE OPINION OF UBS, DATED JUNE 23, 2003, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THIS OFFER TO PURCHASE AND IS ALSO AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF FILA DURING REGULAR BUSINESS HOURS BY ANY INTERESTED EQUITY SECURITY HOLDER OF FILA OR A REPRESENTATIVE WHO HAS BEEN SO DESIGNATED IN WRITING BY AN INTERESTED EQUITY SECURITY HOLDER OF FILA. HOLDERS OF FILA ADSS SHOULD READ THE OPINION IN ITS ENTIRETY. UBS PROVIDED ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF THE FILA BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE OFFER. THE UBS OPINION IS NOT A RECOMMENDATION TO ANY HOLDER OF FILA ADSs AS TO WHETHER OR NOT THEY SHOULD TENDER OR WITHDRAW THEIR FILA ADSs IN THE OFFER.

            An English translation of UBS' written presentation to the Fila Board is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by RCS and is also available for inspection and copying at the principal executive offices of Fila during regular business hours by any interested equity security holder of Fila or a representative who has been so designated in writing by an interested equity security holder of Fila.

            UBS' opinion necessarily is based upon market, economic and other conditions as they existed and could be evaluated on June 23, 2003, and UBS assumes no responsibility to update or revise its opinion based upon circumstances or events occurring after June 23, 2003.

            No limitations were imposed by Fila on the scope of UBS' investigation or the procedures to be followed by UBS in rendering its opinion, other than those described in the UBS opinion attached hereto, and the management of Fila cooperated fully with UBS in connection with rendering its opinion.

            In connection with rendering the opinion described above and performing its related financial analysis, UBS, among other things:

            (i) reviewed the draft of the Offer to Purchase dated June 20, 2003;

            (ii) reviewed certain publicly available business and historical financial information relating to Fila, including Fila's annual report on Form 20-F for the year ended December 31, 2002 and certain communications to shareholders;

            (iii) reviewed the Stock Purchase Agreement among Sport Brands International LLC, Holding di Partecipazioni Industriali S.p.A. (subsequently re-named "RCS MediaGroup S.p.A.") and Fila relating to the purchase of capital stock of Fila Nederland BV, Fila Sport S.p.A., Ciesse Piumini S.r.l. and Fila U.S.A. Inc. dated March 7, 2003 and the related letter agreement dated June 10, 2003;

            (iv) reviewed current and historical market prices of the Fila ADSs;

            (v) reviewed certain internal financial information and other data relating to the remaining assets of Fila, including estimates and a draft pro-forma balance sheet prepared by management of Fila, that were provided to UBS by Fila;

            (vi) reviewed estimates of the current amount of Fila's tax loss carry-forwards that were endorsed by the Fila Board, and provided to UBS at the direction of the Fila Board;

            (vii) conducted discussions with members of the senior management of Fila prior to the Sale and with the members of the Fila Board after the Sale concerning the post-Sale business and financial prospects of Fila; and

            (viii) conducted such other financial studies, analyses, and investigations, and considered such other information as UBS deemed necessary or appropriate.

            UBS did not assume any responsibility for independent verification of any information it reviewed for the purposes of rendering the opinion described above and relied on such financial, accounting, tax and other information discussed with or reviewed by it being complete and accurate in all material respects. In addition, UBS did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets and liabilities), contingent or otherwise, of Fila. No evaluation or appraisal of the assets or liabilities of Fila was furnished to UBS. In its opinion UBS assumed, based on the Fila Board's assessment that no opportunity exists for Fila to realize a material value through the use of its tax loss carry-forwards, that the value of such tax loss carry-forwards was not material to Fila. At the Fila Board's direction, UBS relied upon the draft pro-forma balance sheet of Fila as of June 10, 2003 and the Fila Board advised UBS that no changes to this draft pro-forma balance sheet were necessary to account for any subsequent occurrences.

            UBS, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes.

            UBS also acts or has acted as financial advisor for certain direct or indirect shareholders of RCS, including Edison S.p.A., Assicurazioni Generali S.p.A. and Banca Intesa S.p.A., which together hold approximately 5.6% of the RCS ordinary shares, of which 5.4% are subject to a shareholder agreement representing approximately 44.9% of RCS's ordinary shares. UBS also may provide investment banking services to RCS in the future.

            UBS provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the debt and equity securities, including derivative securities, of Fila or RCS for its own account and for the account of customers.

            The following is a summary of the material financial analyses used by UBS in connection with rendering the opinion described above and presented to the Fila Board at meetings on June 18, 2003 and June 23, 2003. The following summary, however, does not purport to be a complete description of the financial analyses performed by UBS. The order of analyses described does not represent relative importance or weight given to those analyses by UBS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 23, 2003 and is not necessarily indicative of current market conditions.

            Historical Stock Trading Analysis. UBS reviewed the historical trading prices and volumes for the Fila ADSs for the one-year period ended June 20, 2003. In addition, UBS analyzed the consideration to be received by the holders of Fila ADSs (other than RCS and its affiliates) pursuant to the Offer in relation to the average market prices of the Fila share price in various periods prior to the announcement of the Offer on March 7, 2003.

            This analysis indicated that the price per Fila ADS to be paid to the holders of Fila ADSs pursuant to the Offer represented:

            o a premium of 8.95% based on the latest one week average market price of $1.028 per Fila ADS;

            o a premium of 16.61% based on the latest one month average market price of $0.960 per Fila ADS;

            o a discount of 1.33% based on the latest three months average market price of $1.135 per Fila ADS; and

            o a discount of 56.03% based on the latest twelve months average market price of $2.547 per Fila ADS.

            Net Asset Value ("NAV") Analysis. Given the non-operating nature of the assets and liabilities of Fila after the Sale, UBS conducted a NAV analysis of Fila as of June 23, 2003. Under the NAV method, Fila's net asset value was calculated by taking the current value of its assets net of its outstanding liabilities as presented on the draft pro-forma balance sheet, as of June 10, 2003 and as adjusted to reflect certain differences, identified by Fila, between the balance sheet values as of that date and the estimated fair market value as of June 23, 2003. In performing this analysis, UBS assumed an exchange rate of $1.1623 per Euro as at June 20, 2003 and, with respect to certain obligations to be paid in the future, a discount rate of 3%, equal to Fila's average cash interest yield before taxes. UBS based its calculation of Fila's NAV on certain internal financial information and other data relating to the remaining assets of Fila provided to UBS by Fila or at Fila's direction. This analysis indicated that the price per ADS to be paid to the holders of Fila ADSs (other than RCS and its affiliates) pursuant to the Offer represented a premium of 94.9% over the adjusted NAV of $0.5747 per share. This NAV analysis did not assign any value to any tax loss carry-forwards.

            The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying UBS' opinion. In arriving at its determination of fairness, UBS considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, UBS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

            UBS prepared these analyses solely for purposes of UBS' providing its opinion to the Fila Board as to the fairness from a financial point of view of the Offer. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Fila, UBS or any other person assumes responsibility if future results are materially different from those forecast.

            As described above, UBS' opinion and its presentation to the Fila Board were among many factors taken into consideration by the Fila Board in making its determination as to the fairness of the Offer. The foregoing summary does not purport to be a complete description of the analyses performed by UBS in connection with the fairness opinion and is qualified in its entirety by reference to the opinion of UBS attached as Annex B.

            Pursuant to a letter agreement dated May 12, 2003, Fila engaged UBS to act as its financial advisor in connection with the Offer. Pursuant to the terms of this engagement letter, Fila has agreed to pay UBS a fee of
(euro)500,000 which is payable within 30 days of the delivery of the opinion by UBS to the Fila Board. In addition, Fila has agreed to reimburse UBS for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify UBS and related persons against various liabilities, including certain liabilities under the United States federal securities laws.

4. POSITION OF RCS REGARDING FAIRNESS OF THE OFFER

            RCS believes that the Offer is substantively and procedurally fair to holders of Fila ADSs (other than RCS and its affiliates). RCS bases its belief on various factors, including:

            Recommendation of the Offer by the Fila Board. The Fila Board (i) determined that the terms of the Offer are fair from a financial point of view to, and advisable for, holders of Fila ADSs (other than RCS and its affiliates) and (ii) recommended that holders of Fila ADSs (other than RCS and its affiliates) accept the Offer and tender their Fila ADSs pursuant to the Offer.

            The Offer Price Represents a Premium Over the Trading Price of the Fila ADSs Prior to Announcement of the Offer. RCS considered the current and historical trading prices of the Fila ADSs prior to the initial announcement of the Offer. The Offer Price represents a premium of 5.660% over the $1.06 closing price on March 7, 2003, the last trading day before RCS's offer of $1.12 was initially publicly announced.

            Limited Liquidity of the Fila ADSs. The trading market for the Fila ADSs has been relatively illiquid and the Offer provides holders of Fila ADSs with the opportunity to receive cash for their Fila ADSs at a premium over the average trading prices for the month preceding the public announcement of the Offer.

            Consideration in the Offer. The consideration to be paid in the Offer to holders of Fila ADSs is all cash, eliminating any uncertainties in valuing the consideration to be received by the public holders and allowing holders of Fila ADSs to receive cash despite an illiquid market for the Fila ADSs.

            RCS did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its conclusions as to fairness.

            After delegation of the relevant powers by the Board of Directors of RCS (the "RCS Board") in a meeting held on March 4, 2003, the Executive Committee of the RCS Board (the "RCS Executive Committee") unanimously approved the Offer at the Offer Price at a meeting on March 7, 2003, and determined that the Offer Price is fair based upon the fairness opinion of Merrill Lynch presented to the Board at such meeting. None of the directors on the RCS Executive Committee abstained from such vote.

            The foregoing discussion of the information and factors considered and given weight by RCS is not intended to be exhaustive but is believed to include all material factors considered by RCS in connection with the fairness of the Offer to public holders of Fila ADSs.

5. OPINION OF FINANCIAL ADVISOR TO THE RCS BOARD

            The RCS Board retained Merrill Lynch International ("Merrill Lynch") as its exclusive financial advisor in connection with the proposed Offer. Merrill Lynch delivered its opinion to the RCS Executive Committee, during the meeting of March 7, 2003, to the effect that, as of March 7, 2003 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view the financial terms of the proposed Offer as determined (and resolved and approved) by the RCS Executive Committee were fair to RCS.

            The RCS Board retained Merrill Lynch as its exclusive financial advisor based on Merrill Lynch's recognized international reputation and its substantial experience in the evaluation of transactions of a similar nature.

            During the last two years, Merrill Lynch has not provided any financial advisory services in connection with M&A transactions, nor assistance in connection with equity or debt transactions, to RCS or any of its affiliates. Merrill Lynch provided currency risk hedging services to Fila and RCS, in connection with the Sale, and the Offer. At the current time, there is no understanding between Merrill Lynch and RCS, or any of its affiliates, with respect to any relationship after the Offer. In addition, in the ordinary course of its business, Merrill Lynch may actively trade Fila ADSs, as well as securities of RCS, for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

            THE FULL TEXT OF THE MERRILL LYNCH OPINION DATED MARCH 7, 2003 IS ATTACHED AS ANNEX C TO THIS OFFER TO PURCHASE AND IS ALSO AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF FILA DURING REGULAR BUSINESS HOURS BY ANY INTERESTED EQUITY SECURITY HOLDER OF FILA OR A REPRESENTATIVE WHO HAS BEEN SO DESIGNATED IN WRITING BY AN INTERESTED EQUITY SECURITY HOLDER. YOU MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REIVEW UNDERTAKEN BY MERRILL LYNCH IN RENDERING ITS OPINION. THE SUMMARY OF THE MATERIAL TERMS OF ITS OPINION AND THE METHODOLOGY USED TO RENDER THE OPINION SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

            Merrill Lynch's opinion is for the information and assistance of the RCS Board and RCS Executive Committee in connection with its consideration of the proposed Offer. Merrill Lynch's opinion is limited to the fairness, from a financial point of view, of the proposed Offer to RCS, and it expresses no opinion as to the merits of the underlying decision to engage in the Offer.

            Merrill Lynch's opinion is not intended to be and does not constitute a recommendation to any holder of Fila ADSs with respect to the Offer. Merrill Lynch is not expressing any opinion as to the prices at which the securities of RCS or Fila will trade following the announcement or consummation of the Offer.

            In preparing its opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it or for it, or publicly available, and it has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Fila. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Fila. Moreover, Merrill Lynch has not been asked to, nor does it express any opinion, on the consideration to be paid by SBI in connection with the acquisition of Fila's assets. With respect to the financial information furnished to or discussed with Merrill Lynch by Fila or RCS, Merrill Lynch has assumed that it has been reasonably prepared and reflects the best currently available estimates and judgement of Fila's management as to the expected future financial performance of Fila. Merrill Lynch has also assumed that the final form of the stock purchase agreement among RCS, Fila and SBI will be substantially similar to the last draft reviewed by it and that the Sale would be consummated on the terms set out in that draft of the agreement.

            Merrill Lynch's opinion is based upon market, economic and other conditions as they existed and could be evaluated on March 7, 2003, and Merrill Lynch assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after March 7, 2003. Merrill Lynch has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the sale of Fila's operating subsidiaries to SBI, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of such transaction.

            The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at this opinion, Merrill Lynch did not attribute any set weight to any factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each factor. As such, Merrill Lynch believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

            No limitations were imposed by RCS on the scope of Merrill Lynch's investigation or the procedures to be followed by Merrill Lynch in rendering its opinion, and the management of RCS cooperated fully with Merrill Lynch in connection therewith.

            In arriving at its opinion, Merrill Lynch has, among other things, reviewed:

            1. Certain publicly available business and financial information relating to Fila and RCS that Merrill Lynch deemed to be relevant;

            2. Certain information relating to the business, earnings, cash flow, assets and liabilities of Fila, furnished to Merrill Lynch by Fila and RCS, including the financial projections for 2003 prepared by Fila;

            3. The market prices and valuation multiples for Fila and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

            4. The results of operations of Fila and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

            5. The potential pro forma impact of the Sale and the Offer on Fila and RCS, respectively;

            6. A draft copy of the stock purchase agreement among RCS, Fila and SBI, dated February 26, 2003;

            7. Certain legal analyses produced by the external legal counsels of RCS regarding the Sale and the Offer; and

            8. Such other financial studies and analyses and taken into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

            Furthermore, Merrill Lynch:

            1. Conducted discussions with members of senior management of Fila concerning the matters described in clauses 1 and 2 above; and

            2. Compared the proposed financial terms of the Offer with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant.

            In addition, Merrill Lynch took into account certain considerations by the RCS Board regarding commercial assessments and objectives in connection with the Offer, namely:

                  o To complete a transaction perceived as "market friendly" by Fila minority shareholders;

                  o To preserve RCS goodwill among investors, particularly in light of future potential capital markets transactions; and

                  o To maximize the probability of success of the Offer in order to achieve the benefits of both de-listing and de-registration of Fila ADSs.

            In order to evaluate the fairness of the consideration to be paid in the Offer, Merrill Lynch analyzed:

                  o The theoretical residual value per Fila ADS, following the Sale; and

                  o The average Fila ADS price over different periods (one week, one month, three months) prior to the announcement of the Offer.

            In light of the Sale, the price agreed to be paid in connection with such transaction and the fact that Fila will have no operations following the Sale, Merrill Lynch deemed that methodologies based on a discounted cash flows analysis or multiples or premia of comparable transactions would have been of limited relevance for the determination of the fairness of the consideration to be paid in the Offer.

            Based on the information available at the time of Merrill Lynch's delivery of its fairness opinion, the analysis of the theoretical residual value of Fila implied a value of $0.47 per Fila ADS following the Sale. The theoretical residual value per Fila ADS has been calculated by taking into account the value of Fila's assets following the Sale net of all the outstanding liabilities of Fila. The calculation was based on the book value of Fila assets and liabilities as of December 31, 2002 assuming an exchange rate of $1.075 per Euro.

            Average prices ranged between $0.96 per Fila ADS (based on one month average price, prior to the announcement of the Offer) and $1.14 per Fila ADS (based on three months average price, prior to the announcement of the Offer).

            Taking into account the commercial assessments and objectives of the RCS Board, Merrill Lynch deemed the consideration proposed by the RCS Board of $1.12 per Fila ADS fair to RCS, which was within the upper end of the range of the average Fila ADS prices, prior to the announcement of the Offer.

            Pursuant to an engagement letter dated February 11, 2003, RCS paid Merrill Lynch a fee of Euro 2,150,000 for the financial advisory services provided in connection with the Offer plus out of pocket expenses and disbursements, including fees and disbursements of counsel to Merrill Lynch, actually incurred by Merrill Lynch. In addition, RCS has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement.

6. PURPOSE OF THE OFFER; PLANS FOR FILA.

            Purpose of the Offer. The purpose of the Offer is for RCS to acquire all of the outstanding Fila ADSs representing Fila Shares not already owned by RCS with the aim of taking Fila private.

            Plans for Fila. In the Sale described in "The Tender Offer - Section 9 - Background of the Offer; Past Contacts or Negotiations with Fila" below, Fila effectively sold its entire operating business. After the purchase of and payment for all Fila ADSs pursuant to the terms of the Offer and upon satisfaction of certain legal requirements, RCS intends to cause Fila to be privately held. Causing Fila to be privately held would reduce the commitment of resources required to comply with Fila's obligations as a public company and would reduce the costs associated with Fila's reporting obligations under the United States federal securities laws.

            Fila Shares, in the form of Fila ADSs, are currently traded on The New York Stock Exchange. After completion of the Offer, RCS intends to cause (i) Fila to delist the Fila ADSs from The New York Stock Exchange and (ii) Fila to terminate the depositary facility for the Fila ADSs. If after the Offer Fila has less than 300 shareholders, Fila may no longer have an obligation to comply with the reporting obligations of publicly owned companies under the Exchange Act and may file a Form 15 with the SEC terminating the registration of Fila Shares under the Exchange Act. See "Special Factors - Section 7 --Certain Effects of the Offer."

            While RCS is investigating future plans and activities for Fila within the RCS group's strategic sectors, RCS does not have any current plans or proposals to sell the Fila Shares acquired in the Offer. In the future, RCS may consider a number of possible transactions involving Fila. At this time no discussions or negotiations regarding any such possible transactions are taking place.

7. CERTAIN EFFECTS OF THE OFFER.

            Market for, and Quotation of, Fila ADSs. The purchase of Fila ADSs pursuant to the Offer will reduce the number of holders of Fila ADSs and the number of Fila ADSs that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Fila ADSs held by the public. RCS cannot predict whether the reduction in the number of Fila ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Fila ADSs or whether it would cause future market prices to be greater or less than the Offer Price. In addition, after completion of the Offer, RCS intends to cause the delisting of the Fila ADSs from The New York Stock Exchange and the termination of the depositary facility for the Fila ADSs. Since there is no public market for Fila Shares that holders of Fila ADSs would receive upon cancellation of Fila ADSs, the delisting of the Fila ADSs and the termination of the depositary facility would limit the ability of persons who do not tender their Fila ADSs in the Offer to trade the securities they own after the expiration of the Offer. If the Fila ADSs are delisted from The New York Stock Exchange, the only trading venue for the Fila ADSs (or the Fila Shares represented thereby) would be the over-the-counter market. The termination of the depositary facility may effectively eliminate any public market for Fila ADSs (and the Fila Shares represented thereby) since, upon the termination of the Fila depositary facility, no Fila ADSs will be available for settlement.

            In addition, it is possible that The New York Stock Exchange may delist the Fila ADSs prior to any voluntary delisting described above. Fila's ADSs could be delisted by The New York Stock Exchange from trading on The New York Stock Exchange if Fila fails to comply with the numerical criteria or The New York Stock Exchange decided to delist the Fila ADSs for other reasons. Under its non-numerical continued listing criteria, the New York Stock Exchange may, in its sole discretion, initiate action to delist from New York Stock Exchange trading the securities of any listed company whose operating assets or scope of operations have been substantially reduced (i.e. in the case of Fila, on account of the Sale).

            Exchange Act Registration. The Fila Shares are currently registered under the Exchange Act. If the Offer is successful, after the Expiration Date of the Offer Fila may no longer have an obligation to comply with the reporting obligations of publicly owned companies under the Exchange Act and may file a Form 15 with the SEC terminating the registration of Fila Shares under the Exchange Act. Termination of registration of the Fila Shares under the Exchange Act would substantially reduce the information required to be furnished by Fila to holders of Fila ADSs representing Fila Shares and to the SEC, and would make certain provisions of the Exchange Act no longer applicable to Fila. Furthermore, the ability of "affiliates" of Fila and persons holding "restricted securities" of Fila to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Fila Shares under the Exchange Act were terminated, the Fila ADSs would no longer be "margin securities" and would not be eligible for trading on The New York Stock Exchange.

            Margin Regulations. The Fila Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Fila Shares. If the registration of the Fila Shares under the Exchange Act is terminated (as described above) following the Offer, the Fila Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

            The following is a summary of certain United States federal income tax consequences of the Offer. This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to U.S. Holders of Fila ADSs who tender Fila ADSs pursuant to the Offer. As used herein, a "U.S. Holder" means a beneficial owner of shares or ADSs that is, for United States federal income tax purposes either a) a citizen or individual resident of the United States, b) a corporation or partnership organized in or under the laws of the United States or any state thereof (including the District of Columbia), c) an estate the income of which is subject to United States federal income taxation regardless of its source or d) a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based on current provisions of the Code, Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders of Fila ADSs in whose hands the Fila ADSs are capital assets -- generally property held for investment -- and may not apply to holders of Fila ADSs, who received their Fila ADSs, pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) who may be subject to special rules under the United States federal income tax laws. This summary does not address United States state, local or other (such as United States estate or gift) tax consequences of the acquisition, ownership and disposition of shares or ADSs. This discussion does not discuss the United States federal income tax consequences to a holder of Fila ADSs, who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws.

            BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF FILA ADSs TENDERING FILA ADSs PURSUANT TO THE OFFER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

            Taxation of Capital Gains. The receipt of cash for Fila ADSs pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will, upon the sale, exchange or other taxable disposition of all of such person's Fila ADSs, recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash received and (ii) the holder's adjusted tax basis in the Fila ADSs sold pursuant to the Offer. Subject to the discussion below, under "Passive Foreign Investment Company Considerations," the gain or loss recognized upon the sale of Fila Shares or Fila ADSs will be a capital gain or loss. Gain or loss must be determined separately for each block of Fila ADSs (i.e., Fila ADSs acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the holding period for the Fila ADSs exceeds one year at the time of the sale. Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 15% under current law), while short-term capital gains are taxed at the same rate as ordinary income (currently, a 35% maximum rate). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

            Passive Foreign Investment Company Considerations. We cannot currently determine whether or not Fila will be treated as a passive foreign investment company for US federal income tax purposes for Fila's current taxable year, or for future taxable years. Although Fila is not currently a passive foreign investment company for US federal income tax purposes, events occurring in the future could cause Fila to be so classified retroactively. An actual determination of passive foreign investment company status is fundamentally factual in nature and generally cannot be made until after the close of the applicable taxable year. Accordingly, there can be no assurance that Fila will not be treated as a passive foreign investment company.

            In general terms, Fila would be a passive foreign investment company with respect to a taxable year if either:

            o 75% or more of its gross income in such taxable year is passive income, or

            o the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.

            For this purpose, if Fila owns (directly or indirectly) at least 25% (by value) of the stock of another corporation, it will be treated as if it had directly received its proportionate share of the gross income of such other corporation and as if it directly owned its proportionate share of the assets of such other corporation. In addition, the United States Internal Revenue Service has indicated that cash balances, even if held as working capital, are considered to be assets that produce passive income.

            If Fila is classified as a passive foreign investment company, unless a U.S. Holder timely made one of specific available elections, a special tax regime would apply to both:

            o any "excess distribution," which would be such U.S. Holder's share of distributions on the Fila Shares or Fila ADSs in any year that are greater than 125% of the average annual distributions thereon received by such U.S. Holder in the three preceding years or its holding period, if shorter, and

            o any gain realized on the sale or other disposition of the Fila Shares or Fila ADSs held by such U.S. Holder for more than one taxable year.

            Under this special tax regime, any excess distribution and any such realized gain would be treated as ordinary income and would be subject to tax as if:

            o the excess distribution or gain had been realized ratably over such U.S. Holder's holding period,

            o the amount deemed realized had been subject to tax in each year of that holding period at the highest applicable tax rate, and

            o the interest charge generally applicable to underpayment of tax had been imposed on the taxes deemed to have been payable in each of those years.

            In addition, the estate of an individual U.S. Holder who dies while owning Fila Shares or Fila ADSs generally will not be eligible to step-up the tax basis of such Fila Shares or Fila ADSs.

            Each U.S. Holder is urged to consult its own tax advisor concerning the potential application of the passive foreign investment company rules to the U.S. Holder's ownership and disposition of Fila Shares or Fila ADSs.

9. CERTAIN ITALIAN TAX CONSEQUENCES

            The following is a summary of the material Italian tax matters that are likely to be relevant to the Offer. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including special rules that apply only to certain limited classes of investors. The summary deals only with beneficial owners who are U.S. Holders who hold Fila ADSs not in connection with a permanent establishment or fixed base in Italy.

            The summary is based upon tax laws and practice in Italy as in effect on the date of this document, which are subject to change.

            For purposes of this summary, we assume that U.S. Holders are considered residents of the United States for purposes of the current income tax convention between the United States and Italy (the "Income Tax Convention") and are entitled to the benefits of such treaty. Special rules may apply to U.S. Holders who are also residents of Italy.

            Taxation of Capital Gains. Italian capital gains tax ("CGT") normally is imposed on gains realized by persons who are not Italian residents with respect to the transfer or sale of shares whether held within or outside Italy. More specifically, a 27% CGT will be levied on gains realized on the disposal of a "qualified" shareholding while a 12.5% CGT is applicable on "non-qualified" shareholdings. A "qualified" shareholding is constituted by ordinary shares or ADSs or rights representing more than five percent of a listed company's total share capital or more than two percent of its voting share capital. Under Italian law, an exemption generally applies to gains realized by persons that are not Italian residents on the disposal of "non-qualified" shareholdings in an Italian company, such as Fila, the shares of which are listed on a regulated market, even when such shareholdings are held in Italy. A "non-qualified" shareholding is constituted by an interest in Fila which does not reach the thresholds described above.

            Furthermore, pursuant to the Income Tax Convention, a U.S. Holder that is a United States resident will not be subject to Italian CGT on capital gains realized upon disposal of a "qualified" shareholding in an Italian company. To this end, United States residents selling Fila ADSs and claiming benefits under the Income Tax Convention may be required to produce appropriate documentation establishing that the conditions of non-taxability of capital gains in Italy set forth under the Income Tax Convention have been met. Other countries have executed income tax conventions with Italy providing for a similar treatment of Italian CGT.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

            Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), RCS will accept for payment and pay for all of the Fila ADSs validly tendered and not properly withdrawn on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, September 5, 2003, unless RCS extends the period during which the Offer is open. In that event, the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires. In the Offer, RCS is offering to purchase all of the outstanding Fila ADSs for U.S.$1.12 per Fila ADS, without interest.

            Concurrently with the Offer, RCS is conducting the Italian Offer to acquire privately 45 Fila Shares from the Italian Shareholders. The Italian Offer and the Offer have substantially identical economic terms, with the primary difference being that the Italian Shareholders tendering in the Italian Offer may, at their option, be paid in Euros based upon Exchange Rate. The Italian Shareholders may only participate in the Italian Offer and may not participate in the Offer. Holders of Fila ADSs may only tender their Fila ADSs in the Offer and not in the Italian Offer. The tender offer materials being used in the Offer may not be distributed in any jurisdiction outside of the United States.

            RCS may waive any or all of the conditions to its obligation to purchase Fila ADSs pursuant to the Offer. Except as set forth below, if on the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, RCS may elect to:

            - terminate the Offer and return all tendered Fila ADSs to those holders of Fila ADSs who tendered such Fila ADSs,

            - waive all of the unsatisfied conditions and, subject to any required extension, purchase all Fila ADSs validly tendered by the Expiration Date and not properly withdrawn prior to the Expiration Date, or

            - extend the Offer and, subject to the right of holders of Fila ADSs to withdraw previously tendered Fila ADSs, retain the Fila ADSs that have been tendered until the expiration of the Offer, as extended.

            RCS may extend the Offer beyond the scheduled Expiration Date from time to time. The Italian Offer is currently scheduled to expire on the Expiration Date. If the Italian Offer is extended, RCS intends to extend the Offer so that it will expire on the same day as the Italian Offer.

            If all conditions to the Offer have been satisfied or waived and the Offer has not been extended, RCS will accept for payment and pay for all Fila ADSs validly tendered and not properly withdrawn promptly after the Expiration Date pursuant to the Offer.

            A "Subsequent Offering Period" is an additional period of time from three (3) business days to twenty (20) business days in length, beginning after RCS accepts and pays for all Fila ADSs tendered in the Offer, during which holders of Fila ADSs may tender, but not withdraw, their Fila ADSs and receive the Offer Price.

            If RCS provides for a Subsequent Offering Period following RCS's acceptance for payment of Fila ADSs in the Offer, then, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Fila ADSs tendered during the Subsequent Offering Period, regardless of whether such Fila ADSs are accepted for payment. During a Subsequent Offering Period, RCS will promptly purchase and pay for all tendered Fila ADSs the same price as that paid during the initial offering period and will do so on an ongoing basis as such Fila ADSs are tendered.

            Subject to the applicable rules and regulations of the SEC, RCS also expressly reserves the right, in its sole discretion, at any time or from time to time:

            - to terminate the Offer if an event or circumstance has occurred that would result in any of the conditions set forth in this Offer to Purchase in "The Tender Offer - Section 11 -- Certain Conditions of the Offer" failing to be satisfied or if no Fila ADSs have been purchased pursuant to the Offer on or before the Expiration Date, and

            - to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer,

in each case by giving notice of such extension, termination, waiver or amendment to the Tender Agent and by making a public announcement thereof. If RCS accepts for payment any Fila ADSs pursuant to the Offer, then promptly after the Expiration Date it will accept for payment and pay for all Fila ADSs validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer.

            RCS will publicly announce any delay, termination, waiver or amendment as promptly as practicable. RCS will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including, without limitation, Rules 14d-4(d) and 14d-6(c) under the Exchange Act which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which RCS may choose to make any public announcement, RCS shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

            If RCS extends the Offer or if RCS is delayed in its acceptance for payment of, or payment for, Fila ADSs or it is unable to pay for validly tendered Fila ADSs pursuant to the Offer for any reason, then, without prejudice to RCS's rights under the Offer, the Tender Agent may retain tendered Fila ADSs on behalf of RCS, and these Fila ADSs may not be withdrawn except to the extent that tendering holders of Fila ADSs are entitled to withdrawal rights as described under "The Tender Offer - Section 4 -- Withdrawal Rights." However, the ability of RCS to delay the payment for validly tendered Fila ADSs that RCS has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period, in which case such bidder may pay for securities tendered during the Subsequent Offering Period in accordance with Rule 14d-11 of the Exchange Act.

            If RCS makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, RCS will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, the general rule is that an offer should remain open for a minimum of five (5) business days from the date on which the material change is first published, sent or given to security holders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, RCS decreases the percentage of Fila ADSs being sought, or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to holders of Fila ADSs, the Offer will be extended at least until the expiration of such tenth (10th) business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, of such day.

            Fila has provided RCS with a list of holders of Fila's ADSs and their security positions for the purpose of disseminating the Offer to holders of Fila ADSs. This Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed (subject to Rule 14d-10(b)(2) under the Exchange Act) to record holders of Fila ADSs resident in the United States and will be furnished, for subsequent transmittal to beneficial owners of Fila ADSs resident in the United States, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of holders of Fila ADSs or, if applicable, who are listed as participants in a clearing agency's security position listing.

            This Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may not be distributed to persons residing outside of the United States.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR FILA ADSs.

            Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), RCS will promptly after the Expiration Date accept for payment and will pay for all Fila ADSs validly tendered and not properly withdrawn prior to the Expiration Date.

            Subject to compliance with Rule 14e-1(c) under the Exchange Act, RCS expressly reserves the right to delay payment for Fila ADSs in order to comply in whole or in part with any applicable law.

            In all cases, payment for Fila ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of:

            - the American depositary receipt(s) representing such Fila ADSs (the "Fila ADR(s)") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Fila ADSs into the Tender Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in this Offer to Purchase in "The Tender Offer - Section 3 -- Procedures for Accepting the Offer and Tendering Fila ADSs,"

            - a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below in "The Tender Offer
            - Section 3 -- Procedures for Accepting the Offer and Tendering Fila ADSs") in lieu of the Letter of Transmittal, and

            - any other documents required by the Letter of Transmittal.

            For purposes of the Offer, RCS will be deemed to have accepted for payment, and thereby purchased, Fila ADSs validly tendered and not properly withdrawn prior to the Expiration Date, if and when RCS gives notice to the Tender Agent of RCS's acceptance of such Fila ADSs for payment pursuant to the Offer. Payment for Fila ADSs so accepted will be made by the deposit of the Offer Price for such Fila ADSs with the Tender Agent, which will act as paying agent for tendering holders of Fila ADSs for the purpose of receiving payment from RCS and transmitting such payment to tendering holders of Fila ADSs. If, for any reason whatsoever, acceptance for payment of any Fila ADSs tendered pursuant to the Offer is delayed, or RCS is unable to accept for payment such Fila ADSs tendered pursuant to the Offer, then, without prejudice to RCS's rights under "The Tender Offer - Section 1--Terms of the Offer," the Tender Agent may, nevertheless, on behalf of RCS, retain tendered Fila ADSs, and such Fila ADSs may not be withdrawn, except to the extent that the tendering holders of Fila ADSs are entitled to withdrawal rights as described in this Offer to Purchase in "The Tender Offer - Section 4 -- Withdrawal Rights," and as otherwise required by Rule 14e-1(c) under the Exchange Act.

            UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

            If any tendered Fila ADSs are not accepted for payment for any reason or if Fila ADRs are submitted evidencing more Fila ADSs than are tendered pursuant to a properly completed and duly executed Letter of Transmittal, Fila ADRs evidencing untendered and, consequently, unpurchased Fila ADSs will be returned, without expense to the tendering holder of Fila ADSs (or, in the case of Fila ADSs tendered by book-entry transfer into the Tender Agent's account at the Book-Entry Transfer Facility, pursuant to the procedure set forth in "The Tender Offer - Section 3 -- Procedures for Accepting the Offer and Tendering Fila ADSs," such Fila ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

            RCS reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Fila ADSs tendered pursuant to the Offer. Any such transaction or assignment will not relieve RCS of its obligations under the Offer and will in no way prejudice the rights of tendering holders of Fila ADSs to receive payment for Fila ADSs validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING FILA ADSs.

            VALID TENDERS OF CERTIFICATED FILA ADSs. If you hold a Fila ADR evidencing Fila ADSs and you wish to tender your Fila ADSs pursuant to the Offer you must take the following steps before the Expiration Date:

            (1) deliver the Letter of Transmittal, properly completed and duly executed (together with any required signature guarantees), the Fila ADR evidencing your Fila ADSs and any other documents required by the Letter of Transmittal to the Tender Agent before the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or

            (2) comply with the guaranteed delivery procedures described below.

            VALID TENDERS OF BOOK-ENTRY FILA ADSs. If you hold your Fila ADSs in an account maintained with an Agent Bank and you wish to tender your Fila ADSs pursuant to the Offer, you must instruct your Agent Bank to take the following steps before the Expiration Date:

            (1) deliver to the Tender Agent a Letter of Transmittal by means of "Agent's Message" (as hereinafter defined) together with the applicable Fila ADSs via the Book-Entry Transfer Facility, or

            (2) comply with the guaranteed delivery procedures described below.

            The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Tender Agent that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the system of the Book-Entry Transfer Facility tendering the Fila ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that RCS may enforce such agreement against such participant.

            The Tender Agent will establish an account with respect to the Fila ADSs at the Book-Entry Transfer Facility for purposes of the Offer within (2) two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Fila ADSs by causing the Book-Entry Transfer Facility to transfer such Fila ADSs into the Tender Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer.

            DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE TENDER AGENT.

            SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Fila ADSs tendered therewith, unless that holder has completed the box entitled "Special Issuance Instructions" on the Letter of Transmittal, or (ii) the Fila ADSs are tendered for the account of an Eligible Guarantor Institution which is a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each an "Eligible Guarantor Institution" and collectively "Eligible Guarantor Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Guarantor Institution. See Instruction 2 of the Letter of Transmittal.

            If a Fila ADR is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder(s), then the Fila ADR must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Fila ADR, with the signature(s) on the instrument of transfer or endorsement guaranteed by an Eligible Guarantor Institution. See Instructions 2 and 5 of the Letter of Transmittal.

            GUARANTEED DELIVERY PROCEDURES. If a holder of Fila ADSs desires to tender Fila ADSs pursuant to the Offer and the Fila ADSs are not immediately available, or such holder cannot deliver the Fila ADRs and all other required documents to the Tender Agent prior to the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Fila ADSs may nevertheless be tendered, provided that all of the following conditions are satisfied:

            (a) the Tender Agent receives, prior to the Expiration Date, a Notice of Guaranteed Delivery properly completed and duly executed by the tendering holder and an Eligible Guarantor Institution, substantially in the form made available by the Information Agent, and

            (b) all tendered Fila ADSs, in proper form for transfer, together with the properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Tender Agent within three (3) trading days after the date of delivery of such Notice of Guaranteed Delivery to the Tender Agent. A "trading day" is any day on which The New York Stock Exchange is open for business.

            The Notice of Guaranteed Delivery may be delivered by hand or mail or by courier to the Tender Agent and must include a guarantee by an Eligible Guarantor Institution in the form set forth in the Notice of Guaranteed Delivery.

            In all cases, Fila ADSs will not be deemed validly tendered unless the Tender Agent receives a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal.

            THE METHOD OF DELIVERY OF FILA ADSs, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF FILA ADSs. THE DELIVERY WILL BE DEEMED MADE ONLY WHEN THE DOCUMENTS ARE ACTUALLY RECEIVED BY THE TENDER AGENT (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

            DETERMINATION OF VALIDITY. RCS will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Fila ADSs and its determination shall be final and binding on all parties. RCS reserves the absolute right to reject any and all tenders that it determines are not in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. RCS also reserves the absolute right to waive any defect or irregularity in the tender of any Fila ADSs of any particular holder of Fila ADSs, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Fila ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of RCS. None of RCS, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. RCS's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

            OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering holder of Fila ADSs irrevocably appoints designees of RCS as such holder's agent, in the manner set forth in the Letter of Transmittal, to effect the transfer of Fila ADSs in accordance with the terms of this Offer to Purchase. All authority conferred by executing the Letter of Transmittal shall be binding on the successors and assigns of the tendering party.

            The tender of Fila ADSs pursuant to any one of the procedures described above will constitute the tendering holder's acceptance of the Offer, as well as the tendering holder's representation and warranty that such holder has the full power and authority to tender and assign the Fila ADSs tendered, as specified in the Letter of Transmittal. RCS's acceptance for payment of Fila ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and RCS upon the terms and subject to the conditions of the Offer.

            BACKUP WITHHOLDING. Backup withholding of United States federal income tax may apply to payments made by us or on our behalf with respect to the Offer to holders that are not exempt recipients and that fail to provide certain identifying information. The rate of United States backup withholding currently is 28%. In order to prevent backup United States federal income tax withholding with respect to payments of the Offer Price to certain holders for Fila ADSs purchased pursuant to the Offer, each such holder must provide the Tender Agent with such holder's correct taxpayer identification number ("TIN") and certify that such holder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding.

            If a holder of Fila ADSs does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such holder and payment of cash to such holder pursuant to the Offer may be subject to backup withholding. All holders surrendering Fila ADSs should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding.

            Non-corporate foreign holders of Fila ADSs should complete and sign a Form W-8BEN, Certificate of Foreign Status (a copy of which may be obtained from the Tender Agent) in order to avoid backup withholding. See Instructions to the Letter of Transmittal. Special certification rules apply to financial institutions holding Fila ADSs on behalf of beneficial owners, and to offshore accounts maintained through certain non-US intermediaries.

4. WITHDRAWAL RIGHTS.

            Tenders of Fila ADSs made pursuant to the Offer are irrevocable, except as otherwise provided in this Section. Fila ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by RCS pursuant to the Offer prior to September 26, 2003, may also be withdrawn at any time after such date. No withdrawal rights will apply to Fila ADSs tendered during a Subsequent Offering Period regardless of whether or not such Fila ADSs have been accepted for payment. See "The Tender Offer - Section 1--Terms of the Offer."

            For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Tender Agent at one of its addresses set forth on the back cover page of this Offer to Purchase.

            Any notice of withdrawal must specify the name, address and TIN of the person who tendered the Fila ADSs to be withdrawn, the number of Fila ADSs to be withdrawn and the name of the registered holder of such Fila ADSs, if different from that of the person who tendered such Fila ADSs. If Fila ADRs evidencing Fila ADSs to be withdrawn have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such Fila ADRs, the serial numbers shown on such Fila ADRs must be submitted to the Tender Agent. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution, unless such Fila ADSs have been tendered for the account of an Eligible Guarantor Institution. If Fila ADSs have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Tender Offer -
Section 3--Procedures for Accepting the Offer and Tendering Fila ADSs," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Fila ADSs.

            If RCS extends the Offer, is delayed in its acceptance for payment of Fila ADSs, or is unable to accept Fila ADSs for payment pursuant to the Offer for any reason, then, without prejudice to RCS's rights under the Offer, the Tender Agent may, nevertheless, on behalf of RCS, retain tendered Fila ADSs, and those Fila ADSs may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described in this Section entitled "The Tender Offer - Section 4 -- Withdrawal Rights."

            Withdrawals of Fila ADSs may not be rescinded. Any Fila ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Fila ADSs may be re-tendered at any time prior to the Expiration Date or during any Subsequent Offering Period by following one of the procedures described in "The Tender Offer - Section 3--Procedures for Accepting the Offer and Tendering Fila ADSs."

            All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by RCS, in its sole discretion. That determination will be final and binding. None of RCS, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. PRICE RANGE OF FILA ADSs; DIVIDENDS.

            Fila Shares, in the form of Fila ADSs, are traded on The New York Stock Exchange under the symbol "FLH." No dividends were paid to holders for the periods indicated. The following table sets forth, for the periods indicated, the reported high and low sales prices of Fila ADSs on The New York Stock Exchange.

--------------------------------------------------------------------------------
                                                                   FILA ADSs
                                                               -----------------
--------------------------------------------------------------------------------
                                                               HIGH          LOW

--------------------------------------------------------------------------------
FISCAL YEAR 2003:                                               In U.S. Dollars
                                                                ---------------
     First Quarter                                             1.40          .75
     Second Quarter                                            1.04         1.13
     July 1 - July 24                                          1.04         1.08
FISCAL YEAR 2002:                                              3.12          .51
     First Quarter                                             3.12         2.10
     Second Quarter                                            2.80         1.61
     Third Quarter                                             2.09          .51
     Fourth Quarter                                            1.60          .85
FISCAL YEAR 2001:                                              8.65         2.21
     First Quarter                                             8.65         4.99
     Second Quarter                                            5.58         3.70
     Third Quarter                                             5.05         3.75
     Fourth Quarter                                            4.05         2.21
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            On July 24, 2003, the second to last full day of trading before the commencement of the Offer, the closing price of Fila ADSs on The New York Stock Exchange was $1.08 per Fila ADS. Holders of Fila ADSs are urged to obtain a current market quotation for the Fila ADSs.

6. CERTAIN INFORMATION CONCERNING FILA.

            According to Fila's Form 20-F, filed June 6, 2003 for the year ended December 31, 2002, referred to below, Fila is an Italian stock corporation with its principal offices located at Viale Cesare Battisti 26, Biella, Italy. Fila's telephone number is (011) 39.015.350.61.

            On March 7, 2003, RCS, Fila and SBI entered into a Stock Purchase Agreement pursuant to which Fila agreed to sell, and SBI agreed to purchase, 100% of the issued and outstanding shares of the capital stock or quotas, as applicable, of each of Fila Nederland BV, a Netherlands stock company, Fila Sport S.p.A., an Italian stock company, and Ciesse Piumini S.r.l., an Italian limited liability company, as well as 5% of the issued and outstanding shares of capital stock of Fila U.S.A. Inc., a Delaware corporation. This transaction closed on June 10, 2003 and effectively transferred all of Fila's operating subsidiaries to SBI. Prior to this transaction, Fila was a leading designer and marketer of athletic and casual footwear and apparel for men, women and children. Additional products (such as underwear, sunglasses and watches) were designed, manufactured and distributed by independent licensees or joint ventures. Fila's footwear, apparel and licensed products were sold in approximately 60 countries and were manufactured by independent subcontractors, primarily in the Far East. Fila directly operated approximately 18 boutiques and 61 outlet store locations worldwide and Fila products were sold worldwide through approximately 8,200 unaffiliated retail stores. Fila's stores operated under the Fila trade name. As of the end of the 2002 fiscal year, Fila employed 2,099 persons, 758 in Europe (431 in Italy), 526 in the Americas (451 in the United States) and 815 in the Far East.

            FINANCIAL INFORMATION

            The Consolidated Financial Statements of Fila and related notes thereto contained in Fila's 2002 Annual Report on Form 20-F are attached as Annex D to this Offer to Purchase. The Consolidated Financial Statements of Fila were prepared in accordance with Italian generally accepted accounting principles ("GAAP"), which differ in certain respects from U.S. GAAP. For a discussion of the principal differences between Italian GAAP and U.S. GAAP as they relate to Fila's Consolidated Financial Statements, see Note 18 to the Consolidated Financial Statements in Fila's 2002 Annual Report on Form 20-F which is attached as Annex E to this Offer to Purchase. Certain Consolidated Financial Statements for Fila for the quarter ended March 31, 2003 have been submitted to the SEC under cover of Form 6-K and are attached as Annex F to this Offer to Purchase.

            Fila Shares are registered under the Exchange Act. Accordingly, Fila is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information, including Fila's 2002 Annual Report on Form 20-F, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. All filings delivered on behalf of Fila to the SEC on or after November 7, 2002 are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

            Although RCS has no knowledge that any such information is untrue, RCS takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Fila or any of its subsidiaries or affiliates or for any failure by Fila to disclose events which may occur or may have occurred or may affect the significance or accuracy of any such information.

7. CERTAIN INFORMATION CONCERNING RCS.

            RCS is an Italian stock corporation with its principal office located at Via Angelo Rizzoli 2, 20132 Milan, Italy. Its telephone number at that address is (011) 39.02.258.41. RCS is the majority shareholder of Fila Shares, holding 87,912,536 Fila Shares, including Fila Shares in the form of Fila ADSs, equal to 91.09% of the total number of outstanding Fila Shares. As of December 31, 2002, including 2,099 persons employed by Fila and its direct and indirect subsidiaries, RCS employed approximately 6,417 employees worldwide, of whom approximately 661 were employed in the United States and approximately 4,046 were employed in Italy.

            The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of RCS and certain other information are set forth in Schedule I to this Offer to Purchase.

            Except as described in this Offer to Purchase, none of RCS nor, to the best knowledge of RCS, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of RCS or any of the persons so listed:

            - beneficially owns or has any right to acquire, directly or indirectly, any Fila Shares, or

            - has effected any transaction in the Fila Shares during the past 60 days.

            Except as otherwise described in this Offer to Purchase, none of RCS nor, to the best knowledge of RCS, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Fila, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

            Except as set forth in this Offer to Purchase, none of RCS nor, to the best knowledge of RCS, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Fila or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

8. SOURCE AND AMOUNT OF FUNDS.

            The Offer is not subject to any financing condition. RCS estimates that the total amount of funds required to purchase all of the outstanding Fila ADSs pursuant to the Offer will be approximately $9,630,578 (which amount excludes related fees and expenses). See "The Tender Offer - Section 14 -- Fees and Expenses." RCS has sufficient internally generated and available funds to pay for all Fila Shares and Fila ADSs validly tendered and not properly withdrawn prior to the expiration of the Offers.

            While the foregoing represents the present intention of RCS with respect to the source of funds to complete the Offer, the actual financing arrangements reached may change depending on such factors as RCS may deem appropriate.

9. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH FILA.

            RCS Transactions in Fila Securities

            RCS acquired its original equity interest in Fila on March 3, 1997 in connection with a "de-merger" transaction under Italian law (the "De-merger"). The purpose of the De-merger was to separate the equity investments of Gemina S.p.A. ("Gemina") in industrial companies from its financial and merchant banking businesses so that the markets could value the two aspects of its business separately and investors could make separate investment decisions with respect to the two aspects of its business. Gemina had held certain of its equity investments, including its investment in Fila, partly by direct ownership of Fila ordinary shares and partly through the ownership of

Fila ordinary shares by Holding Luxembourgeois de Participations Industrielles S.A. ("Participations"), which was at that time a wholly-owned subsidiary of Gemina. In the De-merger, Gemina created RCS (which was known at the time as "Holding di Partecipazioni Industriali H.P.I. S.p.A.") and contributed to it (a) all of the Fila ordinary shares owned directly by Gemina (as well as certain other equity investments owned directly by Gemina), and (b) all of Gemina's 100% ownership interest in Participations, which was at that time the direct owner of additional Fila ordinary shares (as well as certain other equity investments previously made by Gemina). Gemina then undertook to list the shares of RCS on the Italian Stock Exchanges and to distribute all of the RCS shares to Gemina's shareholders. Thus, at the moment the De-merger was effected, all holders of Gemina's shares became holders of both Gemina and RCS shares which together represented ownership of the same assets as their previous Gemina shares but which were separately transferable. Subsequent to the De-merger, Participations changed its name to "Holding Luxembourgeois de Participations Industrielles S.A."

            In May 1997, Participations purchased an additional 514,540 Fila ordinary shares to strengthen its control of Fila.

            Effective June 26, 1998, by action of its sole shareholder under Luxembourg law, Participations was dissolved and ceased to exist as a separate legal entity under Luxembourg law. All of Participations' assets (including the Fila ordinary shares held by it) were distributed to, and all of its liabilities were assumed by RCS, its sole shareholder. Accordingly, all of the Fila ordinary shares that were previously owned beneficially by RCS, through its ownership of Participations, were then owned directly by RCS.

            In August 1999, RCS purchased an additional 4,487,400 Fila ordinary shares from Dott. Enrico Frachey, Fila's former Chairman and former Chief Executive Officer for an aggregate purchase price of $9,760,095.

            In September 2001, RCS subscribed for an additional 28,793,392 Fila ordinary shares in connection with a distribution by Fila of subscription rights to holders of Fila ordinary shares and Fila ADSs to subscribe to six new Fila ordinary shares for each five Fila ordinary shares or Fila American depositary shares held, at a subscription price of Euro 4.40 per additional ordinary share. RCS had agreed to exercise its subscription rights and also to purchase any Fila ordinary shares not subscribed by the other holders.

            On September 23, 2002, and concurrent with the two-to-one reverse split of the Fila ordinary shares, Fila resolved to increase its capital in an amount up to Euro 91,665,618 from Euro 30,555,206 up to a maximum of Euro 122,220,824. On November 29, 2002, RCS subscribed for an additional 65,934,402 Fila Shares. On December 17, 2002, Fila filed the requisite announcement of capital increase with the Companies' Registrar in Italy stating that, as a partial implementation of the capital increase resolved on September 23, 2002, its subscribed capital had increased from Euro 30,555,206 to Euro 96,489,608. As a result of RCS's subscription, RCS's percentage ownership of Fila's share capital increased from 71.9% to 91.11% (based on the amount of share capital specified in the announcement filed by Fila with the Companies' Registrar in Italy on December 17, 2002).

            On February 26, 2003, in connection with a rights offering conducted by Fila, holders of Fila ADSs in the United States exercised 21,704 rights in the aggregate for a total subscription of Euro 34,726.40, and as a consequence of such subscription RCS's percentage ownership of Fila's share capital decreased from 91.11% to 91.09%.

            RCS Credit Facility for Fila

            Beginning in July of 1997, RCS provided to Fila an intragroup line of credit (the "Credit Facility") on the same terms provided to other affiliates of RCS. The Credit Facility was established to enable Fila to manage its financial position and its banking relationships more efficiently.

            The Credit Facility gives Fila a line of credit from RCS at market conditions through short-term advances, usually renewed on a monthly basis and priced on the one-month euribor or U.S. dollar libor rates plus a spread of 37.5 basis points until the end of 2002 and 75 basis points since the beginning of 2003.

            The total month-end balances of the advances under the Credit Facility since the end of June 2001 are as follows:

            June 2001                   --         (euro)119 million
            July 2001                   --         (euro)119 million
            August 2001                 --         (euro)5 million
            September 2001              --         (euro)17 million
            October 2001                --         (euro)17 million
            November 2001               --         (euro)69 million
            December 2001               --         (euro)77 million
            January 2002                --         (euro)82 million
            February 2002               --         (euro)93 million
            March 2002                  --         (euro)100 million
            April 2002                  --         (euro)100 million
            May 2002                    --         (euro)100 million
            June 2002                   --         (euro)122 million
            July 2002                   --         (euro)128 million
            August 2002                 --         (euro)139 million
            September 2002              --         (euro)139 million
            October 2002                --         (euro)139 million
            November 2002               --         (euro)33 million
            December 2002               --         (euro)33 million
            January 2003                --         (euro)37 million
            February 2003               --         (euro)37 million
            March 2003                  --         (euro)38 million
            April 2003                  --         (euro)43 million
            May 2003                    --         (euro)45 million
            June 2003                   --         (euro)0

            Compensation Paid to Fila Directors and Executive Officers by RCS and its Affiliates

            RCS paid aggregate compensation to certain employees of RCS who are also directors of Fila (Marco Isaia ("Isaia"), Pierluigi Bonavita ("Bonavita") and Mario Magenes ("Magenes"), and, in the case of Isaia, an executive officer of Fila), of approximately (euro)789,000 in 2001, approximately (euro)781,000 in 2002 and has either paid or agreed to pay approximately (euro)575,000 for the first half of 2003. Fila has reimbursed RCS for the payments related to Isaia.

            In addition, certain other directors of Fila (Enzio Bermani ("Bermani"), Paolo Colombo ("Colombo") and Maria Martellini) have received in connection with their services as directors of subsidiaries of RCS, aggregate gross payments from such subsidiaries of RCS of approximately (euro)16,000 for services rendered in 2001, approximately (euro)27,490 for services rendered in 2002 and approximately (euro)12,340 (which has either been received or is owed) for services rendered in the first half of 2003. Bermani (as a consultant to RCS) and Colombo (as a consultant and statutory auditor to certain RCS subsidiaries) also received approximately (euro)109,000 for services rendered in 2001, and approximately (euro)82,830 for services rendered in 2002. In addition, for serving as statutory auditor to certain RCS subsidiaries, Colombo received approximately (euro)13,750 (which has either been received or is owed) for services rendered in the first half of 2003.

            RCS paid (or with respect to certain amounts in 2003, agreed to pay) aggregate gross compensation to Nicolo Nefri ("Nefri") as an executive officer (until September 10, 2002) and director of RCS and Chairman of the Board of Directors of a subsidiary of RCS of approximately (euro)934,000 in 2001, approximately (euro)656,000 in 2002 and approximately (euro)137,300 for the first half of 2003. Nefri was and is the Chairman of the Fila Board.

            RCS paid (or with respect to certain amounts in 2003, agreed to pay) aggregate gross compensation to Maurizio Romiti ("Romiti") as Chief Executive Officer and General Manager and director of RCS of approximately (euro)1,902,000 in 2001, approximately (euro)1,898,000 in 2002 and approximately (euro)945,450 for the first half of 2003. Romiti was and is also a director of Fila.

            At the direction of certain Fila directors who are employees of RCS, Fila paid an aggregate of approximately (euro)46,750 in directors' fees owed to such directors directly to RCS.

            Appointment of Directors to the Fila Board

            On April 20, 2001 at a shareholders meeting of Fila, since the term of the previous directors had expired, RCS proposed, and voted for, the following slate of directors: Nefri, Romiti, Bonavita, Michele Scannavini, Lucio Stanca, Maria Martellini, Guido Carlo Schiavi, Stefano Podesta and Bermani, who were appointed as directors of Fila to serve until the approval of Fila's financial statements as of December 31, 2003. At the meeting it was also resolved that a remuneration equal to the equivalent of (euro)7,747 per year be paid by Fila to each director other than the Chairman and the Managing Director, whose remuneration is determined by the Fila Board.

            On February 8, 2002, Michele Scannavini resigned as Managing Director of Fila and Nefri (Chairman of the Fila Board) proposed that Isaia be appointed as (i) a director of Fila to replace Lucio Stanca who resigned effective June 8, 2001, and (ii) Managing Director of Fila to replace Michele Scannavini. At that meeting, Isaia was appointed as a director and Managing Director to serve until the next shareholders meeting.

            On February 27, 2002, Nefri proposed that Magenes be appointed as a director of Fila to replace Michele Scannavini, who resigned effective February 9, 2002. At that meeting, Magenes was appointed as a director to serve until the next shareholders meeting.

            During a shareholder meeting of Fila on April 22, 2002, RCS proposed and voted to confirm Isaia as a director. On the same day the Fila Board reappointed Isaia as Managing Director, as proposed by Nefri.

            On August 1, 2002, Nefri proposed that Colombo be appointed as a director of Fila to replace Stefano Podesta, who resigned effective May 8, 2002. Colombo was appointed as a director at that meeting. At a Fila shareholders meeting on September 23, 2002, RCS proposed and voted to confirm Paolo Colombo as a director of Fila.

            At the time of all of the above-mentioned appointments to the Fila Board, Nefri was Chairman of the RCS Board.

            The Sale

            As a result of its decision to concentrate its resources and investments in the media and publishing industry and to dispose of its interests in the fashion and textile industry RCS informed the Fila Board on June 15, 2001 that it would be assessing the disposal of its interests in Fila. RCS then began contacting a number of potential buyers through Mediobanca S.p.A. and Rothschild Italia S.p.A. who acted as advisors to RCS in the sale of its interest in Fila. During the next months, RCS entered into discussions and negotiations with a potential buyer, but the negotiations were not successful and discussions were terminated in June 2002. After June 2002, RCS pursued contacts regarding a possible transaction. Beginning at the end of October of 2002, RCS was engaged in discussions and negotiations with Cerberus, and its affiliate SBI, with respect to a possible sale involving Fila. With respect to the above-mentioned discussions and negotiations, Fila provided to RCS and its agents financial and other information in support of the due diligence efforts being undertaken by potential purchasers.

            At a meeting of the RCS Board on September 10, 2002, Romiti reported that two candidates appeared serious about a possible transaction regarding RCS's interest in Fila, and RCS began to investigate the two potential buyers. Bonavita (a director of Fila who was at that time Chief Financial Officer of RCS) attended the September 10, 2002 meeting. During a meeting of the RCS Board on October 25, 2002, Romiti informed the RCS Board that negotiations with Cerberus, and its affiliate SBI, would commence in the near future. Such commencement was confirmed by Romiti at the RCS Board on November 12, 2002.

            Romiti informed the Fila Board, at a meeting on November 6, 2002, that a foreign investor was given the opportunity to do due diligence until mid-December of 2002 with respect to a possible transaction involving Fila. At a meeting of the Fila Board on December 17, 2002, Romiti informed the Fila Board that the due diligence efforts and the negotiations for the above-mentioned transaction were continuing and that it would take another two to three months to know whether an agreement might be reached. Fila provided to RCS and its agents financial and other information in support of these due diligence efforts.

            On March 3, 2003 at a meeting of the Fila Board, Romiti informed the Fila Board that an agreement might be reached regarding a possible transaction involving Fila in the next few days. On March 7, 2003, the RCS Executive Committee, which had been delegated the relevant power by the RCS Board of Directors on March 4, 2003 approved the Sale to SBI. Nefri (who is also Chairman of the Fila Board) participated at the above-mentioned meetings of the RCS Board and the RCS Executive Committee as a director. Bonavita attended the meeting of the RCS Board on November 12, 2002 as an invited guest.

            On March 7, 2003, the Stock Purchase Agreement described below was presented to the Fila Board, and the Fila Board approved the terms of such agreement and authorized Romiti, a Fila director, to sign the agreement.

            On March 7, 2003, RCS, Fila and SBI entered into a Stock Purchase Agreement pursuant to which Fila agreed to sell, and SBI agreed to purchase, 100% of the issued and outstanding shares of the capital stock or quotas, as applicable, of each of Fila Nederland BV, a Netherlands stock company, Fila Sport S.p.A., an Italian stock company, and Ciesse Piumini S.r.l., an Italian limited liability company, as well as 5% of the issued and outstanding shares of capital stock of Fila U.S.A. Inc., a Delaware corporation. This sale closed on June 10, 2003 and effectively transferred the entire operating business of Fila to SBI. RCS has undertaken to guarantee Fila's obligations under the above Stock Purchase Agreement.

            On March 7, 2003, RCS announced that it would, after the closing of the Sale and in any event within six months from the date of the announcement, offer to purchase all issued and outstanding Fila Shares, including Fila Shares in the form of Fila ADSs, not currently owned by RCS with the aim to take Fila private.

10. CERTAIN ARRANGEMENTS.

            THE OFFER. The obligation of RCS to accept for payment and pay for Fila ADSs tendered pursuant to the Offer is subject to certain other conditions that are described in "The Tender Offer - Section 11 -- Certain Conditions of the Offer."

            Fila currently has options outstanding under the 1998 Fila Holding Stock Option Plan (the "Plan") to purchase 62,500 Fila ADSs. Fila, Fila Nederland BV ("FNBV") and Fila Deutschland GmbH ("FD") have entered into an escrow agreement with The Bank of New York with respect to 120,400 Fila ADSs owned by FNBV and FD in connection with the Plan. Under the escrow agreement, Fila has discretion to direct the escrow agent with respect to the disposition of the Fila ADSs being held in escrow. It is not currently contemplated that these Fila ADSs will be tendered in the Offer.

            Prior to the consummation of the Sale, RCS and its subsidiaries historically provided certain services for Fila for which RCS received amounts for 2000, 2001 and 2002, which individually and in the aggregate were below one percent of Fila's consolidated revenues.

            RCS has no knowledge that any affiliate or subsidiary of RCS, any director or executive officer of RCS or any executive officer, director or affiliate of Fila intends to tender Fila ADSs in the Offer or has made any recommendation with respect to the Offer.

11. CERTAIN CONDITIONS OF THE OFFER.

            Notwithstanding any other provisions of the Offer, RCS shall not be required to accept for payment or pay for any tendered Fila ADSs and may delay the acceptance for payment of any tendered Fila ADSs, (A) unless (i) such Fila ADSs shall have been validly tendered and not properly withdrawn prior to the Expiration Date, and (ii) all consents of, or notices to, governmental entities necessary for the consummation of the Offer shall have been obtained or made, or
(B) if at any time on or after the Expiration Date and prior to the time of acceptance for payment or payment for any tendered Fila ADSs, any of the following events shall have occurred and be continuing:

            (a) any statute, rule, regulation, legislation, interpretation, order, judgment or injunction shall be enacted, entered, enforced, promulgated, amended or issued by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which shall remain in effect and which shall have the effect of (i) making illegal or restraining or prohibiting the making of the Offers, the acceptance for payment of, or payment for Fila ADSs by RCS, or the consummation of the Offers, (ii) prohibiting or materially limiting the ownership or operation by RCS of all or a material portion of the business or assets of Fila taken as a whole, or seeking to impose any material limitation on the ability of RCS to conduct its business or own such assets, or (iii) imposing material limitations on the ability of RCS to effectively acquire, hold or exercise full rights of ownership of the Fila ADSs, including, without limitation, the right to vote any Fila ADSs through the ADR facility, acquired or owned by RCS on all matters properly presented to Fila's shareholders or effectively to control in any material respect the business, assets or operations of Fila, or

            (b) there shall be instituted, pending or threatened any action or proceeding by any governmental entity seeking, or that could reasonably be expected to result in, any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above, or

            (c)(i) The Fila Board or any committee thereof shall have withdrawn or modified (including by amendment of Fila's Solicitation/Recommendation Statement on Schedule 14D-9) in a manner adverse to RCS its determination with respect to the fairness of the Offer or its recommendation of the Offer or shall have resolved to effect any of the foregoing; (ii) Fila shall have entered into an acquisition agreement obligating Fila to engage in a transaction with a person other than RCS or an affiliate, or Fila shall have consummated such a transaction; or (iii) the Fila Board shall have failed to publicly reaffirm its determination with respect to the fairness of the Offer or its recommendation of the Offer or shall have failed to reaffirm its determination that the Offer is advisable for holders of Fila ADSs, within ten (10) business days after RCS requests in writing that such recommendation or determination be reaffirmed, or

            (d) Fila and RCS shall have reached an agreement that the Offer be terminated, or

            (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on The New York Stock Exchange,
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States (other than an action involving United Nations' personnel or support of United Nations' personnel), or (iv) a material limitation by any entity of the United States Government on the extension of credit by banks or other lending institutions.

            The foregoing tender offer conditions are for the sole benefit of RCS, RCS may assert the failure of any of the above tender offer conditions regardless of the circumstances (other than any circumstances arising solely by any action or inaction by RCS) giving rise to any such failure. Fila shall not assert the failure of, or waive, any such condition without the prior written consent of RCS, and if RCS elects to waive any such condition to the Offer (which RCS may do in whole or in part at any time and from time to time), Fila shall cooperate and comply with such election. The failure by RCS at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

            GENERAL. RCS is not aware of any pending legal proceeding relating to the Offer. Except as described in this "The Tender Offer - Section 12 - Certain Legal Matters; Regulatory Approvals," based on its examination of publicly available information filed by Fila with the SEC and other publicly available information concerning Fila, RCS is not aware of any governmental license or regulatory permit that appears to be material to Fila's business that might be adversely affected by RCS's acquisition of Fila ADSs pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Fila ADSs by RCS pursuant to the Offer. Should any such approval or other action be required, RCS currently contemplates that such approval or other action will be sought. While RCS does not currently intend to delay acceptance for payment of Fila ADSs tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions any of which could cause RCS to elect to terminate the Offer without the purchase of Fila ADSs thereunder under certain conditions. See "The Tender Offer - Section 11 -- Certain Conditions of the Offer."

            UNITED STATES ANTITRUST COMPLIANCE. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of Fila ADSs pursuant to the Offer is exempt from such requirements.

13. DISSENTERS RIGHTS; APPRAISAL RIGHTS.

            Under Italian law the holders of Fila ADSs who do not tender their Fila ADSs in the Offer will not have dissenters rights or appraisal rights.

14. FEES AND EXPENSES.

            Merrill Lynch has provided certain financial advisory services to RCS in connection with the acquisition of Fila ADSs. RCS paid Merrill Lynch a fee of (euro)2,150,000 for the financial advisory services provided in connection with the Offer plus out of pocket expenses and disbursements, including fees and disbursements of counsel to Merrill Lynch, actually incurred by Merrill Lynch. In addition, RCS has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement.

            UBS has provided certain financial advisory services to Fila in connection with RCS's acquisition of Fila ADSs. Fila has agreed to pay UBS a fee of (euro)500,000 payable within 30 days of the delivery of the opinion by UBS to the Fila Board. In addition, Fila has agreed to reimburse UBS for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify UBS and related persons against various liabilities, including certain liabilities under the United States federal securities laws. Other than the fees referenced in this paragraph and certain legal fees relating to the Offer, Fila has not incurred any fees or expenses in connection with the Offer.

            RCS has retained Georgeson Shareholder Communications Inc., to be the Information Agent and The Bank of New York to be the Tender Agent in connection with the Offer. The Information Agent may contact holders of Fila ADSs in the United States, by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Fila ADSs in the United States. The Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under United States federal securities laws.

            RCS will not pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Fila ADSs pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by RCS for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. To the extent certain depositary fees are charged to holders of Fila ADSs by the Depositary in connection with the tender of Fila ADSs to the Tender Agent, RCS shall pay such depositary fees in full.

            In addition, RCS has incurred legal, appraisal, accounting, solicitation, printing and filing fees and expenses in connection with the Offer, which are estimated to be as follows:

                  Legal                              $  325,000
                  Appraisal                          $2,534,952
                  Accounting                         $     0.00
                  Solicitation                       $   90,000
                  Printing                           $    9,000
                  Miscellaneous (including
                    depositary fees and expense)     $   20,000
                  Filing                             $      780
                                                     ----------
                  Total                              $2,979,732

15. MISCELLANEOUS.

            The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Fila ADSs in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, RCS may, in its discretion, take such action as it may deem necessary to allow holders of Fila ADSs in such jurisdictions to participate.

            NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF RCS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

            RCS has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rules 13e-3 and 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Fila has filed with the SEC Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Fila Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under "The Tender Offer - Section 6 - Certain Information Concerning Fila" -- above.

                              RCS MEDIAGROUP S.p.A.

July 28, 2003

Manually signed copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Letters of Transmittal and Fila ADRs, evidencing Fila ADSs, and any other required documents should be sent or delivered by each holder of Fila ADSs, or his or her broker, dealer, commercial bank, trust company or other nominee to the Tender Agent at one of its addresses set forth below:

          THE U.S. TENDER AGENT FOR THE OFFER IS: THE BANK OF NEW YORK

                         ------------------------------

          BY MAIL:                           BY HAND OR OVERNIGHT DELIVERY:

The Bank of New York                     The Bank of New York
Tender & Exchange Department             Tender & Exchange Department - 11 West
P.O. Box 11248                           101 Barclay Street
Church Street Station                    Receive & Deliver Window - Street Level
New York, NY 10286-1248                  New York, NY 10286

FOR NOTICE OF GUARANTEED DELIVERY
(For Eligible Institutions only)
By Facsimile Transmission: (212) 815-6433

Confirmation Receipt of Facsimile by Telephone Only: (212) 815-6212

Any questions or requests for assistance may be directed to the Information Agent or the Tender Agent at the addresses and telephone numbers set forth on the last page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent. Holders of Fila ADSs may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                                   SCHEDULE I

                     DIRECTORS AND EXECUTIVE OFFICERS OF RCS

DIRECTORS AND EXECUTIVE OFFICERS OF RCS

            The following table sets forth the name, age as of the date of this Offer to Purchase, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of RCS MediaGroup S.p.A. ("RCS"). Unless otherwise indicated, each individual is a citizen of Italy and the business address of each person is the business address of RCS as set forth below.

RCS MediaGroup S.p.A.
Via Angelo Rizzoli 2
2-20132 Milan, Italy

----------------------------------------------------------------------------------------------------------------------
                                       Present Principal Occupation or Employment; Material Positions During the
Name and Position               Age    Past Five Years.
-----------------               ---    ----------------
----------------------------------------------------------------------------------------------------------------------
Directors
---------
----------------------------------------------------------------------------------------------------------------------
Guido Roberto Vitale            66     Guido Roberto Vitale has been a director and Chairman of the RCS Board and
Director and Chairman of the           the RCS Executive Committee since April 2003. After having worked, inter
Board and the Executive                alia, at Mediobanca SpA (1962-1964) and General Electric (1965-1966), in 1971
Committee of the Board                 he established Euromobiliare, of which he was Managing Director until 1991.
                                       In 1992 he was co-founder of Vitale & Borghesi (re-named Lazard Italia in
                                       1998) of which he was Chairman of the Board until May 2001.  Then, since
                                       2001, he has been Chairman of the Board of Vitale & Associati SpA.  He has
                                       been a director of Seat Pagine Gialle SpA (since April 2001), AON Nichols
                                       Italia (since April 2001), FAI (since October 2001) and R.C.S. Quotidiani SpA
                                       (since June 2003).
----------------------------------------------------------------------------------------------------------------------
Paolo Mieli                     54     Paolo Mieli has been a director in charge of supervising editorial and
Director and Deputy Chairman           content matters for the RCS Group and Deputy Chairman at RCS since April
                                       2003. He is a journalist who, after several years spent working at Italian magazines and newspapers outside the RCS Group, became editor-in-chief in
                                       1992 of the newspaper "Il Corriere della Sera", published by R.C.S. Editori
                                       SpA (now named R.C.S. Quotidiani SpA), a wholly owned subsidiary of RCS active in the newspaper publishing business. Since 1997, he has been the
                                       Manager in charge of editing and contents at R.C.S. Editori SpA (now named
                                       R.C.S. Quotidiani SpA). He was a director of HdPnet SpA (2001- October 2002).
----------------------------------------------------------------------------------------------------------------------
Maurizio Romiti                 53     Maurizio Romiti has been a director, the Chief Executive Officer, General
Director, Chief Executive              Manager and a member of the Executive Committee of the RCS Board since March
Officer, General Manager and           1997, the date RCS was incorporated. After some years spent at Banca
Member of the Executive                Nazionale dell'Agricoltura, he joined Mediobanca SpA in 1977, where he was
Committee of the Board                 Head of the participations and special affairs department from 1986 to 1997.
                                       He was a director of La Fondiaria Assicurazioni (1988-1997), Snia BDP
                                       (1981-1997), Banca Commerciale Italiana SpA (1999-2001),  Joyce Boutique Ltd.
                                       (1999-2000), Altagamma (2000-2002), HdPnet SpA (2001- October 2002, he was
                                       also Chairman of the Board until April 2002), Valentino SpA (1998-2002), and
                                       GFTnet SpA, an RCS wholly owned subsidiary (1997-2003). Presently he is a director of two RCS subsidiaries: R.C.S. Quotidiani SpA (since April 2001)
                                       and Fila Holding (since 1997) and of the following companies in which RCS owns an interest: Pirelli & C. SpA (since May 2003), Poligrafici Editoriale
                                       SpA (since June 2002), Ratti SpA (since 1996), Istituto Europeo di Oncologia
                                       Srl (since 1997), H3G SpA (since April 2000) and Centro Cardiologico SpA
                                       Fondazione Monzino (since March 2000).
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Raffaele Agrusti                46     Raffaele Agrusti has been a director of RCS since December 2002. Since 1982
Director                               he has been working at Assicurazioni Generali SpA, where he has been Deputy
                                       General Manager since March 2001 and has been serving as a director and statutory auditor of several companies controlled by Assicurazioni Generali
                                       SpA or in which it owns an interest.
----------------------------------------------------------------------------------------------------------------------
Roberto Bertazzoni              61     Roberto Bertazzoni has been a director of RCS since 1998 and, from 1998 to
Director                               March 2000 was a member of the RCS Executive Committee.  Since 1982 he has been Chairman of the Board and Managing Director of Smeg SpA. He has been
                                       Chairman of the Board of Erfin - Eridano Finanziaria SpA (since January 2002)
                                       and Finint SA (since June 1995).  He has also been a director (since 1994)
                                       and member of the Executive Committee of the Board (since 1999) of Unicredito
                                       Italiano SpA, a director (since January 1996) and member of the Executive
                                       Committee of the Board (until June 2002) of Unicredit Banca SpA, previously named Rolo Banca SpA, and Chairman of the Board of Unidea Foundation (since
                                       March 2003).
----------------------------------------------------------------------------------------------------------------------
Carlo Buora                     57     Carlo Buora has been a director of RCS since May 2000. After working at Banca
Director                               Nazionale del Lavoro Group (1972-1979) and at Merloni Group where he was Head of the finance and administration department, in 1982 he went to Snia
                                       BDP/FIAT Group as Head of the finance department at Snia BDP and Vice General
                                       Manager of Telettra SpA and in 1989 he was General Manager of Benetton Group
                                       SpA.  At the Pirelli Group, he has been the Head of finance and administration (since 1992), Managing Director (since 2001) of Pirelli SpA, managing shareholder (1999-2003), Managing Director of Pirelli & C. SApA, now
                                       Pirelli & C. SpA (since 2003), Managing Director of Telecom Italia (since
                                       2001), Managing Director of Olivetti SpA (since 2001) and Chairman of the
                                       Board of TIM SpA (since 2002).  He is also a director of Olimpia SpA, Pirelli
                                       & C. Real Estate, F.C. Internazionale SpA, Mediobanca SpA (of which he is also a member of the Executive Committee of the Board) and RAS SpA.
----------------------------------------------------------------------------------------------------------------------
Franzo Grande Stevens           74     Franzo Grande Stevens has been a director of RCS and member of the RCS
Director and Member of the             Executive Committee since March 2003. He is a lawyer practicing financial and
Executive Committee of the             commercial law and was a member, and thereafter Chairman, of the Council for
Board                                  Forensic Science. He is and has been, a director of several companies, including Ferrero SpA, Davide Campari SpA, IPI SpA, IFI SpA, Toro
                                       Assicurazioni SpA, IFIL SpA, Fiat SpA, La Rinascente SpA, Reale Mutua di
                                       Assicurazioni SpA, Pininfarina SpA, Banca del Piemonte SpA, Exor Group and
                                       Banca Sella SpA.
----------------------------------------------------------------------------------------------------------------------
Enrico Giliberti                48     Enrico Giliberti has been a director of RCS since March 1997, the date RCS
Director                               was incorporated and was a member of the RCS Executive Committee from 1998 to
                                       May 2000.  Since 1969 he has been practicing as a lawyer with a focus on commercial and company law. He is founder and senior partner of the firm presently named Giliberti Pappalettera Triscornia.
----------------------------------------------------------------------------------------------------------------------
Natalino Irti                   67     Natalino Irti has been a director of RCS since April 2003. He is a lawyer and
Director                               a professor of Civil Law at the University of Rome "La Sapienza." He is Vice
                                       President of Assonime (the Italian Association of joint stock companies). He is the author of several articles and books about civil and commercial law and the editor of several legal reviews.  Since November 2001 he has been serving as a director of Telecom Italia SpA.
----------------------------------------------------------------------------------------------------------------------
Giuseppe Lucchini               51     Giuseppe Lucchini has been a director of RCS since March 1997, the date RCS
Director                               was incorporated. He has been Chairman of the Board of Lucchini SpA (since
                                       1974), Lucchini Sidermeccanica SpA (since 2001), HopA SpA (since December
                                       1999 and Deputy Chairman since 2001), Banca Lombarda e Piemontese SpA (since
                                       1990), GIM Generale Industrie Metallurgiche SpA (since 1999), Beretta Holding
                                       SpA (since 1994) and Ergon Finanziaria SpA (since 1982). He is also Chairman of the Supervisory Board of Ascometal SA (since 1999), Chairman of the Board of Gilpar Holding SA (since 1996), Managing Shareholder of Lupar SApA (since
                                       1986), sole director of Gilpar Spa (since 1988), a director of Lucchini
                                       Foundation (since 1990) and a director of TIM SpA (since 2003). He was also a director of SMI Societa Metallurgica Italiana (1996-2003).
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Giangiacomo Nardozzi Tonielli   59     Giangiacomo Nardozzi Tonielli has been a director of RCS since April 2003. He
Director                               is a professor of Economics at the II(degree) Engineering School of Milan and author of several articles and books on economics. He was, inter alia, counsel for the Italian Ministery of Treasury, the Italian Parliament, the Bank of Italy,
                                       the Italian Antitrust Authority (Autorita Garante della concorrenza e del mercato) and the Italian Authority for the companies and financial markets
                                       (Consob) where he is a member of the Scientific Committee.  He has been a director of Banca Intesa (since 1998) and Caboto Sim (since June 2003).
----------------------------------------------------------------------------------------------------------------------
Nicolo Nefri                    74     Nicolo Nefri has been a director of RCS since March 1997, the date RCS was
Director and Member of the             incorporated. Until September 10, 2002, he was Chairman of the RCS Board
Executive Committee                    (from March 1997) and Chairman of the RCS Executive Committee (from June
                                       1998). In April 2003, he was reappointed as a member of the RCS Executive
                                       Committee. During his career he was, inter alia, Managing Director of La
                                       Rinascente SpA (from 1976) and SAES SpA (from 1989) and Chairman of the Board of Unitel SpA. Recently, he has been a director (since 1998) and Chairman of the Board (since 1999) of Fila, a director and member of the Executive
                                       Committee of the Board of Stefanel SpA and a director of Galbani SpA, Credito
                                       Artigiano and Bocconi University. Since April 2003, he has also been Chairman of the Board of Finsiel SpA.
----------------------------------------------------------------------------------------------------------------------
Renato Pagliaro                 46     Renato Pagliaro has been a director of RCS and member of the RCS Executive
Director and Member of the             Committee since May 2000. Since 1981 he has been working at Mediobanca SpA,
Executive Committee                    where he has been Co-General Manager since April 2003. He was a director of
                                       Caffaro SpA (1988-2000), Snia BPD S.p.A. (1997-1999), La Fondiaria
                                       Assicurazioni (1997-2002) and Compagnie Monegasque de Banque S.A.M.
                                       (1997-2001). He is currently a director of Cofactor SpA, Compass SpA and
                                       SelmaBipiemme Leasing SpA.
----------------------------------------------------------------------------------------------------------------------
Corrado Passera                 49     Corrado Passera has been a director of RCS since September 2002. After
Director                               working at McKinsey & Co and Cir SpA, he was Managing Director at Olivetti
                                       SpA (1992-1996), Banco Ambrosiano Veneto (1996-1998) and Poste Italiane SpA
                                       (1998-2002).  He has been Managing Director of Banca Intesa since May 2002.
                                       He is a director of Credit Agricole SA (since June 2002), Olimpia SpA (since
                                       July 2002) and a director and member of the Executive Committee of the Board of the Italian Banks Association (ABI - Associazione Bancaria Italiana). He
                                       has been member of the General Council of Aspen Institute since June 2002 and a member of the Council for the Relationships between Italy and the United
                                       States since January 2003.
----------------------------------------------------------------------------------------------------------------------
Alessandro Pedersoli            74     Alessandro Pedersoli has been a director of RCS since April 2003. Since 1952
Director                               he has been practicing as a lawyer with a focus on commercial and company law. He has been a director of Banca Popolare di Bergamo - Credito Varesino
                                       (since 1987), Assicurazioni Generali SpA (since April 2003) and Chairman of the Board of Beiersdorf SpA (since February 1998) and Gruppo Coin SpA (since
                                       May 2003)
----------------------------------------------------------------------------------------------------------------------
Carlo Pesenti                   40     Carlo Pesenti has been a director of RCS since May 2000. He has been working
Director                               at Italcementi SpA for several years, where he is a director and a Co-General
                                       Manager. He is a director and General Manager of Italmobiliare SpA.  He is a director and Head of Italian Operations of Ciments Francais SA, Mediobanca
                                       SpA, Banca Popolare di Bergamo-Credito Varesino and Unicredito Italiano SpA.
                                       He is also Chairman of the Board of Intertrading Srl, Deputy Chairman of
                                       Italgen SpA, a director of BravoSolution SpA and BravoSolution Espana SA and
                                       a member of the Supervisory Board of KM Europa Metal AG.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Umberto Quadrino                57     Umberto Quadrino has been a director of RCS since November 2002. He joined
Director                               Fiat SpA in 1970, where he was assistant to the Managing Director, Head of
                                       Administration and Control and Executive Vice President in charge of non-automotive sectors. In 1996 he was appointed Managing Director of New
                                       Holland. Since 2001 he has been Chairman of the Board of Edison SpA (and
                                       Montedison SpA, which was merged into Edison).
----------------------------------------------------------------------------------------------------------------------
Paolo Savona                    66     Paolo Savona has been a director of RCS and member of the RCS Executive
Director and Member of the             Committee since May 2000. He is a professor of Economics at the LUISS
Executive Committee                    University of Rome and author of several articles and books on economics.
                                       During his professional life he was, inter alia, Italy's Minister of
                                       Industry, General Manager and Managing Director of Banca Nazionale del
                                       Lavoro, General Manager at the Italian Association of Industry
                                       (Confindustria). He has been Executive Vice President of Aspen Institute
                                       Italy, Chairman of the Board (since December 1999) and Deputy Chairman (since
                                       March 2003) of Impregilo SpA.  Since March 2003 he has been Deputy Chairman of the Board of Aeroporti di Roma SpA, where he had previously served as
                                       Chairman of the Board from September 2000 to March 2003.
----------------------------------------------------------------------------------------------------------------------
Francesco Tato                  70     Francesco Tato has been a director of RCS since September 2002. From such
Director                               date to April 2003 he was Chairman of the RCS Board and the RCS Executive
                                       Committee. After many years in the Olivetti Group, he was, inter alia, Head of International Operations at Rizzoli Editore SpA, now R.C.S. Quotidiani SpA
                                       (1974-1975), Managing Director of Arnoldo Mondadori Editore SpA (1984-1986
                                       and 1991-1994) and Managing Director of Finivest SpA (October 1993 to
                                       February 1995). Then he was Chief Executive Officer (1996-2002) and General
                                       Manager (2000-2002) of Enel SpA, and served as director and Chairman of the
                                       Board of a number of Enel Group companies, including Enel Distribuzione SpA,
                                       Enelpower SpA, Terna SpA, Enel Produzione SpA, Elettrogen SpA, Eurogen SpA,
                                       Interpower SpA, and a director, but not Chairman of the Board, of Wind SpA.
                                       He was a director of R.C.S. Quotidiani SpA from November 2002 to May 2003.
----------------------------------------------------------------------------------------------------------------------
Executive Officers
------------------
----------------------------------------------------------------------------------------------------------------------
Gaetano Mele                    58     Gaetano Mele has been General Manager of RCS since January 2003. Prior to
General Manager                        January 2003 he was Managing Director of R.C.S. Quotidiani SpA (previously named R.C.S. Editori SpA), and previously he served as General Manager of the
                                       Daily Press Division (1996-2000) and General Manager of the same company
                                       (2000-2003). He is currently director of several subsidiaries of RCS, including R.C.S. Periodici SpA, RCS Pubblicita SpA, Adelphi Edizioni SpA and
                                       De Agostini Rizzoli Periodici SpA. Before joining the RCS family of companies
                                       (the "RCS Group") he worked, inter alia, at Fonti Levissima SpA (1973-1983),
                                       Soilax Italia SpA (1984-1987) and Nestle Italiana SpA (1989-1996).
----------------------------------------------------------------------------------------------------------------------
Alfredo Andreoli                56     Alfredo Andreoli has been Head of Central Corporate Control Department since
Head of Central Corporate              October 2002. During his career at the RCS Group he was Head of
Control Department                     Administration and Finance (1994-2000) and Head of Central Staff Departments
                                       (2001-2002) at R.C.S. Editori SpA (presently named R.C.S. Quotidiani SpA). He served and currently is a director of several RCS subsidiaries, including
                                       R.C.S. Diffusione SpA (until June 2003), Immobiliare Solferino 28 Srl (as
                                       Chairman of the Board) and GFTnet SpA (as Deputy Chairman since 2003).
----------------------------------------------------------------------------------------------------------------------
Flavio Biondi                   55     Flavio Biondi has been, since the beginning of 2003, the Managing Director
Managing Director and General          and General Manager of RCS Pubblicita SpA, a wholly owned subsidiary of RCS
Manager of RCS Pubblicita SpA          active in advertising.  During his career at the R.C.S. Group he has been in charge of advertising at R.C.S. Editori SpA (now named R.C.S. Quotidiani
                                       SpA).  He served as and is currently a director of several RCS subsidiaries, including IGP Decaux SpA, RCS Sport, RCS Sport Events SpA, RCS Dada
                                       Advertising SpA (all as Chairman of the Board) and Blei SpA (as Deputy
                                       Chairman). He has been a director of Dada Spa, in which RCS holds a minority interest, since April 2003.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Antonio Concina                 65     Antonio Concina joined RCS in 2003 as Head of the Corporate Communication and
Head of Corporate                      External Relation Department. Previously he worked at several companies in
Communication and External             the IRI Group (owned by the Italian State) until 1998.  His last position at
Relation Department                    the IRI Group was Head of Public Relations of Telecom Italia SpA from 1994 to
                                       1998.  He was a director in charge of relations with public entities at Sisal
                                       SpA. and Managing Director of SEC & Partners ( 2001-2002).
----------------------------------------------------------------------------------------------------------------------
Ferruccio de Bortoli            50     Ferruccio de Bortoli has been, since June of 2003, Managing Director of
Managing Director of  R.C.S.           R.C.S. Libri SpA, a wholly owned subsidiary of RCS involved in book
Libri SpA                              publishing.  He is a journalist who joined the RCS Group in 1973 working at the newspaper "Il Corriere della Sera".  After having worked at a magazine and a newspaper outside of the RCS Group, he returned to Corriere della Sera in 1987 and became Deputy Editor-in-Chief (December 1993- May 1997) and
                                       Editor-in-Chief (May 1997- June 2003).
----------------------------------------------------------------------------------------------------------------------
Luigi Menghini                  60     Luigi Menghini has been Personnel Central Manager at RCS since October 2002.
Personnel Central Manager              He has spent most of his career at the RCS Group with different positions in personnel departments.
----------------------------------------------------------------------------------------------------------------------
Gabriele Payno Ferrara          54     Gabriele Payno Ferrara has been Human Resources Development Manager of RCS
Human Resources Development            since April 2003. From 1990 to 2003 he was Head of Organization, Personnel
Manager                                and Internal and External Relations at RCS' subsidiary GFTNet SpA. Previously he worked at associations where he specialized in personnel organization and relations with unions.
----------------------------------------------------------------------------------------------------------------------
Carlo Palazzesi                 53     Carlo Palazzesi has been Managing Director of RCS Internal Auditing Srl
Managing Director of RCS               (formerly HdP Internal Auditing Srl ), the company in charge of internal
Internal Auditing Srl                  auditing with respect to RCS Group companies, since 1999. Previously, after a ten-year period spent at the internal audit department at Fiat SpA, he was
                                       Head of Internal Auditing at R.C.S. Editori SpA, now named R.C.S. Quotidiani
                                       SpA. (1995-1999), Recordati - Industria Chimica e Farmaceutica SpA
                                       (1990-1995) and Zanussi Group (1987-1990).
----------------------------------------------------------------------------------------------------------------------
Crescenzo Pulitano              58     Crescenzo Pulitano is an attorney.  He has been Head of the Legal and
Head of the Legal and                  Corporate Affairs Department since October 2002. After a short period as a
Corporate Affairs Department           private practitioner (1967-1971), he worked at the legal department of Standa
                                       SpA (1971-1979), and then joined R.C.S. Editori SpA (now named R.C.S.
                                       Quotidiani SpA) in 1979 where he served as General Counsel from 1982 to 2002.
                                       He has been serving as a director of several subsidiaries of RCS, including
                                       RCS Factor SpA, Rizzoli Larousse SpA, Burda RCS International Holding GmbH,
                                       RCS International Books BV, RCS International Advertising BV, RCS
                                       International Magazines BV, Burda Rizzoli Verlagsbeteiligungen GmbH and
                                       Unidad Editorial SA. He served as a director and Chairman of the Board of several other subsidiaries of RCS, including R.C.S. Periodici SpA and R.C.S.
                                       Collezionabili SpA (both until April 2003), R.C.S. Diffusione SpA (until June
                                       2003) and RCS Pubblicita SpA (until December 2002).
----------------------------------------------------------------------------------------------------------------------
Giampaolo Sala                  48     Giampaolo Sala served and is currently serving as Managing Director of R.C.S.
Managing Director of R.C.S.            Periodici SpA and Sfera SpA, RCS subsidiaries active in the magazine
Periodici SpA                          publishing business.  He is also a director of several RCS subsidiaries or companies in which RCS owns an interest, including De Agostini Rizzoli
                                       Periodici SpA (also is Managing Director) and R.C.S. Diffusione SpA (also is
                                       Chairman of the Board).
----------------------------------------------------------------------------------------------------------------------
Maurizia Squinzi                53     Maurizia Squinzi has been Chief Financial Officer (Head of Administration,
Chief Financial Officer (Head          Finance and Control Departments) of RCS since January 2003. Previously, after
of Administration, Finance             having worked at McKinsey, BNL Group and at some companies in the Cofide
and Control Departments)               Group and Compart SpA, she was Chief Executive Officer (2001-2002) and Chief
                                       of the Strategy, Planning and Control Departments (1998-2001) at Poste
                                       Italiane SpA, serving also as a director of Postecom SpA and SDA Express
                                       (both 1999-2002). She is serving as a director of some subsidiaries of RCS, including RCS Pubblicita SpA and RCS Factor SpA.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Giorgio Valerio                 37     Giorgio Valerio has been the Head of Business Development and Mergers and
Head of Group Planning,                Acquisition Departments of RCS since January 2003.  Before that he was Head
Control and Business                   of Group Planning, Control and Business Development at RCS (2002) and Vice
Development                            Manager of the same department at R.C.S. Editori SpA (now named R.C.S.
                                       Quotidiani SpA) from January 2001 and at RCS, from 1997 to 2000.  He also worked at Mediobanca SpA (1992-1997) and Schroeders Securities Ltd. Paris
                                       (1989-1992).  He served as and is a director at several RCS subsidiaries or companies in which it owns an interest, including RCS Broadcast SpA (since
                                       2002), Dada SpA (since April 2003), Flammarion SA and Unidad Editorial SA.
----------------------------------------------------------------------------------------------------------------------
Giovanni Vallardi               53     Since June of 2003, Giovanni Vallardi has been serving as Managing Director
Managing Director of R.C.S.            of R.C.S. Quotidiani SpA (previously named R.C.S. Editori SpA).  Previously,
Quotidiani SpA                         after several years spent working at Italian publishing companies, he was
                                       General Manager of the magazines division of Editoriale Corriere della Sera
                                       (1984-1986) and Managing Director of R.C.S. Periodici SpA (1986-1993) and of
                                       R.C.S. Libri SpA (1994- June 2003).
----------------------------------------------------------------------------------------------------------------------
Elena Vasco                     38     Elena Vasco joined RCS in 1997 and was Head of Planning, Control and
Managing Director of RCS               Strategic Development until July 2002 when she was appointed Managing
Broadcast SpA                          Director of Editoriale Sper SpA (now renamed RCS Broadcast SpA). She served as a director of several RCS subsidiaries and companies in which RCS owns an interest, including R.C.S. Editori SpA (now named R.C.S. Quotidiani SpA) and
                                       GFTnet SpA, and presently is a director of RCS Broadcast SpA, Audiradio Srl,
                                       CNR -Channel News Radio Srl (where she is also Chairman of the Board),
                                       Finwork Finanziaria Italia SpA (where she is also Chairman of the Board) and
                                       AGR - Agenzia Giornalistica Radiotelevisiva Srl (since 2002).
----------------------------------------------------------------------------------------------------------------------

         ANNEX A - DRAFT PRO FORMA BALANCE SHEET OF FILA HOLDING S.p.A.,
                            DATED AS OF JUNE 10, 2003

[LOGO]
Fila Holding S.p.A.
Registered Office
Viale Cesare Battisti 26
13900 Biella Italy                  Registered Capital Stock (euro)96,511,312.00
Tel. +39-01535061                   Biella Commercial Registrar
Fax +39-0153506399                  And Tax Code Number 00164310021

                                   Draft pro-
                                     forma
                                    balance
                                     Sheet
((euro)000)                        31/5/2003      1          2          3          4          5        6        7
-------------------------------------------------------------------------------------------------------------------------
Fixed assets (net)                       20
Net Equity investments                    3
Other non current assets                230
Equity inivestments intercompany     150.96              (150.967)
                                   --------
Total fixed assets                  151.220
Other receivables                   134.304    (20.000)                         103.658     (263)     323    (198.167)
Net cash                                 13                82.123    106.523   (106.523)    (500)    (653)    198.167
                                   --------
Total current assets                134.317
-------------------------------------------------------------------------------------------------------------------------
Total assets                        285.537
-------------------------------------------------------------------------------------------------------------------------
Pension funds                           337
                                   --------
Long Term liabilities                   337
Accounts payable                      2.218
Other current liabilitie            162.688                          106.523     (2.865)    (390)    (653)
                                   --------
Current liabilities                 164.906
Shareholder funds                   120.294    (20.000)   (68.845)                          (373)     323
-------------------------------------------------------------------------------------------------------------------------
Total equity and liabilities        285.537
-------------------------------------------------------------------------------------------------------------------------

                                                                  Draft pro-
                                                                    forma
                                                                   balance
                                                                    Sheet
((euro)000)                           8           9        10     10/6/2003
----------------------------------------------------------------------------
Fixed assets (net)                                                       20
Net Equity investments                                                    3
Other non current assets                                                230
Equity inivestments intercompany                                          0
                                                                    -------
Total fixed assets                                                      253
Other receivables                                                    19.855
Net cash                           (263.514)    20.604   (2.875)     33.365
                                                                    -------
Total current assets                                                 53.220
----------------------------------------------------------------------------
Total assets                                                         53.473
----------------------------------------------------------------------------
Pension funds                                                           337
                                                                    -------
Long Term liabilities                                                   337
Accounts payable                                                      2.218
Other current liabilitie           (263.514)                          1.790
                                                                    -------
Current liabilities                                                   4.008
Shareholder funds                               20.604   (2.875)     49.128
----------------------------------------------------------------------------
Total equity and liabilities                                         53.473
----------------------------------------------------------------------------

NOTE:

Eash adjustment is described in the following page


                                  Annex A - 1

Adjustments

1. Write off of a credit of Fila Holding towards Fila Nederland

2. Sale of shares of Fila Sport, Fila U.S.A, Fila Nederland and Ciesse with the accounting of the Loss on equity investments

3. Loan from RCS to Fila Holding

4. Loan from Fila Holding to Fila Sport and Fila Nederland to allow the two companies to repay their debts

5. Costs for UBS advisory and Interest income on financial credit towards Fila Sport and Fila Nederland (accrued as of the 10th June 2003)

6. Bank Interest paid (accrued as of the 10th June 2003)

7. Cash in from the sale of Notes (Fila Sport and Fila Nederland)

8. Use of cash to repay debts towards banks and RCS

9. Income from the closing of the hedging position

10. Advisory costs for the Transactions


                                  Annex A - 2

                         ANNEX B - UBS FAIRNESS OPINION

[LOGO]
UBS

Strictly Private & Confidential
Fila Holding S.p.A.
Viale Cesare Battisti, 26
13900 Biella
Italy

To the attention of
The Board of Directors

23 June 2003

Dear Members of the Board,

We understand that Fila Holding S.p.A., an Italian stock corporation (" Fila" or the "Company"), is considering a transaction whereby RCS MediaGroup S.p.A., an Italian stock corporation ("RCS"), will offer to purchase all of the outstanding ordinary shares of Fila including those in the form of American Depositary Shares (the "Fila ADSs") not owned by RCS (the "Offer") at a price of US$1.12 in cash, without interest, per Fila ADS ("the Consideration"), pursuant to the terms of an offer to purchase to be launched as soon as practicable and in any case prior to September 7, 2003 (the "Offer to Purchase").

You have requested our opinion as to the fairness from a financial point of view to the holders of Fila ADSs other than RCS of the Consideration to be received by such holders in the Offer. It is our understanding that the decision whether to recommend this offer to shareholders will be made only by those directors who do not have a conflict of interest as required by applicable Italian law.

UBS Corporate Finance Italia S.p.A. ("UBS") has acted as financial advisor to the Board of Directors of the Company in connection with the Offer and will receive a fee for its services. In the ordinary course of business, UBS AG, its subsidiaries, branches or affiliates have traded securities of the Company for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. We also act or have acted as financial advisor for certain direct or indirect shareholders of RCS, including Edison S.p.A., Assicurazioni Generali S.p.A. and Banca Intesa S.p.A., which together hold approximately 5.6% of the RCS ordinary shares, of which 5.4% are subject to a shareholder agreement representing approximately 44.9% of RCS's ordinary shares.

Our opinion does not address the Board's underlying business decision on whether or not to recommend the Offer or constitute a recommendation to any holder of Fila ADSs as to whether or not to tender their Fila ADSs in the Offer. In rendering this opinion, we have assumed, with your consent, that the final Offer to Purchase will not differ in any material respect from the draft of June 20, 2003 reviewed by us. We have not been authorized to and have not solicited indications of interest in a business combination with the Company from any party nor did we participate in any negotiations on behalf of Fila regarding the Offer to Purchase. We note that on June 10, 2003 the Company completed its sale of substantially all of its operating assets to Sport Brands International LLC (the "Sale").

In arriving at our opinion, we have, among other things:

(i)   reviewed the draft of the Offer to Purchase dated June 20, 2003,


                                  Annex B - 1

(ii) reviewed certain publicly available business and historical financial information relating to the Company, including the Company's annual report on Form 20-F for the year ended December 31, 2002 and certain communications to shareholders,

(iii) reviewed the Stock Purchase Agreement among Sport Brands International LLC, Holding di Partecipazioni Industriali S.p.A. (subsequently re-named RCS MediaGroup S.p.A.) and Fila relating to the purchase of capital stock of Fila Nederland BV, Fila Sport S.p.A., Ciesse Piumini S.r.l. and Fila U.S.A. Inc. dated March 7, 2003 and the related letter agreement dated June 10, 2003,

(iv)  reviewed current and historical market prices of the ADSs of the Company,

(v) reviewed certain internal financial information and other data relating to the remaining assets of the Company, including estimates and a draft pro-forma balance sheet prepared by management of the Company, that were provided to us by the Company,

(vi) reviewed estimates of the current amount of the Company's tax loss carry forwards that were endorsed by the Board of Directors and provided to us at the Board of Directors' direction,

(vii) conducted discussions with members of the senior management of the Company prior to the Sale and with the members of the Board of Directors after the Sale concerning the post-Sale business and financial prospects of the Company, and

(viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and have not been furnished with any such evaluation or appraisal. We note that we are not tax, accountancy or other specialist advisors and we have not made any determination as to the value of the Company's tax loss carry-forwards and we have assumed, based on the Board's assessment that no opportunity exists for the Company to realise a material value through the use of such tax loss carry-forwards, that the value of tax loss carry-forwards is not material to the Company. At your direction, we have relied on the draft pro forma balance sheet of the Company as at June 10, 2003, and you have advised us that no changes to this pro-forma balance sheet are necessary to account for any subsequent occurrences. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This letter and the opinion is provided for the benefit of the Board of Directors of the Company only in connection with and for the purposes of their consideration of the Offer.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the holders of Fila ADSs, other than RCS and its affiliates, in the Offer is fair from a financial point of view to such holders.

Yours faithfully,

UBS Corporate Finance Italia S.p.A.


/s/ UBS Corporate Finance Italia S.p.A.


                                  Annex B - 2

                    ANNEX C - MERRILL LYNCH FAIRNESS OPINION

Merrill Lynch
--------------------------------------------------------------------------------
Global Markets & Investment Banking Group
Board of Directors
Holding di Partecipazioni Industriali - HdP S.p.A.
Via Rizzoli, 2
20132 Milan

                                                                 March 7th, 2003

Members of the Board of Directors:

Holding di Partecipazioni Industriali - HdP S.p.A. ("HdP"), Fila Holding S.p.A. (the "Company"), Cerberus Capital Management LP (the "Acquirer") and Sport Brand International LLC, a subsidiary of the Acquirer (the "Acquisition Subsidiary"), propose to enter into a Stock Purchase Agreement, (the "Agreement") pursuant to which the Acquisition Subsidiary will acquire from the Company (the "Transaction") all the capital stock of Fila Nederland B.V., Fila Sport S.p.A., Ciesse Piumini s.r.l., and Fila U.S.A. Inc. Simultaneously, HdP intends to launch a tender offer for all the outstanding American depositary shares ("ADSs") of the Company that it does not already own (the "Take Private Transaction") at a price of US$ 1.12 per ADS in cash representing an aggregate consideration of approximately US$ 9.6 million (the "Consideration").

You have asked us whether, in our opinion, the Consideration to be paid by HdP pursuant to the Take Private Transaction is fair to HdP.

In arriving at the opinion set out below, we have, among other things:

1. Reviewed certain publicly available business and financial information relating to the Company and HdP that we deemed to be relevant;

2. Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities of the Company, furnished to us by the Company and HdP, including the financial projections for 2003 prepared by the Company;

3. Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

4. Reviewed the market prices and valuation multiples for the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

5. Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

6. Compared the proposed financial terms of the Take Private Transaction with the financial terms of certain other transactions that we deemed to be relevant;

7. Reviewed the potential pro forma impact of the Transaction and the Take Private Transaction on the Company and HdP, respectively;

8.    Reviewed a draft copy of the Agreement dated February 26th, 2003;


                                  Annex C - 1

9. Reviewed certain legal analyses produced by the external legal counsels of HdP regarding the Transaction and the Take Private Transaction; and

10. Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. Moreover, we have not been asked to, nor do we express any opinion on the consideration to be paid by the Acquisition Subsidiary in connection with the Transaction. With respect to the financial information furnished to or discussed with us by the Company or HdP, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgement of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us and that the Transaction will be consummated on the terms set out in that draft of the Agreement.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date of this letter. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

We are acting as financial adviser to HdP in connection with the Take Private Transaction and will receive a fee from HdP for our services. In addition, HdP has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing currency risk management advisory services to the Company and HdP in connection with the transaction and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company ADSs, as well as securities of HdP, for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of HdP in its evaluation of the Take Private Transaction and shall not be used for any other purpose. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of HdP, the Company or any other party. This opinion shall not, in whole or in part, be disclosed, reproduced, disseminated, quoted, summarised or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch International or any of its affiliates be made by HdP or any of its affiliates, without the prior consent of Merrill Lynch International.

Our opinion does not address the merits of the underlying decision by HdP to engage in the Transaction, nor the Take Private Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction, Take Private Transaction or any matter related to these. We are not expressing any opinion as to the prices at which the securities of HdP or the Company will trade following the announcement or consummation of the Transaction and the Take Private Transaction.


                                  Annex C - 2

On the basis of and subject to the foregoing, taking into account the Board of Directors' commercial assessments, we are of the opinion that, as of the date of this letter, the Consideration to be paid by HdP pursuant to the Take Private Transaction is fair to HdP.

                                                Yours faithfully,

                                                MERRILL LYNCH INTERNATIONAL


                                                /s/ Federico Aliboni
                                                --------------------------------
                                                Federico Aliboni
                                                Managing Director
                                                Investment Banking


                                  Annex C - 3

                                     ANNEX D

                     FILA CONSOLIDATED FINANCIAL STATEMENTS
        (as filed with the SEC on June 6, 2003 under cover of Form 20-F)

FILA HOLDING S.p.A.
CONSOLIDATED BALANCE SHEETS
As of December  31, 2002 and 2001
(in thousands of Euro)

ASSETS

                                                                              2002         2001
                                                                            --------     --------
Current assets
Cash and cash equivalents                                                     51,472       36,697
Restricted bank deposits                                                      53,656           --
Trade receivables, net of allowance for doubtful accounts of Euro 27,460
     thousand in 2002 and Euro 28,562 thousand in 2001                       145,718      202,555
Inventories                                                                  160,687      234,953
Advances to suppliers                                                          2,602        3,320
Taxes receivable                                                              27,691       31,670
Deferred income taxes                                                         17,150       18,629
Prepaid expenses                                                               7,823       10,968
Other current assets                                                          12,718       29,350
                                                                            --------     --------

Total current assets                                                         479,517      568,142

Property, plant and equipment
Land                                                                          18,979       20,636
Buildings                                                                     53,148       62,021
Machinery and equipment                                                       18,869       22,001
Office furniture and equipment                                                51,543       60,834
Leasehold improvements                                                        18,090       24,020
                                                                            --------     --------

                                                                             160,629      189,512
Accumulated depreciation                                                     (72,679)     (75,851)
                                                                            --------     --------

Property, plant and equipment, net                                            87,950      113,661

Goodwill, net of accumulated amortization                                         --       15,628
Other intangible assets, net of accumulated amortization                      18,356       15,135
Deferred income taxes                                                          5,351        7,102
Treasury stock                                                                   152          844
Other assets                                                                   8,505       11,448
                                                                            --------     --------

Total assets                                                                 599,831      731,960
                                                                            ========     ========

See accompanying notes


                                  Annex D - 1

FILA HOLDING S.p.A.
CONSOLIDATED BALANCE SHEETS
As of  December  31, 2002 and 2001
(in thousands of Euro)

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                           2002         2001
                                                                         --------     --------
Current liabilities
Bank borrowings                                                           164,492      223,018
Current portion of long-term debt from third parties                       90,434       84,589
Short-term debt from related parties                                       36,817       76,555
Trade payables                                                             97,277      139,774
Income taxes payable                                                       14,305       15,646
Taxes payable, other than income taxes                                      3,258        3,387
Commissions payable                                                         1,215        4,137
Advertising and promotion                                                   2,569        5,159
Accrued expenses                                                           37,155       37,186
Other current liabilities                                                  26,982       24,422
                                                                         --------     --------

Total current liabilities                                                 474,504      613,873

Termination indemnities                                                     6,768        6,848
Long-term debt from third parties, less current portion                     3,360       12,376
Minority interests                                                          2,403        2,422
Other non-current liabilities                                               6,369        7,853

Shareholders' equity
Share capital 96,489,608 shares authorized, issued and outstanding at
     December 31, 2002, par value Euro 1.00 per share                      96,490       79,444
Additional paid in capital                                                 39,561      104,708
Accumulated deficit                                                       (47,381)    (120,938)
Foreign currency translation adjustments                                   17,757       24,523
Revaluation reserves                                                           --          851
                                                                         --------     --------

Total shareholders' equity                                                106,427       88,588
                                                                         --------     --------

Total liabilities and shareholders' equity                                599,831      731,960
                                                                         ========     ========

See accompanying notes


                                  Annex D - 2

FILA HOLDING S.p.A.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2002, 2001 and 2000
(in thousands of Euro)

                                          2002           2001           2000
                                       ----------     ----------     ----------
Revenue:
Net direct sales                          874,736        944,991        974,108
Royalty income                             24,534         22,664         23,051
Other revenue                              10,230          9,514          6,331
                                       ----------     ----------     ----------

                                          909,500        977,169      1,003,490

Cost of sales                             559,363        632,078        610,563
                                       ----------     ----------     ----------

Gross profit                              350,137        345,091        392,927

General and administrative expenses       232,632        275,244        276,695
Advertising and promotion expenses         76,589         93,346        105,734
Commissions                                20,867         21,630         21,256
Restructuring charges                          --             --         11,126
Subsidiaries' closing costs                    --          4,722          6,144

                                          330,088        394,942        420,955
                                       ----------     ----------     ----------

Income (loss) from operations              20,049        (49,851)       (28,028)

Other income (expense):
Interest income                             2,025          2,060          2,971
Interest expense                          (21,692)       (29,095)       (28,130)
Foreign exchange losses                   (27,246)        (7,255)        (8,373)
Bank charges                               (2,843)        (4,688)        (4,223)
Other - net                               (32,254)       (23,878)        (2,479)
                                       ----------     ----------     ----------

                                          (82,010)       (62,856)       (40,234)
                                       ----------     ----------     ----------

Loss before income taxes                  (61,961)      (112,707)       (68,262)

Income taxes                               18,929         27,010          3,323
                                       ----------     ----------     ----------

Net loss                                  (80,890)      (139,717)       (71,585)
                                       ==========     ==========     ==========

See accompanying notes


                                  Annex D - 3

FILA HOLDING S.p.A.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the years ended December 31, 2002, 2001 and 2000

                                                            Retained earnings (accumulated deficit)
                                -------------------------------------------------------------------------------------------------
                                                             Other        Reserves or
                                                           Retained       purchase of
                                            Additional     earnings     treasury stock    Foreign currency
                                Capital      paid in     (accumulated    (in thousands       translation    Revaluation
                                 share       capital       deficit)        of Euro)          adjustments     reserves       Total
                                -------     ----------   ------------   --------------    ----------------  -----------     -----
Balance at December 31, 1999    35,865         1,622         88,188            2,176             12,178         851        140,880
Change in reserve for
    purchase of treasury
    stock                                                      (219)             219                                            --
Foreign currency
    translation adjustments                                                                       2,846                      2,846
Net loss, 2000                                              (71,585)                                                       (71,585)

Balance at December 31, 2000    35,865         1,622         16,384            2,395             15,024         851         72,141

Conversion of Share Capital
    from Lira to Euro              246          (246)
Issuance of 33,332,952
    ordinary shares             43,333       103,332                                                                       146,665
Change in reserve for
    purchase of treasury
    stock                                                     1,551           (1,551)
Foreign currency
    translation adjustments                                                                       9,499                      9,499
Net loss, 2001                                             (139,717)                                                      (139,717)

Balance at December 31, 2001    79,444       104,708       (121,782)             844             24,523         851         88,588

Change in reserve for
    purchase of treasury
    stock                                                       692             (692)                                           --
Utilization of revaluation
    reserves for coverage
    of losses (1)                                               851                                            (851)            --
Utilization of additional
    paid in capital for
    coverage of losses (2)                  (104,708)       104,708                                                             --
Decrease of share capital
    for coverage of losses
    (2)                        (48,888)                      48,888                                                             --
Issuance of 65,934,402
    ordinary shares             65,934        39,561                                                                       105,495
Foreign currency
    translation adjustments                                                                      (6,766)                    (6,766)
Net loss, 2002                                              (80,890)                                                       (80,890)

Balance at December 31, 2002    96,490        39,561        (47,533)             152             17,757                    106,427

(1)   In accordance with the Shareholders' meeting resolution dated April 22,
      2002
(2) In accordance with the Shareholders' meeting resolution dated September 23, 2002

See accompanying notes


                                  Annex D - 4

FILA HOLDING S.p.A.
CONSOLIDATED STATEMENTS OF  CASH FLOWS
For the years ended December 31, 2002, 2001 and 2000
(in thousands of Euro)

                                                                     2002         2001         2000
                                                                   --------     --------     --------
Cash Flows from Operating Activities:
Net loss                                                            (80,890)    (139,717)     (71,585)

Adjustments to reconcile net loss to net cash provided by (used
     in) operating activities:
Depreciation                                                         15,976       19,219       18,392
Amortization                                                          6,093        7,885        6,305
Deferred income taxes                                                   317        4,980       (9,389)
Unrealized foreign exchange losses                                    3,198       15,251        5,508
Impairment loss of HdP Net                                              486        2,850           --
Write-off Goodwill Fila UK                                           14,709           --           --
Write-off Fixed assets                                               13,195           --           --
Restructuring charges                                                    --           --       11,126
Subsidiaries' closing costs                                              --        4,722        6,144
Provision for termination indemnities                                 2,833        3,152        2,934
Provision for doubtful accounts                                       7,544       15,678        5,615
Forgiveness of debt                                                      --           --       (1,244)
Minority interests                                                      704          575           75

Changes in operating assets and liabilities:
Accounts receivable                                                  28,835        1,761      (17,968)
Inventories                                                          50,528       (5,781)     (20,645)
Taxes receivable                                                      2,453        2,685      (13,047)
Trade payables                                                      (25,756)      33,986       10,827
Income taxes payable                                                    840          479        8,752
Other-net                                                             7,680      (10,806)     (10,644)
                                                                   --------     --------     --------

Net cash provided by (used in) operating activities                  48,925      (43,081)     (68,844)

Cash Flows from Investing Activities:
Proceeds from disposals of property, plant and equipment              2,011        1,633        1,537
Proceeds from divestment of Dorotennis S.A                               --          343       11,343
Proceeds from divetment of the 10% interest in HdP Net                1,664           --           --
Additions to property, plant and equipment                           (8,711)     (19,420)     (45,137)
Additions to intangible assets                                       (9,597)     (10,212)      (2,488)
Acquisition of 10% interest in HdP Net                                   --       (5,000)          --
Acquisition of 40% minority interest in Fila UK Ltd.                     --           --      (19,499)
                                                                   --------     --------     --------

Net cash used in investing activities                               (14,633)     (32,656)     (54,244)

Cash Flows from Financing Activities:
Payments on long-term debt                                             (720)     (89,670)     (33,382)
Proceeds from long-term debt                                             --           --       81,858
Payments on short-term debt to related parties                     (105,495)     (91,956)          --
Proceeds from short-term debt from related parties                   65,757       60,055           --
Deposits on restricted bank accounts as a guarantee for credit
     lines                                                          (53,656)          --           --
Net change in short-term borrowings                                 (33,355)      51,441       65,262
Proceeds from ordinary share issuance                               105,495      146,665           --
                                                                   --------     --------     --------

Net cash (used in) provided by financing activities                 (21,974)      76,535      113,738

Effect of exchange rate changes on cash and cash equivalents          2,457       (2,275)      (1,493)
                                                                   --------     --------     --------
Net increase (decrease) in cash and cash equivalents                 14,775       (1,477)     (10,843)
Cash and cash equivalents at beginning of year                       36,697       38,174       49,017
                                                                   --------     --------     --------

Cash and cash equivalents at end of year                             51,472       36,697       38,174
                                                                   ========     ========     ========

Supplemental disclosures:
Interest paid                                                        19,402       29,943       27,351
                                                                   --------     --------     --------

Income taxes paid                                                    13,124       12,141        5,268

See accompanying notes


                                  Annex D - 5

FILA HOLDING S.p.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2002, 2001 and 2000

(All amounts in thousands of Euro, unless otherwise indicated)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - Fila Holding S.p.A. (the "Company") is incorporated in Italy and as of December 31, 2002 is a 91.11% (71.93% at December 31, 2001) owned subsidiary of Holding di Partecipazioni S.p.A. ("HdP"), which holds 87,912,536 ordinary shares. The remaining 8.89%, which represents 8,577,027 American Depositary Shares ("ADS"), are traded on the New York Stock Exchange in the form of American Depositary Shares under the symbol FLH and deposited at the Bank of New York. Forty-five ordinary shares are held by third parties. At December 31, 2002 there are 96,489,608 ADS issued and outstanding (30,555,206 issued and outstanding at December 31, 2001, reflecting the two to one reverse stock split). See Note 11.

The principal activities of Fila Holding S.p.A. and its subsidiaries (collectively "Fila" or the "Group") include the design, distribution and marketing of a full range of sportswear and athletic footwear. In addition, Fila maintains license agreements for its name on a variety of sports-related apparel and equipment. Information on the Group's operations by geographic area is included in Note 15.

The Company suffered relevant losses in the past and in the current fiscal year. The Group's ability to sustain its cash operating requirements depends upon a combination of cash flows from operations and other sources of financing. HdP has announced its intention to dispose of Fila, its sportswear and athletic footwear business. HdP has informed the Company it will continue to provide or make available adequate financial resources to support the operations of the Group through the earlier of January 1, 2004 and or the date of disposal. However, it is not possible to predict if the acquirer would agree to provide or make available adequate financial resources to support the operations of the Group as a going concern from the date of acquisition until January 1, 2004. The financial statements for the year 2002 have been prepared on a going concern basis.

Subsequent events

Fila Holding S.p.A. has approved an agreement, on March 7, 2003, for the sale of its direct investments in Fila Nederland BV, Fila Sport SpA, Ciesse Piumini Srl and Fila USA Inc. to Sport Brands International LLC ("SBI"), a subsidiary of, an American private equity investment fund, Cerberus. The subsidiaries sold represent all of the current operating activities of Fila.

The sale price (gross of the consolidated financial indebtedness at December 31, 2002) is US$ 351 million that will be entirely paid upon the closing. At December 31, 2002, the consolidated financial indebtedness of Fila Holding was Euro 295 million, which upon the closing, will be reimbursed to the banks and to HdP by Fila Holding from the proceeds of the sale.

Based on the amounts as of December 31, 2002 and by applying the exchange rates at such date, it is estimated that Fila Holding will realize a loss in the order of Euro 80 million on the sale. The balance sheet of the company, after the completion of the disposal and the reimbursement of debts, will be composed of cash and cash equivalents for approximately Euro 35 million and equity for the same amount.

Fila Holding expects the execution of the sale to be completed by June 2003. The closing is subject to certain conditions, including the approval of Antitrust authorities.

Fila Holding's Board has approved the sale also considering the economic performance of the Group during the past several years and the expected future results, which, although improving, are not yet in a position to reach, in the immediate future, stable positive net results.

At the same time, the Company will investigate what course of action to take with the remaining cash that will remain after the transaction.

The Company has become aware that its principal shareholder HdP will, after the closing of the sale of all of Fila Holding's operating businesses to Sport Brands International LLC, but in any event within 6 months from March 7, 2003, offer to purchase all of the Fila ADS and all of the Fila ordinary shares not already owned by HdP for a price of US$ 1.12 per Fila ADS or Fila ordinary share.

Principles of consolidation and presentation - The consolidated financial statements of the Company includes the financial statements of the Company and all significant majority-owned domestic and foreign subsidiaries. Investments between 20% and 50% of owned companies are accounted for using the equity method.


                                  Annex D - 6

All significant intercompany transactions and balances are eliminated. Unrealized intercompany profits, gains and losses arising from transactions between Group companies are eliminated.

The financial statements of foreign subsidiaries are translated into the Euro using the year-end exchange rate for balance sheet items and the average exchange rates for the year for statement of operation items. The translation differences are recorded as a separate component in consolidated shareholders' equity.

The financial statements used for the consolidation are those prepared for approval at the shareholders' meetings of the respective Group companies. They are adjusted, where necessary, to conform with the Company's accounting principles which are in accordance with Italian accounting regulations, as interpreted by, and integrated with, the accounting principles established by the Italian Accounting Profession.

The accompanying consolidated financial statements are derived from the consolidated financial statements prepared for Italian legal and statutory purposes, but have been reclassified for an international style of financial statement presentation.

Use of estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign currency transactions - Accounts receivable and payable denominated in foreign currencies are originally recorded at the exchange rate in affect at the date of the transaction; assets and liabilities denominated in foreign currencies are remeasured at the prevailing rate at the balance sheet date, and any resulting gain or loss is credited or charged to income. Long-term receivables and payables in foreign currencies are adjusted to current exchange rates at the balance sheet dates only if the adjustment results in a net unrealized loss.

Cash equivalents - The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Inventories - Inventories are carried at the lower of cost or market value using the weighted average cost method.

Property, plant and equipment - Property, plant and equipment are recorded principally at historical cost or revalued amounts when appropriate. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation - Depreciation is computed on the historical cost or revalued basis of the assets using principally the straight-line method over the estimated useful lives of the related assets, as follows:

                Buildings                            33-39 years
                Machinery and equipment              4-10 years
                Office furniture and equipment       2-8 years
                Leasehold improvements               5 years

Impairments are recognized in operating results if more than a temporary decline in value occurs.

Capital leases - Assets utilized under non-cancelable lease agreements have been accounted for in accordance with I.A.S. Statement No. 17. The agreements classified as capital leases have been capitalized and depreciated. Depreciation of such assets is at rates equal to those used by the Group's owned assets, and is included in depreciation expense. Property, plant and equipment, net of accumulated depreciation, at December 31, 2002 and December 31, 2001 of Euro 8,678 and Euro 9,151, respectively, is related to buildings capitalized under capital leases.

Goodwill - Goodwill represents the excess of purchase price over the fair value assigned to tangible and identifiable intangible assets less the fair value assigned to liabilities assumed. Amortization is provided over the estimated future periods to be benefited on a straight-line basis over ten years. On an annual basis, management evaluates recorded goodwill for potential impairment. Goodwill is evaluated for potential impairment relating to the carrying value reported in the consolidated financial statements. Based on the 2002 evaluation, the Company has entirely written-down the goodwill relating to the acquisition of Fila UK Ltd. (see Note 2).

Other intangible assets - Other intangible assets consist primarily of costs to acquire trademarks and patent rights, and to develop or acquire computer software for internal use. Other intangible assets are amortized over their respective lives, not longer than five years. Capitalized software costs include amounts incurred for the purchase, installation and customization of internal use software. An impairment loss is recognized in operating results if more than a temporary decline in value occurs.


                                  Annex D - 7

Treasury stock - Fila shares owned by the Fila Group ("Treasury stock") are classified in the balance sheet as an asset that is stated at market value. A reserve for the purchase of treasury stock is recorded as an appropriation of retained earnings for an amount equal to the carrying value of treasury stock.

Income taxes - Income taxes are accounted for under the "liability method, " which reflects the tax effect of all significant temporary differences between the basis of assets and liabilities recognized in the financial statement and their tax basis, and for the expected future benefits of net operating loss carry-forwards ("NOL's"). A valuation allowance is recognized to reflect the likelihood of realization of deferred tax assets.

Derivative products - The Company uses derivative products to manage exposure to fluctuations in foreign currency exchange rates. To hedge against exposures to changes in foreign currency exchange rates on certain purchase commitments and anticipated, but not yet committed purchases, the Company enters into foreign currency option contracts and into foreign currency forward contracts. The option contracts permit, but do not require, the Company to acquire specified amounts of foreign currencies expected to be paid for its import purchases for pre-established major European currencies amounts at specified dates. The option contracts are denominated in the same foreign currencies in which import purchases are expected to be denominated (normally U.S. dollars). These contracts are designated and effective as hedges of probable import purchase transactions during the next year, which would otherwise expose the Company to foreign currency risk. The continued effectiveness of these contracts as hedges is assessed periodically by analyzing the correlation between the actual import purchases occurring and the degree of offset, which the options provide. Time value premiums on option contracts (the portion of the option contract's total value attributable to the period until expiration) and discounts or premiums on forward contracts (the difference between the current spot exchange rate and the forward exchange rate at the inception of the contract) are amortized to expense over the contract lives using the straight-line method. The effects of movements in currency exchange rates on these instruments are recognized when the related purchase is recognized. Realized gains and losses on foreign currency option contracts and forward contracts are included in other assets and liabilities and recognized in earnings when the future purchase occurs or at the time a purchase is no longer expected to occur. Realized and unrealized gains and losses on options that are not designated as hedges, that fail to be effective as hedges, or that relate to purchases that are no longer probable of occurring are included in income as foreign exchange gains or losses (see Note 16 for summary of open contracts at December 31, 2002, all of which have been accounted for as ineffective hedges).

Research and development expenses - Research and development expenses are charged to expense as incurred.

Advertising and promotion expenses - Advertising production costs are expensed when the advertisement is run. Media (television, print and radio) placement costs are expensed in the month the advertising first appears. Product catalogs are expensed uniformly over the season in which they are used, typically three months. In addition, the Company has sponsorship agreements with various athletes through 2006. The agreements are generally cancelable only with cause. Accounting for sponsorship contracts is based upon the specific contract provisions. Generally, sponsorship payments are expensed uniformly over the term of the agreement after giving recognition to periodic performance compliance provisions.

In December 2000, the Company exchanged Euro 2,220 of inventory, after recognition of an impairment loss on the inventory, for advertising barter credits. The advertising credits were capitalized as a prepaid asset and amortized into advertising expense as the credits were utilized. During the year ended December 31, 2001, the Company that issued the credits filed for bankruptcy and Fila recognized an advertising impairment loss in the amount of Euro 500, which represented the book value of the unused credits.

Revenue recognition - Revenues from the sale of products are recognized when the Company transfers ownership to the customer, which is generally upon shipment. In instances where goods are shipped directly from the Company's suppliers to the Company's customers, revenues are recognized upon receipt of goods by customers. For the Company's retail operations, revenues are recognized upon consummation of sales to customers. Terms of sales in certain countries allow a limited right of return; however, Fila has not experienced any significant amounts of such returns. Royalty income is recognized in the period of the underlying sale.

Components of the Consolidated Statement of Operations lines Cost of Goods Sold and Selling, General and Administrative expenses - Cost of Goods Sold principally consists of purchases of raw materials and finished products, change from beginning to ending inventory, manufacturing costs from third parties related to the raw materials given to third parties to be manufactured and freight and duties on purchases. Selling, General and Administrative expenses principally consist of salaries, wages and contributions, freight and handling on sales (for costs that are not charged to customers) royalty fees, utilities, travel and entertainment, maintenance, rent and leases, telephone and postage, consulting fees, outsourcing fees (for handling and warehouses costs managed by third parties), insurance, depreciation and amortization, product development costs, directors and statutory auditors fees, allowance for bad debts and taxes other than income taxes.

Statements of Cash Flows - Fila's short-term borrowings arise primarily under its bank overdraft facilities. These short-term obligations are payable on demand. The cash flows from these items are included under the caption "Net change in short-term borrowings" in the Consolidated Statements of Cash Flows.


                                  Annex D - 8

Reclassifications - Certain amounts in 2001 have been reclassified to conform to the 2002 financial statements' presentation.

2. IMPAIRMENTS

Impairment of goodwill

At June 30, 2002, due to a significant adverse change in the business climate of the subsidiary Fila UK Ltd., the company, as a result of an impairment test based on a discounted cash flow analysis, recognized an impairment charge of Euro 14,709. The impairment charge was equal to the carrying amount of goodwill, which arose from the acquisition, on July 21, 2000, of the then outstanding 40% minority interest of the subsidiary. The goodwill recorded at the date of acquisition amounted to Euro 19,499. Fila UK Ltd., at June 30, 2002 and at December 31, 2002, reported significant losses from operations and a net working capital deficiency.

The gross amount of goodwill at December 31, 2001, entirely represented by the goodwill arising from the acquisition of the interest in Fila UK Ltd., amounted to Euro 18,385 and the accumulated amortization amounted to Euro 2,757, for a net amount of Euro 15,628. Amortization of goodwill for the six months ended June 30, 2002 amounted to Euro 919 in addition to the write-down of Euro 14,709.

Impairment of fixed assets

At December 31, 2002, fixed assets were written-off of Euro 13,195, of which Euro 6,247 related to the expected sale of certain buildings in connection with Fila UK's headquarters relocation from Newcastle to Manchester and to the write-down of certain leasehold improvements in connection with the closing of Fila UK's Covent Garden store, and Euro 6,948 relating to the expected sale of Fila USA's Brandon Woods warehouse. The amount written-off is the difference between the carrying value of these fixed assets and their estimated fair value (based on the market value of similar assets) less expected sales costs. The relocation of Fila UK, as reported in Note 17 Other Subsequent events, took place at the beginning of 2003. The buildings, not separately disclosed in the consolidated balance sheet at December 31, 2002, are included in the caption Buildings under Property plant and equipment for the amounts of Euro 12,403 for Fila UK and of Euro 13,827 for Fila USA.

Impairment of investment in HdP Net

During the course of 2002, the company recorded an impairment loss of Euro 486 thousand on its investment in HdP Net, due to market conditions in the internet industry. Subsequently, the investment in HdP Net was sold back to HdP for the carrying value.

The 10% investment in HdP Net was acquired in 2001 for Euro 5,000. HdP Net is an internet entity managed and controlled by HdP. The Company recorded also an impairment loss of Euro 2,850 million as of December 31, 2001 due to market conditions in the Internet industry. The impairment losses are recorded in "other - net" of the Consolidated Statement of Operations. The net investment of Euro 1,674 at December 31, 2002 and of Euro 2,150 at December 31, 2001 is recorded in "other assets."

3. DIVESTITURE

On November 30, 2000, the Company divested its wholly-owned French subsidiary, Dorotennis S.A. ("Dorotennis"), which manufactured and distributed women's and children's sportswear, for a sales price of Euro 13,720, of which Euro 11,343 was received in 2000 and Euro 343 in 2001. The Company recorded a gain of Euro 480 on the sale, included in "other - net" in the Consolidated Statement of Operations. The receivable amount of Euro 2,034 is being collected from 2002 through 2004.

4. RESTRUCTURING CHARGES

In the fourth quarter of 2000, the Company implemented certain restructuring plans resulting in a charge of Euro 11,126 in order align its overall cost structure and organization with planned revenue levels. Restructuring costs of Euro 9,360 related to the closing of certain retail outlets and other facilities. As a result, leasehold improvements and fixed assets were determined to be impaired. The Company estimated the fair value of these assets primarily by comparing the book value to the market value of similar assets and recorded an impairment loss for the difference between the fair value and the book value. The U.S. operations accounted for Euro 7,047 and the Italian operations accounted for 2,313 of the impairment. Restructuring costs of Euro 1,766 related to termination benefits for a limited number of sales agents in Italy, of which Euro 775 was unpaid as of December 31, 2001. These amounts were paid during the course of 2002.

5. SUBSIDIARIES' CLOSING COSTS

In the fourth quarter of 2001, the Company incurred Euro 4,722 of operating costs to close its subsidiary operating in Australia, which included inventory write-downs of Euro 1,458, fixed asset write-offs of Euro 1,286, and lease commitments and other of Euro 1,978.


                                  Annex D - 9

In the third and fourth quarters of 2000, the Company incurred Euro 6,144 of operating costs to close certain subsidiaries operating in South America, Asia and Africa, which included inventory write-downs of Euro 3,484, and accounts receivable and other operating asset write-offs of Euro 2,660. During 2001, the Company finalized its wind-down of these operations. As a result, the Company recorded an additional charge of Euro 4,019, included in "other - net" in the Consolidated Statement of Operations, consisting primarily of the write-off of trade accounts receivables.

6. INVENTORIES

Inventories consisted of the following at December 31:

                                                        2002               2001
                                                      -------            -------

Raw materials                                           4,116              6,179
Semi-finished goods                                     3,570              4,946
Finished goods                                        153,001            223,828
                                                      -------            -------

                                                      160,687            234,953
                                                      =======            =======

Inventories are net of an allowance for obsolete and slow moving items of Euro 18,926 at December 31, 2002 and Euro 22,304 at December 31, 2001.

7. OTHER INTANGIBLE ASSETS

Other intangible assets consisted of the following at December 31:

                                                        2002              2001
                                                      -------           -------

Trademarks                                             19,647            19,614
Patent rights                                           5,423             6,163
Computer software                                      19,131            20,601
Other                                                  13,707             7,933
                                                      -------           -------

                                                       57,908            54,311

Accumulated amortization                              (39,552)          (39,176)
                                                      -------           -------

                                                       18,356            15,135
                                                      =======           =======

8. SHORT-TERM AND LONG-TERM DEBT

Short-term debt

The Company had unsecured, revolving credit agreements totaling approximately Euro 185 million and Euro 240 million with various banks at December 31, 2002 and 2001, respectively. The terms of the agreements provide for a revolving credit facility payable upon demand, and borrowings that bear interest at Euribor plus 0.3%. At December 31, 2002 and 2001, Fila had utilized lines of credit aggregating Euro 164,492 and Euro 223,018 with banks, respectively, and approximately Euro 20 million and Euro 17 million, respectively, was available for further borrowing. At December 31, 2002 and 2001, the weighted average interest rates were 6.1% and 6.7%, respectively.

In addition, at December 31, 2002 and 2001, Fila had lines of credit with banks under which it may issue letters of credit of approximately Euro 23,839 and Euro 63,615, respectively. The amount of letters of credit available at December 31, 2002 and 2001 were Euro 582 and nil, respectively.

On March 12, 2002, the Company was issued a citation by Citibank N.A., Milan branch (Citibank), whereby Citibank requested that the Tribunal of Milan jointly condemn Fila and HdP to immediately pay the current outstanding line of credit amount of Euro 23,795. Citibank rescinded the related agreement on February 8, 2002. The litigation is pending together with other litigations with respect to Banamex (controlled by Citibank) and the subsidiary Fila Mexico de CV and with respect to Citibank and the subsidiaries Fila Argentina S. A. and Fila Do Brasil Ltda. Negotiations are in progress in order to close the litigation.


                                  Annex D - 10

Short-term debt with related parties

Short-term debt with related parties consisted of the following at December 31:

                                                             2002           2001
                                                           ------         ------

Euro 36,817 (Euro 76,555 at December
31, 2001) loan from HdP, month-to-
month renewal terms, interest
payable at 2.67% at December 31,
2002 (3.85 at December 31,2001)                            36,817         76,555
                                                           ------         ------

                                                           36,817         76,555
                                                           ======         ======

The unsecured loan from HdP at December 31, 2002 maintains month-to-month renewal terms, of which Euro 63,183 was available for further utilization at December 31, 2002.

Total interest expense relating to borrowings from related parties amounted to Euro 4,028, Euro 4,684, and Euro 3,685 for the years ended December 31, 2002, 2001, and 2000, respectively.


                                  Annex D - 11

Long-term debt

Long-term debt consisted of the following at December 31:

                                                              2002        2001
                                                            -------     -------

Loan payable to bank, of which Euro 10,133
is due February 2003 and Euro 11,580 is due
February 2002; interest payable at 4.26%
at December 31, 2002 (3.97% at December
31, 2001)                                                    21,713      21,713

Loan payable to bank, of which Euro 16,000
is due on February 2003, Euro 10,329 is due on
March 2003, and Euro 5,165 is due May 2003;
interest payable at 5.00% at December 31, 2002
(4.04% at December 31, 2001)                                 31,494      31,494

(pound) 12,050 loan payable to bank; due
Febuary 2003; interest payable at LIBOR plus
0.35 per year, 4.37% at December 31, 2002
(4.73% at December 31, 2001)                                 18,524      19,802

(pound) 9,900 loan payable to bank; due March
2003; interest payable at LIBOR plus 0.40 per
year, 4.42% at December 31, 2002 (5.03% at
December 31, 2001)                                           15,219      16,270

(pound) 1,022 loan payable to bank; due in semi-
annual installments through December 31, 2006;
interest payable at LIBOR plus 1.5%, 5.52% at
December 31, 2002 (6.03% at December 31, 2001)                1,573       2,100

Euro 2,967 capital lease agreement to financial
institutions, due in semi-annual installments
through 2001, lump sum payment due April 2003;
interest payable at LIBOR six months Euro, 3.27%
at December 31, 2002 (4.8% at December 31, 2001)              2,967       2,967

Euro 1,125 capital lease agreement to financial
institutions, due in semi-annual installments through
2005; interest payable at LIBOR six months Euro,
3.49% at December 31, 2002 (3.35% at December 31, 2001)         814         929

Euro 1,490 capital lease agreement to financial
institutions, due in semi-annual installments through
2007; interest payable at Euribor six months plus 1.4%,
3.35% at December 31, 2002 (4.2% at December 31, 2001).       1,490       1,690
                                                            -------     -------

                                                             93,794      96,965
Less current portion                                        (90,434)    (84,589)
                                                            -------     -------

                                                              3,360      12,376
                                                            =======     =======

The debt instruments denominated in Sterling Pounds of Euro 1,573 and Euro 2,100, respectively, at December 31, 2002 and 2001 and the capital lease obligations are secured against property, plant and equipment.


                                  Annex D - 12

The maturities of long-term debt, including capital lease obligations, over the next five years is as follows:

        2003                        90,434
        2004                         1,111
        2005                         1,111
        2006                           766
        2007                           372
                                    ------

                                    93,794
                                    ======

9. EMPLOYEE BENEFITS

The liabilities for termination indemnities relates to the employees of the Italian and Korean operations.

Italy - In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable immediately upon separation. The termination indemnity liability is calculated in accordance with local civil and labor laws based on each employee's length of service, employment category and remuneration. The termination liability is adjusted annually by a cost-of-living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability. The liability recorded in the balance sheet is the amount that the employee would be entitled if the employee separates immediately.

Korea - In accordance with Korean severance pay statutes and with the agreements between the subsidiary and the employees, an employee benefit is accrued for service to date and is payable immediately upon separation. The termination indemnity liability is calculated in accordance with local civil and labor laws based on each employee's length of service, remuneration and other factors. The benefit requires a minimum vesting period of one year. No funding requirement is associated with the liability. In order to obtain certain tax benefits, the subsidiary fully funded its obligation by depositing funds equal to the liability for termination indemnity with a life insurance company that will provide for the payment of the indemnity to the employees. In accordance with this insurance plan, the employees are the individual beneficiaries of the matured funds at December 31, 2002 and 2001, which are payable by the life insurance company. Accordingly, the liability for termination indemnity of the subsidiary as of December 31, 2002 and 2001 has been reduced by the amount of the payments to the life insurance company.

Termination indemnity expense for the years ended December 31, 2002, 2001 and 2000 amounted to Euro 2,833, Euro 3,152, and Euro 2,934, respectively. Italy accounted for Euro 1,418, Euro 1,595, and Euro 1,510, respectively, and Korea accounted for Euro 1,415, Euro 1,557, and Euro 1,424, respectively, of the consolidated amounts.

The US subsidiary maintains a 401(k) retirement plan for all eligible employees with at least one year of service to which it contributed Euro 344, Euro 404, and Euro 409 for the years ended December 31, 2002, 2001 and 2000, respectively. Employees may contribute from 1% to 15% of eligible wages to the plan. The Company matches 50% of each employee's contribution up to a maximum of 3% of the employee's base wages.

Certain employees of the Hong Kong subsidiary participate in a defined contribution plan whereby the subsidiary and the participants make monthly contributions at 7% and 3%, respectively, of the participant's basic salary. Contributions by Fila for the years ended December 31, 2002, 2001 and 2000 were Euro 175, Euro 227, and Euro 88, respectively.


                                  Annex D - 13

10. INCOME TAXES

Loss before income taxes and the provision for income taxes consisted of the following for the years ended December 31:

                                                 2002         2001         2000
                                             --------     --------     --------
Income (loss) before income taxes
Italy                                         (13,693)      (3,967)      10,317
United Kingdom                                (20,126)     (15,857)     (10,619)
United States                                  (7,196)     (53,795)     (70,892)
Argentina                                      (2,350)     (19,028)      (4,972)
Korea                                          15,510       29,621       24,280
Other countries                               (34,106)     (49,681)     (16,376)
                                             --------     --------     --------
                                              (61,961)    (112,707)     (68,262)
                                             ========     ========     ========

Provision for income taxes - Current
Italy                                           5,855        3,676         (730)
United Kingdom                                     --        1,941       (3,200)
United States                                     243           37           57
Argentina                                         152          523        1,460
Korea                                          11,254       10,810        8,481
Other countries                                 1,108        5,043        6,644
                                             --------     --------     --------
                                               18,612       22,030       12,712
                                             --------     --------     --------

Provision for income taxes - Deferred
Italy                                             653        1,664       (5,244)
United Kingdom                                     --           --           --
United States                                      --           --           --
Argentina                                          --        3,492       (2,821)
Korea                                          (1,526)      (1,284)      (1,011)
Other countries                                 1,190        1,108         (313)
                                             --------     --------     --------
                                                  317        4,980       (9,389)
                                             --------     --------     --------

Total provision for income taxes               18,929       27,010        3,323
                                             ========     ========     ========

The reconciliation between the Italian statutory tax rate and the effective consolidated tax rate is as follows:

                                                                             2002                   2001                   2000
                                                                            -----                  -----                  -----
Italian statutory tax rate                                                  (40.2%)                (40.2%)                (41.2%)
Aggregate effect of different tax rates in foreign jurisdictions              1.7%                   3.4%                  (1.1)
Permanent differences:
-    Tax loss carryforwards not considered recoverable                       32.9%                  42.8%                  51.4
-    Recognition of tax loss carryforwards not considered
     recoverable in prior years                                              (4.2%)                  -                     (7.9)
-    Deferred tax assets not considered recoverable                          20.9%                   6.3%                   -
-    Foreign withholding taxes on distribution of foreign
     retained earnings                                                        6.2%                   8.1%                   5.3
-    Nondeductible expenses, net                                              6.8%                   2.3%                  (1.3)
-    Other                                                                    6.5%                   1.3%                  (0.3)
                                                                            -----                  -----                  -----

Effective tax rate                                                           30.6%                  24.0%                   4.9%
                                                                            =====                  =====                  =====

The Italian statutory tax rate for 2002 and 2001 was 40.25% consisting of a 36% national corporate income tax ("IRPEG") and a 4.25% Regional Tax on Productive Activities ("IRAP"). The Italian statutory tax rate for 2000 was 41.25% consisting of a 37% national corporate income tax ("IRPEG") and a 4.25% Regional Tax on Productive Activities ("IRAP"). A tax law was enacted in December 2000, effective January 1, 2001, that had the effect of reducing the IRPEG tax rate from 37% to 36% for the years 2001 and 2002 and from January 1, 2003 to reduce the tax rate to 34%. The Company decreased its Italian deferred tax assets and liabilities as of December 31, 2000 to reflect such change in the tax law. The effect of applying the newly enacted tax rates in 2000 to existing temporary differences was to decrease the net income tax benefit by Euro 200.


                                  Annex D - 14

Included in the aggregate effect of different tax rates in foreign jurisdictions is the effect of the earnings from the Company's foreign subsidiaries, including the subsidiaries operating in Hong Kong, Singapore and Korea, which are subject to lower tax rates. Income taxes are not provided for on undistributed earnings of foreign consolidated subsidiaries, since the retained earnings have been permanently reinvested. It is the Company's policy to repatriate current year earnings. The undistributed retained earnings of foreign subsidiaries upon which income taxes have not been provided at December 31, 2002 amounted to approximately Euro 51 million.

Tax years are open from 1997 for the Company and for certain Italian subsidiaries of the Group, and from 1999 for the Hong Kong subsidiary, and are subject to review pursuant to the applicable laws. Certain Group companies have been subjected to tax reviews for 1999 and previous years, and the assessments resulting from such reviews were not material.

At December 31, 2002, the subsidiary Fila Sport S.p.A. accrued Euro 1,140 to take advantage of a recently enacted tax amnesty to definitively close all its open tax years and liabilities from 1997 to 2001.

Components of deferred income tax assets and liabilities as of December 31, 2002 and 2001:

                                                       2002              2001
                                                     --------          --------

Total deferred tax assets                             235,668           251,557
Valuation allowance                                  (212,334)         (225,826)
                                                     --------          --------

                                                       23,334            25,731
Total deferred tax liabilities                         (2,102)           (2,540)
                                                     --------          --------

                                                       21,232            23,191
                                                     ========          ========

Tax assets (liabilities) arise from the following principal temporary differences as of December 31, 2002 and 2001:

                                                         2002              2001
                                                     --------          --------

Net operating loss carryforwards                      192,627           208,502
Allowance for doubtful accounts                         6,662             3,560
Allowance for inventory obsolescence                    2,492             2,731
Net effect of capital lease                            (1,365)           (1,564)
Accelerated tax depreciation                             (737)             (719)
Tax deductible amortization on goodwill
   arising  from spin-off of a subsidiary,
   eliminated in  consolidation                         5,514             6,619
Inventory uniform capitalization                        1,186             1,996
Provision for restructuring costs                          66               153
Agents' termination indemnities                            25             1,186
Accruals and costs deductible in future years
   for  tax purposes                                   25,204            23,525
Other                                                   1,892             3,028
                                                     --------          --------

                                                      233,566           249,017
Valuation allowance                                  (212,334)         (225,826)
                                                     --------          --------

                                                       21,232            23,191
                                                     ========          ========

The valuation allowance for deferred tax assets decreased by Euro 13.5 million at December 31, 2002 due primarily to the decrease in net operating loss carry-forwards ("NOL's"), for which utilization of such NOL's by the Company is limited.

At December 31, 2002, the Company had tax effected NOL's of approximately Euro 543 million for income tax purposes. Utilization of these NOL's is limited to future taxable earnings of the Company and its subsidiaries. NOL's of Euro 74 million relate to the Company and will expire principally in 2003. NOL's of


                                  Annex D - 15
approximately Euro 469.5 million relate to the subsidiaries, principally in the U.S. for Euro 311.3 million, which expire during 2018 through 2022, in the UK for Euro 35 million and in Australia for Euro 35.4 million which have no expiration dates, in Mexico for Euro 14.5 million which expire during 2004 through 2011, in Brasil for Euro 12.3 million which have no expiration dates, and in other countries for approximately Euro 61 million which expire principally during 2004 through 2011. For financial reporting purposes, a valuation allowance has been recognized covering the entire amount of the NOL's.

11. SHAREHOLDERS' EQUITY

The Extraordinary Shareholders' meeting of the Company on September 23, 2002 approved:

i) the coverage of accumulated losses through the use of existing reserves and the decrease of capital stock (effected by reducing the par value of Fila's stock from Euro 1.30 to Euro 0.50 per share),

ii) the reverse-stock-split of two ordinary shares of reduced par value of Euro 0.50 each into one share of par value of Euro 1.00, and

iii) a share capital increase of up to 91,665,618 new ordinary shares with a par value of Euro 1.00 each, giving the shareholders and the ADS holders the option to purchase 3 ordinary shares or ADS at a subscription price of Euro 1.60 each for each ordinary share or ADS of par value Euro 1.00 held.

On November 29, 2002, HdP exercised its option to purchase 21,978,134 ordinary shares and subscribed its full proportion of the capital increase for 65,934,402 new ordinary shares with an investment of Euro 105.5 million, which was effected by the cancellation of an equal amount of financial debt outstanding from Fila to HdP.

On February 28, 2003, the share capital increase, approved in September 2001, was concluded. In addition to the HdP subscription in November 2002, new ADSs were subscribed and paid increasing the Fila shares to a total of 97,511,312 shares.

The Extraordinary Shareholders' meeting of the Company on April 28, 2000 approved, effective January 1, 2001, the proposal to convert the currency of the share capital from the Italian Lire to the Euro. After the conversion, the par value of the shares was fixed as Euro 1.30, after having grouped five old shares into one new share. The resulting conversion difference of Euro 246 has been reclassified from paid-in capital to capital at January 1, 2001. As a result of the one for five reverse stock split of ordinary shares, all applicable references to ordinary shares outstanding and per share amounts have been restated on a retroactive basis. There were no changes in the ADS.

On May 28, 2001, Fila's Board of Directors approved a share capital increase through a distribution of subscription rights to holders of Fila's ordinary shares and ADS recommended by a special committee composed solely of board members independent of both Fila's management and its majority shareholder, HdP. The share capital increase was affected on June 28, 2001 as approved by the shareholders in connection with an extraordinary shareholder's meeting. HdP eventually subscribed 86.4% of the share capital increase, which included subscribing to shares not subscribed to by other ADS holders. The equity of the Company was increased by Euro 146.7 million during August 2001 by issuing 33,332,952 new ordinary shares offered through the distribution of subscription rights to holders of Fila's ordinary shares and ADSs to subscribe 6 new shares for each 5 shares held, at a subscription price of Euros 4.40 per share.

Included in retained earnings are legal reserves of Euro 6,629 at December 31, 2002 and Euro 9,499 at December 31, 2001, of which Euro 47 at December 31, 2002 and Euro 4,563 at December 31, 2001 related to Italy, Euro 6,002 at December 31, 2002 and Euro 4,404 at December 31, 2001 related to Korea, and Euro 580 at December 31, 2002 and Euro 532 at December 31, 2001 related to other countries. Italian law requires that 5% of net income be retained as a legal reserve until such reserve equals 20% of share capital. Korean Commercial Code requires an amount equal to at least 10% of cash dividends declared at the annual ordinary meeting of shareholders appropriated as a legal reserve until such reserve equals 50% of paid-in capital. These reserves are not available for distribution.

12. STOCK OPTIONS

During 1998, the Board of Directors adopted an employee stock option plan for the purchase by certain key employees identified by the Board of Directors, of up to a maximum of 200,000 ADS (equal to 200,000 ordinary shares). The maximum amount of ADS was subsequently reduced in 1999 to 110,000 ADS (equal to 110,000 ordinary shares). The duration of the plan is 7 years. Stock options granted have an exercise price equal to the ADS fair market value on the date on which such stock option was granted.


                                  Annex D - 16

The following table summarizes stock option activity:

                                                    Shares under                                     Weighted
                                                    options              Exercise price range        average exercise price
Balance, December 31, 1999                          95,000               $8.70 to $9.40              $9.05

Granted                                             -                    -                           -
Exercised                                           -                    -                           -
Forfeited                                           (10,000)             ($8.70)                     ($8.70)

Balance, December 31, 2000                          85,000               $8,70 to $9.40              $9.11

Granted                                             -                    -                           -
Exercised                                           -                    -                           -
Forfeited                                           (5,000)              ($8.70 to $9.40)            ($8.70 to $9.40)

Balance, December 31, 2001                          80,000               $8.70 to $9.40              $9.11

Granted                                             -
Exercised                                           -
Forfeited                                           (17,500)             ($8.70 to $9.40)            ($8.70 to $9.40)

Balance, December 31, 2002                          62,500               $8.70 to $9.40              $8.97

As of December 31, 2002, options for 52,500 ADS are vested and exercisable. Options for 10,000 ADS vest and become exercisable in the years 2003 - 2005. Options for 47,500 ADS were available for future grant under the plan at December 31, 2002. The option shares outstanding have a weighted-average remaining life of 1.5 years. In accordance with this stock option plan, during 1998, the Group acquired through its Dutch and German subsidiaries 240,800 ADS (equal to 240,800 ordinary shares) to service the stock option plan.

13. COMMITMENTS

Sponsorship and Consulting Agreements

Fila has sponsorship agreements with various athletes and testimonials through 2006, with certain athletic tournaments through 2005, and with consultants for the design of new product through 2007. Agreements with athletes are generally cancelable only with cause. In general, an injury or other impairment of an athlete's ability to perform is not considered just cause for termination of an agreement. Estimated future minimum payments on those agreements in effect as of December 31, 2002 are as follows:

-------------------------------------------------------------------------------
              Athletes     Tournaments       Consultants       Total
              --------     -----------       -----------       -----
-------------------------------------------------------------------------------
2003           31,906          626              4,434         36,966
-------------------------------------------------------------------------------
2004           27,502          444              2,236         30,182
-------------------------------------------------------------------------------
2005            8,767          444              1,872         11,083
-------------------------------------------------------------------------------
2006              742                           1,872          2,614
-------------------------------------------------------------------------------
2007                                            1,872          1,872
                                               ------         ------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
               68,917        1,514             12,286         82,717
-------------------------------------------------------------------------------

Lease commitments

Two of the Group subsidiaries lease corporate office, showroom and storage facilities under operating leases with terms remaining from six months to twenty-two years. These non-cancelable operating leases generally include renewal provisions and additional rent increases based on either the consumer price index or if increases in real estate taxes on the underlying property exceed specified amounts. In addition, several leases for outlet locations provide for adjustments to lease payments based on gross sales dollars generated at the respective locations.


                                  Annex D - 17

Future minimum lease payments under leases in effect at December 31, 2002 having initial or remaining non-cancelable lease terms in excess of one year are as follows:

        2003                         35,000
        2004                          9,443
        2005                          5,695
        2006                          3,176
        2007                          2,430
        Thereafter                    5,986
                                    -------

                                     61,930
                                    =======

Rental expense was Euro 22,241 in 2002, Euro 26,078 in 2001 and Euro 27,165 in 2000.

The U.S. subsidiary leases certain property, buildings and equipment related to its warehousing and shipping operations. The base lease term expired in January 2003 and the Company has guaranteed the residual value of the leased property, buildings and equipment for Euro 22.9 million. Under the terms of the existing lease agreement, if the lessor rejects an extension, the Company would be required to either purchase the property or arrange for its sale and remit to the lessor any shortfall in sales proceeds from the residual value guarantee. During January 2002, the US subsidiary deposited Euro 5.7 million towards the purchase of such leased property, buildings and equipment.

14. CONTINGENCIES

Fila provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management that the ultimate resolution of these matters, to the extent not currently provided for, will not have a material effect on its results of operations or financial condition of the Group.

During 2001, the Company accrued Euro 2.3 million in connection with alleged preference payments by a customer during the preference period prior to the customer filing for bankruptcy protection. Notification was received from the bankruptcy counsel, which indicated that a preference payment in the amount of Euro 6.7 million would seek to be returned. Fila offered to settle for approximately Euro 1.7 million, which was rejected by the bankruptcy counsel, who proposed a counter offer of approximately Euro 2.3 million. The Company recorded the Euro 2.3 million settlement provision in "other - net" of the Consolidated Statement of Operations. Due to the settlement of the bankruptcy case in 2002, a reversal of Euro 741 was recorded in the 2002 financial statements, which related directly to the 2001 provision.


                                  Annex D - 18

15. INFORMATION BY GEOGRAPHIC AREA

Fila operates in one business segment of sportswear and athletic footwear. The Company manages its business on a geographic basis. Information relative to significant geographic areas is reported below. Intersegment sales and transfers between geographic areas are generally priced to recover costs plus an appropriate mark-up for profit and have been eliminated from consolidated net revenues. The Company evaluates performance of the geographic areas based on profit and loss from operations. The accounting policies of the reportable geographic areas are the same as those described in Note 1.

                                          All other
                                          European                                   All other
2002                          Italy       countries         U.S.         Korea       countries   Eliminations    Consolidated
Unaffiliated customers       136,461       164,866        314,995       172,740       120,438            --        909,500
Intersegment                 140,828           274          1,883         1,777       267,667      (412,429)            --

Total revenues               277,289       165,140        316,878       174,517       388,105      (412,429)       909,500

Depreciation and
amortization                   4,966         4,044          7,023         1,961         4,075            --         22,069
Income (loss) from
operations                     4,891       (26,893)         4,894        33,084         4,073            --         20,049
Interest income                  262           396            276           463           628            --          2,025
Interest expense              12,266         1,974          1,695           621         5,136            --         21,692
Total assets                 874,226       593,810        175,925        92,519       325,171    (1,461,820)       599,831
Identifiable long-term
assets                        41,401        17,402         22,293        33,181         6,037            --        120,314
Capital expenditures           9,873           855            703         3,564         3,313            --         18,308

                                         All other
                                         European                                   All other
2001                          Italy      countries          U.S.         Korea      countries    Eliminations    Consolidated
Unaffiliated customers       135,305       212,928        287,187       154,315       187,434            --        977,169
Intersegment                 145,250           126          2,118         2,415       336,189            --             --

Total revenues               280,555       213,054        289,305       156,730     5,123,623      (486,098)       977,169

Depreciation and
amortization                   4,928         5,112         10,128         2,238         4,698            --         27,104
Income (loss) from
operations                    16,403      (22,2690)       (51,942)       29,761       (21,804)           --        (49,851)
Interest income                  133           229            161           863           674            --          2,060
Interest expense              13,415         2,666          2,973            62         9,979            --         29,095
Total assets                 874,226       593,810        175,925        92,519       325,171    (1,329,691)       731,960
Identifiable long-term
assets                       252,259       477,428         42,035        34,172        11,368      (653,444)       163,818
Capital expenditures          11,393         4,499          2,135         2,891         8,714            --         29,632


                                  Annex D - 19

                                         All other
                                         European                                   All other
2000                          Italy      countries          U.S.         Korea      countries    Eliminations   Consolidated
Unaffiliated customers       130,036       276,236        245,436       134,864       216,918            --      1,003,490
Intersegment                 140,154           285            689         2,274       347,645      (491,047)            --

Total revenues               270,190       276,521        246,125       137,138       564,563      (491,047)     1,003,490

Depreciation and
amortization                   3,949         4,350         10,775         2,227         3,396            --         24,697
Income (loss) from
operations                    13,828        (7,328)       (65,842)       24,346         6,968            --        (28,028)
Interest income                  170           333            437         1,073           958            --          2,971
Interest expense               9,837         2,408          6,792            --         9,093            --         28,130
Total assets                 687,172       516,373        162,541        91,499       352,799    (1,075,035)       735,349
Identifiable long-term
assets                       228,850       385,103         48,241        33,734        24,811      (559,145)       161,594
Capital expenditures           5,177        29,914         25,336         3,715         2,982            --         67,124

16. OTHER INFORMATION

Research and development

Research and development expenses amounted to Euro 19,822 in 2002, Euro 23,981 in 2001 and Euro 24,667 in 2000.

Shipping and handling costs

Costs incurred for shipping and handling of the Company's product sales are included in general and administrative expenses in the Consolidated Statement of Operations. Costs incurred for shipping and handling of the Company's product sales amounted to Euro 11,174, Euro 14,400, and Euro 15,317 for the years ended December 31, 2002, 2001 and 2000, respectively.

Financial instruments

Fair value of financial instruments - The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

- Cash and cash equivalents: the carrying amounts reported in the balance sheet for cash and cash equivalents approximates its fair value due to the short duration of those investments.

- Accounts receivable and payable -- The carrying amount of accounts receivable and payable approximates their fair value.

- Bank borrowings and long-term debt: the carrying amounts of the Company's borrowings under its short-term revolving credit arrangements approximate their fair value due to the short-term nature of these instruments. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current borrowing rates for similar types of borrowing arrangements.

- Foreign currency exchange options and contracts: the carrying value approximates fair value based on exchange rates at December 31, 2002 and 2001.

- The carrying amounts and fair values of the Company's financial instruments at December 31, 2002 and 2001 approximate their fair values.

Foreign currency forward contracts

From time to time, the Company enters into certain foreign currency forward contracts with banks. As of December 31, 2002, Fila had outstanding foreign currency forward contracts to (i) sell Euro 25,053,847 for US$ 25,550,000; (ii) sell Euro 4,519,189 for Yen 483,000,000; (iii) sell Canadian Dollars 2,000,000 for US$ 1,277,955; (iv) sell Pounds Sterling 1,000,000 for US$ 1,455,000; (v)
sell Euro 5,758,540 for New Mexican Pesos 60,957,600; (vi) sell US$ 27,961,842 for Euro 29,940,492. The forward exchange contracts have maturities that do not exceed twelve months.


                                  Annex D - 20

As of December 31, 2002 and 2001, total net unrealized (gain) loss on these outstanding foreign currency forward contracts amounted to approximately 468 and (28,017), respectively, and has been included in the consolidated statement of operations as the contracts are considered ineffective hedges.

Currency devaluation in Argentina

In 2001, Argentina experienced continued recession ending the year in an economical and political crisis. As a result of the devaluation of the Argentina currency, the Company recognized a loss of Euro 4,361 during 2001. Since the close of 2001, the Argentina currency has devalued sharply. This devaluation resulted in a loss of approximately Euro 15,900 in the year ended December 31, 2002, which was recorded as part of foreign exchange losses in the income statement.

Concentration of credit risk

Concentration of credit risk with respect to trade accounts and notes receivable are generally limited due to the widely dispersed markets into which Fila's products are sold. Fila performs ongoing credit evaluations of its customers' financial condition and may require customers to provide letters of credits as collateral. Cash deposits are maintained with major banks in various countries, primarily Italy and the United States.

The Company has no single customer who accounts for 10% or more of its consolidated sales for 2002, 2001, and 2000. However, several well-recognized major retailers account for a significant portion of the Company's net sales.

Changes in accounts receivable allowances and inventory reserves

The following table summarizes the changes in accounts receivable allowances and inventory reserves for each of the three years ended December 31, 2002:

                                           Balance at                           Charged
                                           beginning of      Charged to costs   to other                               Balance at
Description                                period            and expenses       accounts        Deductions             end of period
Year ended December 31, 2002:
Allowance for doubtful accounts            28,562             7,544             -                (8,646) (1)           27,460
Reserve for inventory obsolescence         22,304            15,521             -               (18,899) (2)           18,926

Total                                      50,866            23,065             -               (27,545)               46,386

Year ended December 31, 2001:
Allowance for doubtful accounts            18,578            15,678             -                (5,694) (1)           28,562
Reserve for inventory obsolescence         19,191            14,007             -               (10,894) (2)           22,304

Total                                      37,769            29,685             -               (16,588)               50,866

Year ended December 31, 2000:
Allowance for doubtful accounts            21,182             5,615             -                (8,219) (1)           18,578
Reserve for inventory obsolescence         19,772            11,560             -               (12,141) (2)           19,191

Total                                      40,954            17,175             -               (20,360)               37,769

(1)   Uncollectible accounts written off, net of recoveries.
(2)   Disposal of obsolete inventory

17. OTHER SUBSEQUENT EVENTS

In the months of January and February 2003, the Company, with respect to the subsidiary Fila UK, relocated the headquarters from Newcastle to Manchester, sold certain fixed assets, outsourced the warehouse management, and closed the Covent Garden store. Related costs were fully accrued in the consolidated financial statements at December 31, 2002. The final stages of the implementation of the new information systems for Fila UK have been synergised with the development of the above mentioned actions.


                                  Annex D - 21

                                     ANNEX E

              NOTE 18 TO THE FILA CONSOLIDATED FINANCIAL STATEMENTS
                      IN FILA'S 2002 ANNUAL REPORT ON 20-F

RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

The Company's accounting policies, which are in conformity with Italian GAAP, differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). Differences that have a significant effect on the US GAAP reconciliation relative to Consolidated Net Loss and Shareholders' Equity are described in paragraphs (A) through (G) below. Certain additional standards relating to US measurement and disclosure requirements that were considered in preparing the following US GAAP reconciliations are described in paragraphs (H) through (P) below, and additional financial statement disclosures required by US GAAP are presented in a separate section of this note.

(a) Revaluations of property

Certain buildings were revalued by an Italian subsidiary to amounts in excess of historical cost. These revaluations, which were either authorized or required by Italian law, are permissible under Italian accounting principles. The total increase in property, plant and equipment of Euro 1,678 resulting from these revaluations was credited to shareholders' equity. No deferred tax liability on the taxable portion of such revaluation reserve has been provided. The amount of such liability, not required according to Statement of Financial Accounting Standard ("SFAS") 109 as related to years prior to 1992, is Euro 343. Assets revalued under Italian accounting principles are depreciated over their remaining useful lives based on their revalued basis.

US GAAP does not permit the revaluation of such assets. Accordingly, the increases in shareholders' equity and the related increase in depreciation expense occurring as a result of such revaluations have been reversed in the attached reconciliation for all periods presented. The depreciation expense for the revaluation for the years 2002, 2001 and 2000 is Euro 59.

(b) Accounting for intangible assets and deferred charges

Under Italian GAAP, certain costs, principally start-up and expansion costs, and costs incurred to register and defend the Fila trademark, are deferred and amortized over the estimated useful lives of the respective assets.

Under US GAAP, SOP 98-5 "Reporting on the Costs of Start-up Activities" requires such costs to be expensed when incurred.

(c) Accounting for stock based compensation

Under Italian GAAP, the Company's stock option plans established does not result in compensation expense in the Company's statement of operations at either at the date of the grant to employees or at the date when such options are exercised.

Under US GAAP, the accounting provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", allows entities to continue to account for its compensation expense for its stock based compensation plans in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected to account for its stock based compensation expense in accordance with APB Opinion No. 25 and to apply the pro-forma net income and earnings per share disclosure requirements of SFAS 123 as if the fair value based methods in that Statement had been used to account for stock-based compensation. The Company recorded for U.S. GAAP compensation expense (income) of Euro (70), Euro (86), and Euro 792 for the years ended December 31, 2002, 2001, and 2000, respectively, for options granted with an exercise price less than fair market value on date of grant, stock options granted to a non-employee, and for the modification of stock option terms during 2000.

(d) Underwriting commissions, offering expenses and share capital increase expenses

Under Italian GAAP, costs incurred by the Company in connection with the share capital increase in September 2002 of Euro 399 and in July 2001 of Euro 676 were written-off. The loss was recorded in "other - net" of the Consolidated Statement of Operations. Under US GAAP, such costs are deducted from the proceeds of the offering, net of estimated tax benefits, if applicable.

(e) Accounting for treasury stock

Under Italian GAAP, shares held in treasury are recorded at cost and are presented as an asset in the balance sheet. During the years 2001 and 2002 the Company recognized an impairment loss of Euro 692 and of Euro 1,551 respectively.


                                  Annex E - 1

Under US GAAP the cost of treasury shares acquired are presented in the balance sheet as a reduction of shareholders' equity. The shares held in treasury are excluded from earnings per share computations, and the 2002 and 2001 impairment losses are reversed in the statement of operations.

(f) Internal use software costs

Under Italian GAAP, preliminary planning software costs incurred in connection with SAP implementation were capitalized and are to be amortized over five years.

Under US GAAP, SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" requires costs related to the preliminary planning stage to be expensed as incurred.

(g) Accounting for derivatives and hedging activities

Under Italian GAAP derivatives used to hedge assets, liabilities and commitments are accounted for as off-balance sheet transactions. Realized gains and losses on the derivatives that are effective hedges are included in other assets and liabilities and recognized in earnings or capitalized as an asset when the hedged item is recognized in earnings or capitalized as an asset. If the derivative is not used for hedging purposes, or the hedge is not effective, the realized and unrealized gains and losses are recognized in the income statement immediately.

Under US GAAP, prior to January 1, 2001, the accounting for derivatives was similar to Italian GAAP, except that for Italian GAAP, unrealized gains were recognized immediately in the income statement on derivatives that were not used for hedging purposes or when the hedge was not effective. On January 1, 2001, the Company adopted Statement 133 "Accounting for Derivatives and Hedging Activities", as amended. Statement 133 requires the Company to recognize all derivatives, whether designated as hedges or not, on the balance sheet at fair value. Derivatives that are not hedges or that do not meet the hedge criteria of Statement 133 must be adjusted to fair value with unrealized gains and losses recognized in current period earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or commitments through earnings (fair value hedges) or recognized in other comprehensive income until the hedged item is recognized in earnings (cash flow hedges). The ineffective portion of the derivative's change in fair value is immediately recognized in earnings.

The Company's derivative financial instruments at December 31, 2000 consisted of foreign currency forward exchange contracts that would have qualified as hedges, however since the Company did not designate their hedging relationships anew and documented their risk management strategies, such derivatives did not qualify as hedges as of January 1, 2001, and accordingly under the provisions of Statement 133, changes in the fair value of such derivative instruments subsequent to January 1, 2001 were recognized in the current income for the year. In implementing Statement 133, the transition adjustment to income was not material.

As of December 31, 2002 and 2001, the Company did not formally designate derivative contracts entered into during the year as fair value or cash flow hedges. Accordingly, as required by Statement 133, the fair value of such contracts have been recorded on the balance sheet until the contracts are settled, and all changes in fair value of the derivative instruments since the date of the derivative contracts have been recognized in the current income for the year.

(h) Accounting for income taxes

In the following reconciliation, the effects of the recognition of deferred income taxes relate only to the US GAAP adjustments that gave rise to temporary differences, because no significant differences exist between the method of accounting applied by the Group under Italian GAAP and US GAAP.

(i) Goodwill and other intangible assets

In January 2002, the Company adopted SFAS 142, which requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption and annually thereafter. Under SFAS 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. Application of the non-amortization provisions of SFAS No.142 would have decreased net loss for the year ended December 31, 2001 and 2000 by approximately Euro 1,837 and Euro 919, respectively.

Upon adoption of SFAS 142 in the first quarter of 2002, the Company concluded that no impairment on the carrying value of its goodwill existed. However, as a result of deteriorating financial conditions subsequent to January 1, 2002, Fila recorded a non-cash charge of Euro 14,709 to reduce the remaining carrying value of its goodwill related to the acquisition of the outstanding 40% minority interest of its subsidiary, Fila UK Ltd, as of June 30, 2002. In calculating the impairment charge, the fair value of Fila UK Ltd. was estimated using a discounted cash flow methodology. Under US GAAP the impairment of goodwill would have been Euro 15,628 (the amount of goodwill at December 31, 2001) and the recognition of amortization of goodwill on an Italian GAAP basis of Euro 919, for the six months ended June 30, 2002, would have been reversed to income for US GAAP purposes.


                                  Annex E - 2

Net loss under US GAAP for each of the periods ended December 31, 2001 and 2000, adjusted to exclude amortization expense on goodwill would have been as follows on a pro-forma basis:

                                                          2001           2000
                                                        --------       --------

Net loss reported                                       (138,833)       (72,853)
Loss adjustment for amortization
  of goodwill not deductible for tax purposes              1,837            919
                                                        --------       --------

Adjusted net loss                                       (136,996)       (71,934)
Reported net loss per share and per ADS
  basic and diluted (1)                                    (6.68)         (5.30)
Adjusted net loss per share and per ADS
  basic and diluted (1)                                    (6.61)         (5.27)

----------
(1) Restated to reflect on a retroactive basis the reverse stock split of two to one as stated by the shareholders' meeting of September 23, 2002

(j) Other long-lived assets

Under US GAAP, other long-lived assets, excluding goodwill and certain non-amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31, 2002 an impairment of Euro 13,195 in other long-lived assets was recognized, see point (n) below, of which Euro 6,247 related to the expected sale of certain buildings in connection with Fila UK's headquarters relocation from Newcastle to Manchester and to the write-down of certain leasehold improvements in connection with the closing of Fila UK's Covent Garden store, and Euro 6,948 relating to the expected sale of Fila USA's Brandon Woods warehouse. The amount written-off is the difference between the carrying value of these fixed assets and their estimated fair value (based on the market value of similar assets) less expected sales costs.

In January 2002, the Company adopted SFAS 144 Accounting for the Impairment or Disposal of Long-lived Assets to assess impairment of property, plant and equipment and amortizable intangible assets for purpose of US GAAP. If management has concluded that impairment indicators exist, the Company will initially review for possible impairment by assessing the undiscounted cash flows expected to be derived from the asset or group of assets, comparing the total expected undiscounted cash flow to the carrying value. If the carrying value of the asset or the group of assets exceeds the sum of the undiscounted cash flows, impairment is considered to exist. An impairment charge is assessed by comparing the assets fair value to the carrying value. Fair value can be calculated by a number of different approaches, including discounted cash flow, comparables, and market valuations or quoted market prices.

(k) Reporting comprehensive income

Italian GAAP does not require the presentation of comprehensive income.

Under US GAAP, SFAS 130, "Comprehensive Income: Financial Statement Presentation" requires disclosure of comprehensive income, which is defined as the change in net assets of a business enterprise during a period from transactions and events and circumstances from non-owner sources. Non-owner changes in equity that have not been included in income are comprised of foreign currency translation adjustments.

(l) Earnings per share

Under Italian GAAP, there is no requirement to present earnings per share.

Under US GAAP, in accordance with SFAS 128, Earnings per Share, the Company has reported basic and diluted net loss per share and basic and diluted net loss per ADS. Both basic and diluted net loss per share and per ADS was calculated using the weighted-average number of shares for the year. The computation of diluted net loss per share and per ADS did not assume the effect of shares issuable upon the exercise of stock options, as their effects are anti-dilutive. Furthermore, in connection with the approval by the shareholders (see Note 11) of the Company to convert the currency of the share capital from the Lire to the Euro effective January 1, 2001, resulting in a one for five reverse stock split of ordinary shares, all applicable references to ordinary shares outstanding and per share amounts have been restated on a retroactive basis. There were no changes in the ADS.


                                  Annex E - 3

(m) Presentation of restructuring costs and subsidiaries' closing costs

Under Italian GAAP, there is no requirement to present restructuring costs and subsidiaries' closing costs (see Note 4 and 5) related to inventory markdowns associated with exit plans or restructuring activities as a component of cost of sales in the income statement.

Under US GAAP, as stated in EITF 96-9, Classification of Inventory Markdowns and Other Costs Associated with a Restructuring, the SEC staff prefers that inventory markdowns associated with an exit plan or a restructuring activity be classified in the income statement as a cost of goods sold. The SEC staff believes that it is difficult to distinguish inventory markdowns attributable to a decision to exit or restructure an activity from inventory markdowns attributable to external market factors that are independent of a decision to exit or restructure an activity. Furthermore, the staff believes that decisions about the timing, method, and pricing of dispositions of inventory generally are considered to be normal, recurring activities integral to the management of the ongoing business. Accordingly, under a US GAAP presentation, the 2002 amounts were in line with EITF 96-9. The 2001 amounts for cost of sales would increase by Euro 1,500, and the gross profits and the restructuring costs and subsidiaries' closing costs would decrease by Euro 1,500. Refer to item (n) for 2001 tabular presentation.

(n) Presentation of non-operating items

Under Italian GAAP, certain items related to operating activities are recorded and classified by management in "other - net" of the Consolidated Statement of Operations, even though such costs generally are considered to be normal, recurring activities integral to the management of the ongoing operations.

Under US GAAP, items related to operating activities must be recorded within the results from operations as these costs generally are considered to be normal, recurring activities integral to the management of the ongoing business. Accordingly, under a US GAAP presentation, the 2002 amounts for General and Administrative expenses would increase and "Other - net" in the Consolidated Statement of Operations would decrease by Euro 29,314, due primarily to reclassifications for fixed assets write-offs of Euro 13,195 (due to fixed asset write-offs by Fila UK Ltd. of Euro 6,247 and Fila USA Inc. of Euro 6,948), the goodwill impairment related to the UK operations of Euro 14,709 and restructuring costs of Euro 1,410 to convert the Oceania operations to a licensee were reclassified to operations.

Following is a presentation of key financial statement line items in the consolidated statement of operations for the year ended December 31, 2002 incorporating the reclassification adjustments noted above.

                                        Italian GAAP as
December 31, 2002                       Presented          Reclassifications     Reclassified
Total revenue                           909,500                 --               909,500
Cost of sales                           559,363                 --               559,363

Gross profit                            350,137                 --               350,137
Operating expenses                      330,088             14,605               344,693
Goodwill impairment                          --             14,709                14,709

Loss from operations                     20,049            (29,314)               (9,265)
Interest income                           2,025                 --                 2,025
Interest expense                        (21,692)                --               (21,692)
Foreign exchange losses                 (27,246)                --               (27,246)
Bank charges                             (2,843)                --                (2,843)
Other - net                             (32,254)            29,314                (2,940)

Loss before income taxes                (61,961)                --               (61,961)


                                  Annex E - 4

With respect to the impairment of goodwill and certain restructuring costs at December 31, 2002 the information by geographical area with respect to the amounts of amortization and loss from operations is as follows:

                                          All other
                                          European                                    All other
December 31, 2002              Italy      countries           U.S.         Korea      countries     Eliminations       Consolidated
Depreciation and
amortization:
Italian GAAP presented         4,966         4,044           7,023         1,961        4,075            --               22,069
Reclassifications:
Impairment of goodwill                      14,709                                                                        14,709

Reclassified                   4,966        18,753           7,023         1,961        4,075            --               36,778

Loss from operations:
Italian GAAP presented         4,891       (26,893)          4,894        33,084        4,073            --               20,049

Reclassifications:
Impairment of goodwill                     (14,709)                                                                      (14,709)
Other                                       (6,247)         (6,948)                    (1,410)                           (14,605)

Reclassified                   4,891       (47,849)          2,054)       33,084        2,663            --               (9,265)

With respect to 2001, the amounts for General and Administrative expenses would increase and "Other - net" in the Consolidated Statement of Operations would decrease by Euro 14,264 due to reclassifications for normal employee termination costs of Euro 6,294, additional closure costs in South Africa and the Philippines of Euro 4,019, trade accounts receivable write-offs of Euro 2,567, and management bonuses of Euro 1,384.

Following is a presentation of key financial statement line items in the consolidated statement of operations for the year ended December 31, 2001 incorporating the reclassification adjustments noted above.

                                         Italian GAAP as
December 31, 2001                        Presented             Reclassifications   Reclassified
Total revenue                             977,169                   --              977,169
Cost of sales                             632,078                1,500              633,578

Gross profit                              345,091               (1,500)             343,591
Operating expenses                        390,220               14,264              404,484

Loss from operations                      (45,129)             (15,764)             (60,893)
Subsidiaries' closing costs                (4,722)               1,500               (3,222)

Loss from operations                      (49,851)             (14,264)             (64,115)
Interest income                             2,060                   --                2,060
Interest expense                          (29,095)                  --              (29,095)
Foreign exchange losses                    (7,255)                  --               (7,255)
Bank charges                               (4,688)                  --               (4,688)
Other - net                               (23,878)              14,264               (9,614)

Loss before income taxes                 (112,707)                  --             (112,707)


                                  Annex E - 5

                                          All other
                                          European                                   All other
December 31, 2001              Italy      countries         U.S.         Korea       countries     Eliminations  Consolidated
Loss from operations:
Italian GAAP presented        16,403       (22,269)       (51,942)       29,761      (211,804)           --        (49,851)
Reclassifications:
Subsidiaries' closing costs       --            --             --            --         1,500            --          1,500
Other                         (7,678)           --             --            --        (8,086)           --        (15,764)

Reclassified                   8,725       (22,269)       (51,942)       29,761       (28,390)           --        (64,115)

(o) Foreign currency transactions

Under Italian GAAP, the Company defers unrealized foreign exchange gains arising from remeasurement of non-current assets and liabilities denominated in foreign currencies.

Under US GAAP, such foreign exchange gains are included in results of operations. During the three years ended December 31, 2001, no such gains arose.

(p) Impact of recently issued accounting standards

In January 2003, the FASB issued FASB Interpretation 46, "Consolidation of Variable Interest Entities" ("FIN 46"). The Interpretation clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing, unconsolidated variable interest entities ("VIE") to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. All companies with variable interest in VIE's created after January 31, 2003 shall apply the provisions of this Interpretation to those entities immediately. A public company with a VIE created before February 1, 2003, shall apply the provisions of this Interpretation to that entity no later than the beginning of the first interim or annual reporting period after June 15, 2003. For VIE's for which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 may be applied by either restating previously issued financial statements or prospectively from the date of adoption. The Group will begin applying the provisions of this new announcement effective January 1, 2004. The Group will adopt the Interpretation on a prospective basis.

In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). The Interpretation requires expanded disclosure to be made in the guarantor's financial statements in regards to the guarantees and obligations under certain agreements. If also requires that a guarantor recognize, as the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for financial statements issued after December 31, 2002 and have therefore been applied in the accompanying financial statements. The recognition requirements of FIN 45 are applicable for guarantees issued or modified after December 31, 2002. The Group is still evaluating the effect, if any, that adoption of the Interpretation will have on its financial condition and results of operations.

In November 2002, the Emerging Issues Task Force ("EITF") of the FASB reached a consensus on EITF 00-21, "Accounting for Revenue Arrangements with Multiple Element Deliverables". The EITF addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and / or rights to use assets. Revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be divided into separate units of accounting based on their relative fair values. The Issue also supersedes certain guidance set forth in SEC Staff Accounting Bulletin ("SAB")
101. The final consensus is applicable to agreements entered into in quarters beginning after June 15, 2003, with early adoption permitted. Additionally, companies are permitted to apply the consensus guidance to all existing arrangements as a cumulative effect of a change in accounting principle. The Group will adopt this new pronouncement as of July 1, 2003. The Group is currently evaluating the impact of the Issue on results of operations, financial position and cash flows.

In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities, which effectively nullifies EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit activities including Certain Costs Incurred in a Restructuring. The principal differences between SFAS 146 and EITF 94-3 relates to SFAS 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the FASB in this new Statement is that an entity's commitment to a plan, in and of itself, does not create an obligation that meets the definition of a liability. Therefore, this statement eliminates the definition and requirements for recognition of exit costs in EITF 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The effective date for the new Statement is January 1, 2003, with earlier adoption allowed. The Group will apply the provisions of the Statement as of January 1, 2003.


                                  Annex E - 6

In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations". This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and to capitalize that amount as part of the carrying value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This Statement is effective for financial statements of fiscal year beginning after June 15, 2002 (the financial statements for the year ended December 31, 2003 in the case of the Group). The adoption of SFAS 143 is not expected to have a material impact on the Group.

In May 2003 the FASB issued SFAS 150 "Accounting for certain financial instruments with characteristics of both liabilities and equity", the new standard accounting for certain types of freestanding financial instruments and disclosure regarding possible alternatives to settling financial instruments. The Group has started to evaluate what impact, if any, adopting of the Statement will have on the Group's Consolidated Financial condition and operation. The Statement is effective for all financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period after June 15, 2003.

      The following table summarizes the significant adjustments to consolidated net loss, which would be required, if US GAAP had been applied instead of the accounting principles established by the Italian accounting profession.

      In computing diluted loss per share and per ADS, 62,500, 160,000, and 170,000 common share equivalents for stock options were excluded for the year ended December 31, 2002, 2001, and 2000, respectively, from the diluted loss per share and per ADS computation because their effect would have been anti-dilutive.

                                                                                 For the years ended December 31:
                                                                          2002                2001                   2000
Net loss as reported in the
Consolidated Statement of Operations                                    (80,890)           (139,717)               (71,585)

Adjustments required for US GAAP purposes

(a)      Revaluation of properties, net of related depreciation
         expense                                                             59                  59                     59
(b)      Write off of certain intangible assets and deferred
         charges, net of related amortization expense                       444              (1,312)                  (814)
(c)      Stock option compensation expense                                   70                  86                   (792)
(d)      Underwriting commissions and offering expenses                     399                 676                      -
(e)      Reversal of treasury stock asset write-down                        692               1,551                      -
(f)      Write-off of internal use computer software costs                 (261)             (1,000)                     -
(g)      Forward exchange contracts                                      (1,249)              1,284                      -
(h)      Deferred taxes on US GAAP adjustments                               43                (460)                   279

Net loss in accordance with US GAAP                                     (80,693)           (138,833)               (72,853)

Net loss per share and per ADS in accordance with US GAAP
         Basic and diluted (1)                                            (2.22)              (6.68)                 (5.30)
         Basic and diluted average number of shares and ADS (1)      36,395,999          20,765,557             13,768,330

(1) Restated to reflect on a retroactive basis the reverse stock split of two to one as stated by the shareholders' meeting of September 23, 2002


                                  Annex E - 7

      The following table summarizes the significant adjustments to consolidated shareholders' equity, which would be required, if US GAAP had been applied instead of the accounting principles established by the Italian accounting profession.

                                                                                             2002               2001
Balance as of December 31 as reported in the
Consolidated Balance Sheets                                                                106,427             88,588

Adjustments required for US GAAP reporting purposes
(a)      Elimination of revaluations of certain buildings, net of related accumulated
         depreciation of Euro 661 and Euro 602 at December 31, 2002 and 2001                (1,017)            (1,076)
(b)      Write-off of certain intangible assets and deferred charges, net of related accumulated amortization of Euro 5,292 and Euro 4,632 at December 31, 2002 and
         2001                                                                               (1,682)            (2,126)
(c)      Stock options:
         Compensations expense accrued                                                      (3,522)            (3,592)
         Capitalization of accrued compensation expense                                      3,522              3,592
(e)      Treasury stock acquired in 1998                                                      (152)              (844)
(f)      Write-off of internal use computer software costs                                  (1,261)            (1,000)
(g)      Forward exchange contracts                                                             35              1,284
(h)      Recognition of net deferred income taxes on US GAAP reconciling items, except
         for point (e)                                                                         (15)               (58)

Balance at December 31 in accordance with US GAAP                                          102,335             84,768

      Shareholders' equity at December 31, consisted of:

2002                                      Italian GAAP  Adjustments     US GAAP

Share capital                                 96,490           --       96,490
Treasury stock                                    --       (2,395)      (2,395)
Additional paid in capital                    39,561      213,495      253,056
Accumulated deficit                          (47,533)    (215,040)    (262,573)
Reserve for treasury stock                       152         (152)          --
Foreign currency translation adjustments      17,757           --       17,757
Revaluation reserves                              --           --           --
                                             106,427       (4,092)     102,335

2001                                     Italian GAAP   Adjustments    US GAAP

Share capital                                 79,444           --       79,444
Treasury stock                                    --       (2,395)      (2,395)
Additional paid in capital                   104,708       60,368      165,076
Accumulated deficit                         (121,782)     (60,098)    (181,880)
Reserve for treasury stock                       844         (844)          --
Foreign currency translation adjustments      24,523           --       24,523
Revaluation reserves                             851         (851)          --
                                              88,588       (3,820)      84,768

For Italian reporting purposes, the Company, in accordance with the Italian law, utilizes amounts from share capital and additional paid in capital accounts to cover accumulated deficit. For U.S. GAAP reporting purposes, such transfers between capital accounts and accumulated deficit are eliminated and the amounts of capital accounts and accumulated deficit are restated at their original amounts.


                                  Annex E - 8

Components of deferred income tax balances

      Deferred income taxes reflect the net tax effect of temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements. Principal items comprising net deferred income tax assets arising from US GAAP adjustments as of December 31, 2002 and 2001 are:

                                                            2002           2001
                                                            ----           ----
Revaluation of properties                                    389            440
Intangible assets and deferred charges                     1,126          1,205
                                                           1,515          1,645
Valuation allowance                                       (1,515)        (1,193)
                                                              --            452
Forward exchange contracts                                   (15)          (510)
                                                             (15)           (58)

      Comprehensive loss and related component

The comprehensive loss for each of the three years in the period ended December 31, 2002 is as follows:

                                                                         2002         2001         2000
                                                                         ----         ----         ----
Net loss per US GAAP reconciliation                                    (80,693)    (138,833)     (72,853)
Change in accumulated comprehensive income on shareholders' equity      (6,766)       9,499        2,846

Comprehensive loss                                                     (87,459)    (129,334)     (70,007)

Accumulated other comprehensive loss for a US GAAP financial statement presentation as of December 31, 2002, 2001 and 2000 relates to foreign currency translation adjustments, as reported in the Consolidated Statement of Shareholders' Equity.

Pro forma information required by SFAS 123

SFAS 123 "Accounting for Stock-Based Compensation" requires that when APB Opinion No. 25 is applied in computing compensation cost of stock based compensation that pro forma information as to net income and earnings per share be presented as if the Company had accounted for its employee stock based compensation in accordance with SFAS 123.

The fair value of each stock option granted is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee stock options               2002              2001              2000
                                     ----              ----              ----

Expected life of option              5 years           5 years           5 years
Risk free interest rates             4%                4%                4%
Volatility                           0.30              0.50              0.30
Dividend yield                       1%                1%                1%

The weighted average estimated fair value of the options granted during fiscal 1998 amounted to Euro 1,298 thousand.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the vesting period.


                                  Annex E - 9

Had compensations costs related to the Company's plans been based on the fair value at the grant dates, consistent with the provision of SFAS 12 3, the Company's net loss and loss per share and ADS would have been increased to the pro forma amounts for the years ended December 31, 2002, 2001 and 2000 indicated below.

                                                      2002          2001           2000
                                                      ----          ----           ----
Net loss applicable to shareholders:
         As reported                                (80,693)     (138,833)       (72,853)
         Pro forma                                  (80,729)     (138,961)       (72,935)
Basic and diluted loss per share and per ADS:
         As reported                                  (2.22)        (6.68)         (5.30)
         Pro forma                                    (2.22)        (6.68)         (5.30)


                                  Annex E - 10

                                     ANNEX F

               CERTAIN CONSOLIDATED FINANCIAL STATEMENTS FOR FILA
                      FOR THE QUARTER ENDED MARCH 31, 2003

                               FILA HOLDING S.p.A.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        AS OF MARCH 31, 2003 (UNAUDITED),
                DECEMBER 31, 2002 AND MARCH 31, 2002 (UNAUDITED)

                                                                           March 31, 2003  December 31, 2002  March 31, 2002
                                                                           --------------  -----------------  --------------
                                                                                        (in thousands of Euro)
ASSETS
Current Assets:

Cash and cash equivalents                                                        38,271          51,472          43,843
Restricted bank deposits                                                         42,985          53,656              --
Trade receivables, net of allowance for doubtful accounts of Euro 27,786 thousands at March  31, 2003,
     Euro 27,460 thousands at December 31, 2002 and
     Euro 28,912 thousands at March 31, 2002                                    171,086         145,718         228,381
Inventories                                                                     144,550         160,687         200,744
Other current assets                                                             76,120          67,984          86,992
                                                                               --------        --------        --------

     Total current assets                                                       473,012         479,517         559,960

Property, plant and equipment, net                                               81,915          87,950         111,310

Goodwill, net of accumulated amortization                                            --              --          15,168
Intangible assets, net of accumulated amortization                               18,884          18,356          15,705
Deferred income taxes                                                             5,101           5,351           7,823
Other assets                                                                      8,114           8,657          11,228
                                                                               --------        --------        --------

Total assets                                                                    587,026         599,831         721,194
                                                                               ========        ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Bank borrowings                                                                 165,279         164,492         217,444
Short-term debt and current portion of long-term debt                            88,499          90,434          84,321
Short-term debt from related parties                                             38,460          36,817         100,043
Trade payables                                                                   93,192          97,277         127,792
Other current liabilities                                                        88,519          85,484          99,406
                                                                               --------        --------        --------

     Total current liabilities                                                  473,949         474,504         629,006

Termination indemnities                                                           7,225           6,768           7,191
Long-term debt, less current portion                                              3,293           3,360          12,370
Minority interests                                                                1,796           2,403           2,009
Other non-current liabilities                                                     6,451           6,369           8,000

Shareholder's equity

Share capital 96,511,312 shares authorized, issued and outstanding at March
     31, 2003 par value Euro 1.00                                                96,512          96,490          79,444

Additional paid in capital                                                       39,574          39,561         104,708
Accumulated deficit                                                             (53,828)        (47,381)       (152,565)
Foreign currency translation adjustments                                         12,054          17,757          30,180
Revaluation reserve                                                                  --              --             851
                                                                               --------        --------        --------

     Total shareholders' equity                                                  94,312         106,427          62,618
                                                                               --------        --------        --------

Total liabilities and shareholders' equity                                      587,026         599,831         721,194
                                                                               ========        ========        ========

      See accompanying notes.


                                  Annex F - 1

                               FILA HOLDING S.p.A.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                   FOR THE THREE MONTHS ENDED MARCH 31,
                                                         2003            2002
                                                     -----------     -----------
                                                   (in thousands of Euro, except for
Net revenues:                                              earnings per share)
Net direct sales                                         198,157         249,430
Royalty income                                             5,993           6,376
Other revenues                                             2,073           2,894
                                                     -----------     -----------

                                                         206,223         258,700

Cost of sales                                            122,914         164,809
                                                     -----------     -----------
Gross profit                                              83,309          93,891

Selling, general and administrative expenses              77,073          91,701
                                                     -----------     -----------

Income from operations                                     6,236           2,190

Other income (expense)
Interest income                                              153             405
Interest expense                                          (4,361)         (6,215)
Foreign exchange losses                                   (1,467)        (18,651)
Other expense-net                                         (4,441)         (4,993)
                                                     -----------     -----------

                                                         (10,116)        (29,454)
                                                     -----------     -----------
Loss before income taxes                                  (3,880)        (27,264)

Income taxes                                               2,567           4,363
                                                     -----------     -----------

Net loss                                                  (6,447)        (31,627)
                                                     ===========     ===========

Loss per share                                             -0.07           -1.04

Average number of ordinary shares outstanding (1)     96,497,325      30,555,206

----------
(1) Average number of ordinary shares outstanding in 2002 have been restated to reflect the reverse stock split in accordance with the Shareholders' meeting resolution dated September 23, 2002.

See accompanying notes.


                                  Annex F - 2

                               FILA HOLDING S.p.A.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                 FOR THE THREE MONTHS ENDED
                                                                         MARCH 31,

                                                                      2003        2002
                                                                    -------     -------
                                                                  (in thousands of euros)
Cash Flows from Operating Activities:
Net loss                                                             (6,447)    (31,627)

Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization                                4,295       6,790
         Unrealized foreign currency transaction loss                 1,550      15,384
         Provision for termination indemnities                          574         657
         Provision for doubtful accounts                              1,930       2,735
         Changes in operating assets and liabilities
                  Accounts receivable                               (31,064)    (34,097)
                  Inventories                                         9,811      31,470
                  Trade payables                                     (1,708)     (9,189)
                  Other-net                                          (5,013)      8,031
                                                                    -------     -------

                           Net cash used in operating activities    (26,072)     (9,846)

Cash Flows from Investing Activities:
     Proceeds from disposals of property, plant and equipment           511          64
     Additions to property, plant and equipment                      (1,510)     (2,451)
     Additions to intangible assets                                  (2,085)     (2,097)
                                                                    -------     -------

         Net cash used in investing activities                       (3,084)     (4,484)

Cash Flows from Financing Activities:

     Restricted bank deposits                                         8,765          --
     Proceeds from short-term debt from related parties               1,785          --
     Net change in short-term bank borrowings                         4,438      21,022
                                                                    -------     -------
         Net cash provided by financing activities                   14,988      21,022

Effect of exchange rates on cash and cash equivalents                   967         454
                                                                    -------     -------

Net increase (decrease) in cash and cash equivalents                (13,201)      7,146
Cash and cash equivalents at beginning of year                       51,472      36,697
                                                                    -------     -------

Cash and cash equivalents at end of the period                       38,271      43,843
                                                                    =======     =======

      See accompanying notes.


                                  Annex F - 3

                               FILA HOLDING S.P.A.
       CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE PERIOD FROM DECEMBER 31, 2002
                       THROUGH MARCH 31, 2003 (UNAUDITED)

                                                                             Retained Earnings
                                                                                                            Foreign
                                                           Additional       Other         Reserve for      currency
                                               Share        paid in      accumulated      purchase of     translation
                                              Capital       Capital        deficit      treasury stock    adjustments     Total
                                                                      (in thousands of Euro)
BALANCE AT DECEMBER 31, 2002                   96,490        39,561        (47,533)            152           17,757      106,427

Change in reserve of treasury stock                                             37             (37)                            0
Issuance of 21,704 ordinary shares                 22            13                                                           35
Translation adjustments                                                                                      (5,703)      (5,703)
Net loss for the period                                                     (6,447)                                       (6,447)
BALANCE AT MARCH 31, 2003                      96,512        39,574        (53,943)            115           12,054       94,312
                                              -------       -------       --------            ----          -------      -------

      See accompanying notes.


                                  Annex F - 4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The accompanying condensed consolidated financial statements as of March 31, 2003 and March 31, 2002 have been prepared by Fila Holding S.p.A. ("Fila") and are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of Fila's financial position at those dates, and its results of operations and cash flows for those periods, have been made. These financial statements should be read in conjunction with Fila's audited consolidated financial statements for the year ended December 31, 2002 and the notes thereto.

Fila's results of operations for the three months ended March 31, 2003 are not necessarily indicative of its operating results for the full year.

Fila's condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Italy ("Italian GAAP"), which differ in certain respects from accounting principles generally accepted in the United States ("U.S. GAAP"). Fila's consolidated financial statements for the year ended December 31, 2002 include a discussion of the principal differences between Italian GAAP and U.S. GAAP.


                                  Annex F - 5

                       THE TENDER AGENT FOR THE OFFER IS:

                              THE BANK OF NEW YORK

                                     [LOGO]

                               ------------------

BY MAIL:                                 BY HAND OR OVERNIGHT DELIVERY:

The Bank of New York                     The Bank of New York
Tender & Exchange Department             Tender & Exchange Department - 11 West
P.O. Box 11248                           101 Barclay Street
Church Street Station                    Receive & Deliver Window - Street Level
New York, NY 10286-1248                  New York, NY 10286

                        FOR NOTICE OF GUARANTEED DELIVERY
                        (For Eligible Institutions only)
                    By Facsimile Transmission: (212) 815-6433

       CONFIRMATION RECEIPT OF FACSIMILE BY TELEPHONE ONLY: (212) 815-6212

                     THE INFORMATION AGENT FOR THE OFFER IS:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                                     [LOGO]

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
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